As Filed with the Securities and Exchange Commission on January 3, 2005.
                                               Registration No. ____- _______


              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM S-4
                          REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                           KENTEX PETROLEUM, INC.
                           ----------------------
           (Exact name of registrant as specified in its charter)

          Nevada                   6770                      87-0645378
          ------                   ----                      ----------
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
of incorporation or          Classification Code Number)Identification Number)
organization)

                       4685 Highland Drive, Suite 202
                         Salt Lake City, Utah 84117
                               (801) 278-9424
                               --------------
       (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                        Branden T. Burningham, Esq.
                        Leonard W. Burningham, Esq.
                          Burningham & Burningham
                        Hermes Building   Suite 205
                         Salt Lake City, Utah 84111
                               (801) 363-7411
                               --------------
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:

                            Joel M. Handel, Esq.
                Brown Raysman Millstein Felder & Steiner LLP
                              900 Third Avenue
                             New York, NY 10022
                               (212) 895-2000


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                 CALCULATION OF REGISTRATION FEE

                                   Proposed        Proposed
Title of Each                      Maximum         Maximum        Amount of
Class Security      Amount To Be   Offering Price  Aggregate      Registration
To Be Registered    Registered     Per Unit(2)     Offering Price Fee

Common stock        26,596,643(1)  $.0001          $2,659.67      $0.31
$.001 Par value

(1) Represents the number of shares of common stock of the surviving company to be issued upon consummation of the Merger contemplated by the Agreement and Plan of Merger by and between VidRev Technologies, Inc. and Kentex Petroleum, Inc.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this registration statement and joint information statement/prospectus is not complete and may be changed. These securities may not be sold until this registration statement filed with the Securities and Exchange Commission is effective. This registration statement and joint information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

                Subject to Completion ______________, 2005

                  JOINT INFORMATION STATEMENT/PROSPECTUS
                           ____________________

                          KENTEX PETROLEUM, INC.
                      4685 Highland Drive, Suite 202
                        Salt Lake City, Utah 84117
                              (801) 278-9424

                                   and

                        VIDREV TECHNOLOGIES, INC.
                          1880 Century Park East
                                Suite 700
                      Los Angeles, California 90067
                              (310) 407-5352
                           ____________________

                NOTICE OF ACTION TAKEN BY WRITTEN CONSENT

                  Dealer Prospectus Delivery Obligation

     Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DESCRIBED BELOW, HAVE ALREADY BEEN APPROVED BY THE WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE ON THESE MATTERS. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

     The purpose of this joint Information Statement/Prospectus is to register 26,596,643 shares of common stock and to inform holders of record, as of close of business on ___________, ___ 2005 (the "Record Date"), of shares of common stock of Kentex Petroleum, Inc. (the "Company" or "Kentex") and VidRev Technologies, Inc. ("VidRev") that the holders of approximately 92.5% of the common stock of Kentex and the holders of approximately 96.8% of the common stock of VidRev, have consented in writing as of December 14, 2004 to the following corporate actions:

     1.   As to Kentex:

          * Adopt the Agreement and Plan of Merger, dated as of December 20, 2004, by and between VidRev and Kentex, a copy of which is attached hereto as Annex A to this joint Information Statement/Prospectus (the "Merger Agreement"). Adoption of the Merger Agreement also will constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

          * Change the name of Kentex to "VidRev Technologies, Inc.," which would occur at the effective time of the Merger.

          * Elect six Directors to the Board of Directors, to serve until the next meeting of the stockholders.

          *    Adopt the 2005 Stock Option Plan.

     2.   As to VidRev:

          * Adopt the Merger Agreement. Adoption of the Merger Agreement also will constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, VidRev will merge with and into Kentex (the "Merger"). Kentex will continue as the surviving company under the name "VidRev Technologies, Inc." and its business will be that of VidRev, which is the exclusive United States licensee and distributor of video compression technology from TTA Technologies Ltd. ("TTA"), VidRev's controlling stockholder. TTA is a Bahamian corporation that provides video conferencing, video telephony and video security solutions. Each outstanding share of VidRev common stock will be exchanged for shares of the surviving company's common stock on a one for one basis. Each current share of Kentex common stock will continue to represent shares of common stock of the surviving company on a one for one basis. The shares of the surviving company's common stock will be identical in all respects to Kentex common stock other than they will be in Kentex's new name, which will be "VidRev Technologies, Inc." The surviving company, upon consummation of the transactions contemplated by the Merger Agreement and when this joint Information Statement/Prospectus is mailed to the stockholders of Kentex and VidRev, will issue 26,596,643 shares of the surviving company's common stock on a one to one basis to the stockholders of VidRev. Under federal securities laws, the Articles of Merger cannot be filed, and the Merger cannot be effected, until at least 20 days after the mailing of this joint Information Statement/Prospectus. The parties have also agreed to file a subsequent registration statement to register the resale by TTA of up to 1,000,000 shares of the surviving company's common stock to be received in the Merger and to register for sale and issuance by the surviving company of up to 1,000,000 shares of its common stock.

     Approval of the Merger requires the affirmative vote of the holders of the majority of the outstanding shares of each of Kentex's common stock and VidRev's common stock. Four stockholders, who collectively own 2,180,640 shares or approximately 92.5% of Kentex's common stock, have consented in writing to the Merger and the other actions described in this joint Information Statement/Prospectus. TTA, which owns 29,374,500 shares or 96.8% of VidRev's common stock, has consented in writing to the Merger and the other actions described in this joint Information Statement/Prospectus.
Accordingly, we will not submit these actions to the other stockholders of Kentex and VidRev for a vote, and a Special Meeting of the stockholders to approve the actions described in this joint Information Statement/Prospectus is unnecessary.

This document is a prospectus of the surviving company relating to the issuance of shares of the surviving company's common stock in connection with the Merger and a joint Information Statement for both Kentex and VidRev. It contains answers to frequently asked questions beginning on page 1 and a summary description of the Merger beginning on page 3, followed by a more detailed discussion of the Merger and related matters. You should also consider the matters discussed under "RISK FACTORS" commencing on page 6 of the enclosed joint Information Statement/Prospectus. We urge you to review the entire document carefully.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint Information Statement/Prospectus. Any representation to the contrary is a criminal offense.

                       TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER . . . . . . . . . . . . .1
     Q:  Why are Kentex and VidRev performing the Merger?. . . .1
     Q:  What will Kentex stockholders receive in the Merger?. .1
     Q:  What will VidRev stockholders receive in the Merger?. .1
     Q:  Was a fairness opinion sought to determine if the
         Merger is fair to you?  . . . . . . . . . . . . . . . .1
     Q:  What stockholder approvals are required?. . . . . . . .1
     Q:  Do Kentex stockholders have appraisal rights? . . . . .2
     Q:  Do VidRev stockholders have appraisal rights? . . . . .2
     Q:  Should I send in my stock certificates now? . . . . . .2
     Q:  Who can help answer my questions? . . . . . . . . . . .2
SUMMARY OF JOINT INFORMATION STATEMENT/PROSPECTUS. . . . . . . .3
     Each of VidRev and Kentex's Majority Stockholders has
         Consented to Approve the Merger . . . . . . . . . . . .3
     The Companies . . . . . . . . . . . . . . . . . . . . . . .3
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . .3
     Kentex's Reasons for the Merger . . . . . . . . . . . . . .4
     Votes Required. . . . . . . . . . . . . . . . . . . . . . .4
     Income Tax Consequences of the Merger . . . . . . . . . . .4
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . .5
     Certain Differences in the Stockholders . . . . . . . . . .5
     Government Regulation . . . . . . . . . . . . . . . . . . .6
     Related Transactions to the Merger. . . . . . . . . . . . .6
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .6
     VidRev's auditors have issued a "going concern" audit
          opinion. . . . . . . . . . . . . . . . . . . . . . . .6
     VidRev's financial statements as of September 30, 2004
          have been prepared on the assumption that it will
          continue as a going concern. . . . . . . . . . . . . .6
     The surviving company will be relying on VidRev's business plan to succeed. . . . . . . . . . . . . . . . . . . .7
     The surviving company will likely need to raise additional capital in the future and if it cannot meet its future capital requirements, it may not be able to conduct its business as planned. . . . . . . . . . . . . . . .7
     Kentex and VidRex have agreed that the surviving company
          will offer 1,000,000 shares of its common stock for sale immediately following the closing of the Merger which will dilute you percentage of ownership in the surviving corporation . . . . . . . . . . . . . . . . 7
     The surviving company will license its technology from its controlling stockholder, TTA, and loss of this license would prevent or delay sales and/or sublicenses of its products; the surviving company will be dependent on
          TTA for its technology. . . . . . . . . . . . . . . . 8
     VidRev's license from TTA will prohibit the surviving
          company from selling products and distributing sublicenses outside the continental United States and in certain markets within the United States. . . . . .8
     VidRev's business plan, which will be the business plan of the surviving company after the Merger, is dependent
          on the sales and marketing efforts of third parties. .8 The surviving company's ability to reach its sales goals is dependent upon the sales and marketing efforts of VidRev's existing and future third-party marketers and distributors. . . . . . . . . . . . . . . . . . . 8
     Existing or new competitors may develop competing or
          superior videoconferencing technology . . . . . . . . 8
     VidRev's auditors have expressed concern regarding
          VidRev's internal control procedures . . . . . . . . .9
     Dependence on management. . . . . . . . . . . . . . . . . .9
     Managing growth . . . . . . . . . . . . . . . . . . . . . .9
     TTA may not be successful in protecting its intellectual
          property and proprietary rights, which would harm the
          surviving company. . . . . . . . . . . . . . . . . . 10
     Others may bring infringement actions against TTA or the
          surviving company which could be time-consuming and
          expensive to defend. . . . . . . . . . . . . . . . . 10
     If the surviving company's software disrupts the
          functioning of other applications, the surviving company may experience customer dissatisfaction, loss of customers, or both, and be exposed to lawsuits. . 10
     TTA will own a substantial percentage of the common stock
          of the surviving company after the Merger and will be able to control all matters requiring stockholder approval . . . . . . . . . . . . . . . . . . . . . . 11
     Risks of financial forecasts. . . . . . . . . . . . . . . 11
     There is currently no market for Kentex or VidRev common
          stock and there can be no assurance that one will develop for the common stock of the surviving company11
FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . 12
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION. . . . . . 12
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET SEPTEMBER 30, 2004 13 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE NINE
     MONTHS ENDED SEPTEMBER 30, 2004 . . . . . . . . . . . . . 14
SUMMARY PER SHARE FINANCIAL DATA . . . . . . . . . . . . . . . 15
PROPOSAL ONE -- THE MERGER . . . . . . . . . . . . . . . . . . 16
     The Background of the Merger. . . . . . . . . . . . . . . 16
     Kentex's Reasons for the Merger . . . . . . . . . . . . . 16
     VidRev's Reasons for the Merger . . . . . . . . . . . . . 16
     Accounting Treatment. . . . . . . . . . . . . . . . . . . 16
     Federal Income Tax Consequences . . . . . . . . . . . . . 16
     Rights of Dissenting Stockholders . . . . . . . . . . . . 17
     Interest of Certain Persons in the Merger . . . . . . . . 20
     Interests of Named Experts and Counsel. . . . . . . . . . 21
     Primary Terms of the Merger Agreement . . . . . . . . . . 22
     Other Provisions of the Merger Agreement. . . . . . . . . 22
COMPARISON OF STOCKHOLDER RIGHTS . . . . . . . . . . . . . . . 27
     General . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Capitalization. . . . . . . . . . . . . . . . . . . . . . 28
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . 28
     Number of Directors . . . . . . . . . . . . . . . . . . . 28
     Removal of Directors. . . . . . . . . . . . . . . . . . . 28
     Filling Vacancies on the Board of Directors . . . . . . . 28
     Charter Amendments. . . . . . . . . . . . . . . . . . . . 28
     Amendments to Amended and Restated Bylaws . . . . . . . . 29
     Action by Written Consent . . . . . . . . . . . . . . . . 29
     Notice of Stockholder Meetings. . . . . . . . . . . . . . 29
     Right to Call Special Meeting of Stockholders . . . . . . 30
     Limitation of Personal Liability of Directors . . . . . . 30
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . 31
     Conversion. . . . . . . . . . . . . . . . . . . . . . . . 32
     Liquidation . . . . . . . . . . . . . . . . . . . . . . . 32
FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS;
     PIGGYBACK REGISTRATION RIGHTS . . . . . . . . . . . . . . 33
THE COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . 34
     KENTEX PETROLEUM, INC.. . . . . . . . . . . . . . . . . . 34
     Qualitative and Quantitative Disclosures about Market Risk36
DESCRIPTION OF KENTEX CAPITAL STOCK . . . . . . . . . . . . . .36
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . 36
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . 37
KENTEX'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . 37
     VIDREV TECHNOLOGIES, INC. . . . . . . . . . . . . . . . . 37
     Growth in the use of videoconferencing. . . . . . . . . . 38
     VidRev's Technology . . . . . . . . . . . . . . . . . . . 38
     Products and Marketing. . . . . . . . . . . . . . . . . . 39
     Qualitative and Quantitative Disclosures about Market Risk43
DESCRIPTION OF VIDREV CAPITAL STOCK. . . . . . . . . . . . . . 43
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . 43
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . 43
VIDREV'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . 44
     TTA TECHNOLOGIES LTD. . . . . . . . . . . . . . . . . . . 45
PROPOSAL TWO -- APPROVAL OF NAME CHANGE. . . . . . . . . . . . 46
PROPOSAL THREE -- ELECTION OF DIRECTORS. . . . . . . . . . . . 47
     Information Concerning the Nominees . . . . . . . . . . . 47
     Meetings of the Board; Committees of the Board. . . . . . 48
     Involvement in Certain Legal Proceedings. . . . . . . . . 49
     Transactions with Management and Others . . . . . . . . . 49
     Security Ownership of Kentex Shares By Certain Beneficial
     Stockholders. . . . . . . . . . . . . . . . . . . . . . . 49
     Pro Forma Beneficial Ownership. . . . . . . . . . . . . . 50
     Management. . . . . . . . . . . . . . . . . . . . . . . . 51
     Executive Compensation of Directors and Officers. . . . . 51
     Employment and Consulting Agreements. . . . . . . . . . . 52
     Long-Term Incentive Plans . . . . . . . . . . . . . . . . 54
     Certain Relationships and Related Transactions. . . . . . 54
     Compliance with Section 16(a) of the Exchange Act . . . . 54
PROPOSAL FOUR -- APPROVAL OF STOCK OPTION PLAN . . . . . . . . 55
     Background. . . . . . . . . . . . . . . . . . . . . . . . 55
     Shares Available. . . . . . . . . . . . . . . . . . . . . 55
     Administration. . . . . . . . . . . . . . . . . . . . . . 55
     Eligibility for Participation . . . . . . . . . . . . . . 56
     Types of Awards . . . . . . . . . . . . . . . . . . . . . 56
     Stock Option Grants . . . . . . . . . . . . . . . . . . . 56
     Adjustments . . . . . . . . . . . . . . . . . . . . . . . 57
     Amendment of the Stock Option Plan. . . . . . . . . . . . 57
     Termination of the Stock Option Plan. . . . . . . . . . . 57
     Federal Tax Treatment . . . . . . . . . . . . . . . . . . 57
WHERE TO FIND MORE INFORMATION . . . . . . . . . . . . . . . . 58
     Experts . . . . . . . . . . . . . . . . . . . . . . . . . 58
     Validity of Our Common Stock. . . . . . . . . . . . . . . 58
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . 59
ANNEX A. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
ANNEX B. . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1
ANNEX C. . . . . . . . . . . . . . . . . . . . . . . . . . . .C-1
ANNEX D. . . . . . . . . . . . . . . . . . . . . . . . . . . .D-1
ANNEX E. . . . . . . . . . . . . . . . . . . . . . . . . . . .E-1
ANNEX F. . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1
     Item 20.  Indemnification of Directors and Officers.. . . 60
     Exhibit No.  Document . . . . . . . . . . . . . . . . . . 61
     Item 22.  Undertakings. . . . . . . . . . . . . . . . . . 62
     SIGNATURES. . . . . . . . . . . . . . . . . . . . . . . . 64

              QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are Kentex and VidRev performing the Merger?

A: The boards of directors of Kentex and VidRev expect a public trading market to develop for the stock of the surviving company that would enable the surviving company to provide liquidity to both Kentex and VidRev stockholders, should they want to sell their stock, and to provide VidRev with the advantages of a public company in raising funds and making acquisitions. Kentex's current stockholders should also benefit as a result of being acquired by a business with a potential for growth. However, it cannot be assured that the surviving company will be able to develop such a trading market or that the operations of the surviving company will be viable following the Merger.

Q: After the Merger, what will the surviving entity be called and what will its business be?

A: Kentex will continue as the surviving company under the name "VidRev Technologies, Inc." and its business will be that of VidRev, which is the exclusive United States licensee and distributor of video compression technology from TTA Technologies Ltd. ("TTA"), VidRev's controlling stockholder.

Q:  What will Kentex stockholders receive in the Merger?

A: In exchange for each share of Kentex common stock that you hold, you will receive one share of the surviving company's common stock. Such shares will be identical in all respects to Kentex common stock other than they will be in Kentex's new name, which is "VidRev Technologies, Inc."

Q:  What will VidRev stockholders receive in the Merger?

A: In exchange for each share of VidRev common stock that you hold, you will receive one share of the surviving company's common stock. Such shares will be identical in all respects to Kentex common stock other than they will be in Kentex's new name, which is "VidRev Technologies, Inc." The surviving company will issue 26,596,643 shares of common stock to the stockholders of VidRev on a one for one basis. The shares of common stock to be issued in the Merger will be registered with the Securities and Exchange Commission (the "SEC") pursuant to this Registration Statement. In addition, under the Merger Agreement, the parties have agreed to file a subsequent registration statement to register the sale by TTA of up to 1,000,000 shares of the surviving company's common stock it will receive in the Merger and to register for sale and issuance by the surviving company of up to 1,000,000 shares of its common stock.

Q:  Was a fairness opinion sought to determine if the Merger is fair to you?

A: No. We did not seek a fairness opinion or engage a financial advisor because the relative value of the transaction would be less than the cost of obtaining a fairness opinion.

Q:  What stockholder approvals are required?

A: The affirmative vote of the holders of a majority of each of Kentex and VidRev's outstanding shares are required to adopt the Merger Agreement and to carry out the transactions contemplated by the Merger Agreement. Each share of Kentex common stock is entitled to one vote. Each share of VidRev common stock is entitled to one vote. As of the record date, the holders of 2,180,640 shares or approximately 92.5% of Kentex's outstanding common stock have consented to the Merger and the holders of 29,374,500 shares or approximately 96.8% of VidRev's outstanding common stock have consented to the
Merger.   Accordingly, we will not submit these actions to the other stockholders of Kentex and VidRev for a vote, and a Special Meeting of the stockholders to approve the actions described in this joint Information Statement/Prospectus is unnecessary.

Q:  Do Kentex stockholders have appraisal rights?

A: Yes. If you are a Kentex stockholder and you were not asked to consent to the Merger, you are entitled to appraisal rights under the Nevada Revised Statutes (the "NRS") requiring the surviving company to purchase the shares of dissenting stockholders for their appraised value as determined under Sections 92.A300 et seq. of the NRS. See "The Merger - Rights of Dissenting Stockholders - Kentex" on page 17.

Q: Do VidRev stockholders have appraisal rights?

A: Yes. If you are a VidRev stockholder and you were not asked to consent to the Merger, you are entitled to appraisal rights under the Florida Business Corporation Act ("Florida Law"). Florida Law provides you with the right to demand and receive cash for the fair value of your shares of VidRev common stock instead of receiving shares of the surviving company's common stock. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. A copy of Sections 607.1301 to 607.1333 of the Florida Law is attached to this joint Information Statement/Prospectus as Annex F. See "The Merger - Rights of Dissenting Stockholders - VidRev" on page 19.

Q:  Should I send in my stock certificates now?

A: No. After the Merger is completed, we will send you written instructions for exchanging your stock certificates for new certificates in the surviving company.

Q:  Who can help answer my questions?

A: If you have any questions about the Merger or any other action described in this joint Information Statement/Prospectus, you should contact:

     If you are a Kentex stockholder:

     Kentex Petroleum, Inc.
     4685 Highland Drive, Suite 202
     Salt Lake City, Utah 84117
     (801) 278-9424

     If you are a VidRev stockholder:

     VidRev Technologies, Inc.
     1880 Century Park East
     Suite 700
     Los Angeles, California 90067
     (310) 407-5352

            SUMMARY OF JOINT INFORMATION STATEMENT/PROSPECTUS
     The following summary highlights selected information from the entire joint Information Statement/Prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint Information Statement/Prospectus, including the "Risk Factors," the financial statements and the related notes and all the attachments for a complete understanding of the Merger. In particular, you should read the Merger Agreement, which is attached hereto as Annex A. When we refer to "pro forma" financial results, we mean our financial results as if the Merger between Kentex and VidRev and the issuance and purchase of the shares described below had occurred at the beginning of the relevant time period.

Each of VidRev and Kentex's Majority Stockholders has Consented to Approve the Merger
------

     The majority of stockholders of each of Kentex and VidRev has consented to the Merger and the other proposals described in this joint Information Statement/Prospectus. Accordingly, the Merger and the other proposals have been approved. You are strongly encouraged to familiarize yourself with the changes that will be occurring in the future of Kentex and VidRev as a result of the Merger.

The Companies
-------------

     Kentex Petroleum, Inc. is a Nevada corporation that currently has no operations or employees. Kentex currently has a class of securities registered under the Securities Exchange Act of 1934 and exists for the purpose of either merging with or acquiring an operating company. Kentex's principal executive offices are located at 4685 Highland Drive, Suite 202, Salt Lake City, Utah 84117, and its phone number is (801) 287-9424.

     VidRev Technologies, Inc., was incorporated under the laws of the state of Florida on February 3, 2004. VidRev is the exclusive United States licensee and distributor of certain video compression technology licensed by TTA, VidRev's controlling stockholder. VidRev's principal executive offices are located at 1880 Century Park East, Suite 700, Los Angeles, California 90067, and its phone number is (310) 407-5352. VidRev's website address is www.vdvr.com. The information found on VidRev's website is not a part of this joint Information Statement/Prospectus.

     TTA Technologies Ltd. was organized under the laws of the Bahamas on December 3, 2003. TTA has invested in and licenses software used for video conferencing, video telephony, security and compression and transmission of electronic files in connection with the World Wide Web. TTA's principal executive offices are located at First Commercial Center, East Mall Drive and Pioneers Way, P.O. Box F 44656, Freeport, GBI, The Bahamas and its phone number is (242) 373-3405.

The Merger
----------

     On the effective date of the Merger, Kentex will acquire VidRev pursuant to the terms and subject to the conditions of the Merger Agreement. VidRev will merge with and into Kentex, and Kentex will survive the Merger, with TTA as its controlling stockholder. Each outstanding share of VidRev common stock will be converted into shares of the surviving company's common stock on a one for one basis on the effective date. Each current share of Kentex common stock will continue to represent shares of common stock of the surviving company on a one for one basis. Such shares will be identical in all respects to Kentex common stock other than they will be in Kentex's new name, which will be "VidRev Technologies, Inc." The parties have also agreed to file a subsequent registration statement to register the resale by TTA of up to 1,000,000 shares of the surviving company's common stock to be received in the Merger and to register for sale and issuance by the surviving company of up to 1,000,000 shares of its common stock.

Market Price
------------

     There are no public markets for either Kentex common stock or VidRev common stock. Kentex has not declared any cash dividends with respect to its common stock. Upon completion of the Merger, the dividend policy of VidRev will become the dividend policy of Kentex.

Kentex's Reasons for the Merger
-------------------------------

     In evaluating the proposed Merger, Kentex's management considered criteria such as the technology that VidRev possesses, VidRev's management and business plan and VidRev's future ability to compete in its market. Based on these criteria, Kentex determined that the Merger was in the best interest of its stockholders.

VidRev's Reasons for the Merger
-------------------------------

     The management of VidRev believes that being a public company will allow it greater flexibility to raise additional capital when required for the execution of its business strategy. In addition, VidRev believes that if the surviving company's application to be listed on the Over the Counter Bulletin Board (the "OTCBB") is approved by the National Association of Securities Dealers ("NASD"), it will provide access to added liquidity for its current stockholders.

Votes Required
--------------

     Kentex. The affirmative vote of a majority of the stockholders is required to approve the Merger Agreement. There are 2,357,997 shares of Kentex's common stock outstanding, of which directors, officers and their affiliates hold 1,478,640 shares, or 62.7% of Kentex's currently outstanding shares. Four stockholders, who collectively own approximately 92.5% of Kentex's common stock, have consented in writing to the Merger and the other proposals described in this joint Information Statement/Prospectus. Therefore, the Merger and the other proposals have been approved.

     VidRev.  A majority of votes is required to approve the Merger
Agreement. There are 30,356,000 shares of VidRev's common stock outstanding, of which directors, officers and their affiliates hold 29,899,500 shares, or approximately 98.5% of VidRev's currently outstanding shares. TTA, which owns approximately 96.8% of VidRev's common stock, has consented in writing to the Merger. Therefore, the Merger has been approved.

Income Tax Consequences of the Merger
-------------------------------------

     In the opinion of Kentex and VidRev's management, neither the stockholders of Kentex nor VidRev will recognize gain or loss for federal income tax purposes as a result of the Merger. No opinion of counsel has been obtained in this regard. You should consult with your own tax advisors concerning the tax consequences of the Merger, including any state, local or foreign tax consequences.

Appraisal Rights
----------------

     Kentex. If you are a Kentex stockholder and you were not asked to consent to the Merger, you are entitled to appraisal rights under the Nevada Revised Statutes (the "NRS") requiring the surviving company to purchase the shares of dissenting stockholders for their appraised value as determined under Sections 92.A300 et seq. of the NRS. A copy of Sections 92.A300 et seq. of the NRS is attached to this joint Information Statement/Prospectus as Annex E. See "The Merger - Rights of Dissenting Stockholders - Kentex" on page 17.

     VidRev. If you are a VidRev stockholder and you were not asked to consent to the Merger, you are entitled to appraisal rights under the Florida Business Corporation Act ("Florida Law"). Florida Law provides you with the right to demand and receive cash for the fair value of your shares of VidRev common stock instead of receiving shares of the surviving company's common stock. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. A copy of Sections 607.1301 to
607.1333 of the Florida Law is attached to this joint Information Statement/Prospectus as Annex F. See "The Merger - Rights of Dissenting Stockholders - VidRev" on page 19.

Certain Differences in the Stockholders
---------------------------------------

     As a result of the Merger, Kentex and VidRev stockholders will become stockholders of the surviving company, and your rights will be governed by the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the surviving company, which are attached hereto as Annex B and C, respectively. Summaries of material differences between the rights of Kentex stockholders and VidRev stockholders are discussed beginning on Page 27.

Federal Securities Laws Consequences; Resale Restrictions; Piggyback Registration Rights
-------------------

     All shares of the surviving company's common stock that will be distributed to VidRev stockholders in the Merger will be freely transferable, except for restrictions applicable to "affiliates" of Kentex and VidRev. Persons who are deemed to be affiliates of VidRev may resell shares of the surviving company's common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under
the Securities Act of 1933.   Persons who may be deemed to be affiliates of
VidRev generally include executive officers, directors and significant stockholders of VidRev. Persons who are deemed to be affiliates of Kentex may sell their shares in the surviving company only in transactions permitted by the resale provisions of Rule 144 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Kentex generally include executive officers, directors and significant stockholders of Kentex.

     As a condition to closing the Merger, piggyback registration rights will be granted to several Kentex stockholders. The amount of shares subject to such piggyback registration rights may be reduced or eliminated from any particular registration if their inclusion would adversely affect the marketability of the surviving company's securities to be sold.

Government Regulation
---------------------

     The Merger between Kentex and VidRev is not subject to federal or state regulatory review.

Related Transactions to the Merger
----------------------------------

Name Change
-----------

     Kentex will change its name to "VidRev Technologies, Inc.", effective and conditioned upon the closing of the Merger.

Change of the Board of Directors
--------------------------------

     The current directors of Kentex will resign in seriatim and the current Board of Directors of VidRev will be appointed to the Board of Directors of the surviving company, effective and conditioned upon the closing of the Merger.

Adoption of 2005 Stock Option Plan
----------------------------------

     Kentex will adopt the 2005 Stock Option Plan, effective and conditioned upon the closing of the Merger, which is set forth as Annex D attached hereto.


                           RISK FACTORS

     You should carefully consider the following risk factors relating to the Merger and all of the information set forth in this joint Information Statement/Prospectus. While considering the Merger and the transactions contemplated by the Merger Agreement, you should also consider the following risks related to the Merger and the surviving company's business and financial condition. The risks and uncertainties described below are not the only ones applicable to the surviving company. Additional risks currently not known or deemed immaterial may also impair the surviving company's business. If any of the following risks actually occur, the surviving company's business, financial condition or results of operations could be materially and adversely affected. This joint Information Statement/Prospectus also contains forward-looking statements that involve risks and uncertainties.

VidRev's auditors have issued a "going concern" audit opinion
-------------------------------------------------------------

     VidRev's financial statements as of September 30, 2004 have been prepared on the assumption that it will continue as a going concern. VidRev's independent auditors have issued a report dated November 8, 2004 stating that its recurring net losses and net operating cash deficiencies, and insufficient funds on hand to meet VidRev's current debt obligations raise substantial doubt as to VidRev's ability to continue as a going concern. You should review carefully the report of Davis, Monk & Company. There can be no assurance that the surviving company will be able to continue as a going concern. If it is unable to do so, the surviving company's common stock may have little or no value.

The surviving company will be relying on VidRev's business plan to succeed
--------------------------------------------------------------------------

     Kentex currently has no active business operations. The success of the surviving company will depend on VidRev's business plan. We cannot assure you that the surviving company will be able to implement this business plan successfully. In addition, even if this business plan ultimately succeeds, considerable time may be required to do so.

The surviving company will likely need to raise additional capital in the future and if it cannot meet its future capital requirements, it may not be able to conduct its business as planned
---------------------------------------

     The surviving company's future capital requirements will depend on many factors, including but not limited to: (1) the success of its anticipated offering of 1,000,000 shares following the closing of the Merger, (2) the willingness of TTA to fund the operations of the surviving company, if necessary, (3) the market acceptance of its products and sublicenses, (4) the levels of promotion and marketing required to attain a competitive position in the marketplace, (5) the extent to which it and TTA invests in new technology and improvements on VidRev's existing technology, and (6) the response of competitors to its products and sublicenses. To the extent that the surviving company's resources and revenue from sales of its products and sublicenses and the proceeds of its intended offering of 1,000,000 shares of common stock are insufficient to fund its activities over the long-term, the surviving company may need to raise additional funds through additional equity or debt financing or from other sources. The sale of convertible debt or additional equity may result in dilution of your ownership in the surviving company, and such securities may have rights, preferences or privileges senior to the common stock you will receive in the surviving company pursuant to the Merger Agreement and transactions contemplated thereunder. To the extent that the surviving company relies upon debt financing, it will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and restrictions that restrict operating flexibility. No assurances can be given that equity or debt financing will be available or that, if available, it can be obtained on terms favorable to the surviving company. Failure to obtain necessary financing could have a material adverse effect on the surviving company's business, financial condition and results of operations.

Kentex and VidRev have agreed that the surviving company will offer 1,000,000 shares of its common stock for sale immediately following the closing of the Merger, which will dilute your percentage of ownership in the surviving corporation
-----------

     Pursuant to the Merger Agreement, Kentex and VidRev have agreed to file a Registration Statement on Form SB-2 to register for sale and issuance by the surviving company of up to 1,000,000 shares of its common stock to raise additional cash for working capital. You will experience dilution in your percentage of ownership in the surviving corporation upon the sale and issuance of these shares.

The surviving company will license its technology from its controlling stockholder, TTA, and loss of this license would prevent or delay sales and/or sublicenses of its products; the surviving company will be dependent on TTA for its technology
------------------

     The technology that VidRev incorporates in its products is licensed from TTA, its controlling stockholder. The surviving company's loss of this license would prevent sales of its products and sublicenses and increase its costs until it can develop or identify and license substitute technologies and successfully integrate those technologies into its products. Even if substitute technologies were available, the surviving company may be unable to license those technologies on commercially reasonable terms, if at all. It is likely that the surviving company will license additional technologies from TTA in the future, which will create similar risks.

     Moreover, the surviving company will act primarily as the United States distributor and licensee of technology offered by TTA and generally will not create, develop, license or sell its own technology. The surviving company will be dependent on TTA for its technology. There can be no assurance that TTA will obtain and license successful products or marketable technologies to the surviving company and any inability to do so would have a material adverse effect on the surviving company's business, results of operations and financial condition.

VidRev's license from TTA will prohibit the surviving company from selling products and distributing sublicenses outside the continental United States and in certain markets within the United States
-----------------------------------------------

     The license that TTA has granted VidRev will prohibit the surviving company from selling products or distributing sublicenses outside the continental United States or within the United States if the product or use of the sublicense is for pornographic or adult entertainment purposes. The restrictions on this license will limit the revenue sources of the surviving company's technology and its potential for growth.

VidRev's business plan, which will be the business plan of the surviving company after the Merger, is dependent on the sales and marketing efforts of third parties
-------------

     The surviving company's ability to reach its sales goals is dependent upon the sales and marketing efforts of VidRev's existing and future third-party marketers and distributors. The surviving company will be dependent upon these parties to sell, market and distribute its products effectively. If the surviving company cannot provide proper incentive to its sales, marketing and distribution partners, or if these parties fail to sell and market its products effectively, the surviving company's business, results of operations and financial condition will be materially adversely effected.

Existing or new competitors may develop competing or superior videoconferencing technology
----------------------------

     Just as TTA has invested in the development of new videoconferencing technology, other entities, including existing competitors and unknown start-up ventures may develop superior technologies, which may render the surviving company's licensed technology obsolete or economically uncompetitive. There can be no assurance that competing videoconferencing technologies will not emerge and prevent the surviving company from achieving or sustaining profitable operations.

     The market for videoconferencing technology and applications is extremely competitive with both large, international companies, including AT&T Corp., Sony Corporation, Polycom, Inc. and Cisco Systems, Inc., and smaller firms developing new technologies. These large companies have the capital, technology, personnel and marketing strength to support their existing products and develop new products to meet the market's needs for inexpensive, easy to use and high quality videoconferencing tools and services. Additionally, many of the surviving company's smaller competitors have significant financial, technical and marketing resources to develop and market new products and services.

VidRev's auditors have expressed concern regarding VidRev's internal control procedures.
-----------

     VidRev currently has only one full-time employee who carries out all corporate functions, including cash receipts and disbursements and all accounting functions. VidRev's independent auditors have issued a letter to VidRev's management stating that such lack of segregation of duties creates a material weakness in VidRev's internal control procedures in that one person has access to the assets of VidRev and to the accounting records. If not addressed after the Merger, such weakness in internal control procedures could adversely affect the surviving company's ability to initiate, record, process and report financial data consistent with the assertions of management in its financial statements.

Dependence on management
------------------------

     The surviving company's ability to achieve profitable operations depends upon its ability to retain, hire and train essential personnel. Since there is competition for talented personnel, there is no assurance that the surviving company will be successful in this regard. VidRev's current management will comprise most of the surviving company's skill base in the near future. The loss of services of one or more of the executive officers, whether because of death, disability or otherwise, could have a material adverse effect upon the business of the surviving company.

Managing growth
---------------

     The surviving company's future success will be highly dependent upon its ability to successfully manage the expansion of its operations. The surviving company's ability to manage and support its growth effectively will be substantially dependent on its ability to implement adequate improvements to its financial and management controls, reporting systems and other procedures and to hire sufficient technical, marketing, sales, financial, accounting, administrative and management personnel. There can be no assurance that the surviving company will be able to identify, attract and retain experienced personnel. The surviving company's future operating results will depend on the ability of its management and other key employees to implement and improve its systems for operations, financial control and information management, and to recruit, train and manage its employee base. There can be no assurance that the surviving company will be able to achieve or manage any such growth successfully or implement and maintain adequate financial and management controls and procedures, and any inability to do so would have a material adverse effect on its business, results of operations and financial condition.

TTA may not be successful in protecting its intellectual property and proprietary rights, which would harm the surviving company.
-----------------------------------------------------------

     The surviving company's success will depend in part on TTA's ability to secure and/or license patents and TTA and the surviving company's ability to preserve other intellectual property rights. TTA and the surviving company will attempt to protect proprietary information with contractual arrangements and under patent and trade secret laws. In addition, the surviving company and TTA will require their respective employees and consultants to enter into agreements containing provisions with respect to confidentiality and the assignment of their intellectual property. If these measures fail to adequately protect TTA and the surviving company's intellectual property rights, the surviving company's business will not be successful.

Others may bring infringement actions against TTA or the surviving company which could be time-consuming and expensive to defend.
------------------------------------------------------

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. TTA and the surviving company may, from time to time, receive notifications of claims that either TTA or the surviving company or companies through which they have secured patents may be infringing on patents or intellectual property rights owned by third parties. While there is currently no intellectual property litigation pending against TTA or VidRev, TTA or the surviving company may become a party to this type of litigation in the future. Such lawsuits could subject the surviving company to significant liability for damages and invalidate TTA and the surviving company's proprietary rights. Any potential intellectual property litigation also could force the surviving company to do one or more of the following:

     * stop selling or licensing its products or using technology that contains the allegedly infringing intellectual property;

     * attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

     * attempt to redesign those products that contain the allegedly infringing intellectual property.
     If the surviving company is forced to take any of the foregoing actions, the surviving company may be unable to sell and/or sublicense its products and technology. In addition, TTA and the surviving company may not be able to develop, license or acquire non-infringing technology under reasonable terms, if at all. These developments would adversely affect the surviving company's business.

If the surviving company's software disrupts the functioning of other applications, the surviving company may experience customer dissatisfaction, loss of customers, or both, and be exposed to lawsuits
------------------------------------------------------

     Complex software products, such as VidRev's, often contain defects, particularly when first introduced or updated, which can adversely affect performance or result in inaccurate data. Any errors in the surviving company's software products or sublicensed technology could result in adverse publicity, loss of reputation or credibility, loss of or delay in market acceptance and claims by customers against the surviving company. Any of these results could seriously harm its business, results of operations and financial condition. The surviving company may not discover software defects that adversely affect its products until after they are deployed. The surviving company's sublicense agreements will typically contain provisions that attempt to limit its liability, but these provisions may not be enforceable in all circumstances. In some circumstances, the surviving company may be liable for damages caused by those errors, which could seriously harm its business. The surviving company intends to carry only limited amounts of product liability insurance, which may be insufficient to protect it from all losses it suffers.

TTA will own a substantial percentage of the common stock of the surviving company after the Merger and will be able to control all matters requiring stockholder approval
--------------------

     Following the Merger, TTA will own approximately 93.6% of the then outstanding stock of the surviving company. TTA will be able to control virtually all matters requiring stockholder approval after the Merger, including the election of directors and the determination of significant corporate actions. This concentration of ownership could depress the surviving company's stock price or prevent a change in control that might otherwise be beneficial to the surviving company's stockholders.

Risks of financial forecasts
----------------------------

     Financial forecasts for the surviving company's business are prepared based on the assumptions stated therein. Actual operating results, especially in the early expansion stage of companies with limited operating histories, are impossible to predict. No representation of any kind exists regarding the future accuracy or completeness of these forecasts. It is almost certain that actual results will be different from those forecast and the differences could be material.

There is currently no market for Kentex or VidRev common stock and there can be no assurance that one will develop for the common stock of the surviving company
-------

     There has been no trading market for Kentex or VidRev common stock. Although the surviving company will apply to list its common stock on the OTCBB, there can be no assurance that its application will be granted or that an active market will develop for its common stock. Therefore, it may be difficult to sell the shares you receive in the surviving company if you should desire or need to sell. In addition, even if you are able to sell such common stock, its market price may fluctuate significantly due to a number of factors, some of which will be beyond the surviving company's control, including but not limited to:

     1. the potential absence of securities analysts covering the surviving company and distributing research and recommendations about it;

     2. changes in earnings estimates by securities analysts or the surviving company's ability to meet those estimates;

     3. the operating results and stock price performance of other comparable companies;

     4.   overall stock market fluctuations; and

     5. economic conditions generally and in the technology sector in particular.

     Any of these factors could have a significant and adverse impact on the market price of the surviving company's common stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the surviving company's common stock, regardless of the surviving company's actual operating performance.

                   FORWARD LOOKING STATEMENTS

     This joint Information Statement/Prospectus contains forward-looking statements. Forward-looking statements include statements concerning the surviving company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings "Summary of Joint Information Statement/Prospectus", "Risk Factors" and "VidRev's Management Discussion and Analysis of Financial Condition and Results of Operations." When used in this joint Information Statement/Prospectus, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based on current expectations and assumptions. Important factors that could cause the surviving company's actual results to differ materially from the forward-looking statements are set forth in this joint Information Statement/Prospectus, including under the heading "Risk Factors," and include, among others:

     *    the failure of the surviving company's business plan;

     * the inability of the surviving company to raise additional capital;
     *    the loss of the surviving company's technology license from TTA;

     * the development of competing or superior videoconferencing technology;

     * the impact of intellectual property litigation and infringement claims; and

     * the failure of the surviving company to manage successfully the expansion of its operations.

     All forward-looking statements included in this joint Information Statement/Prospectus are based on information available to us on the date of this joint Information Statement/Prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

      UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following Unaudited Pro forma Financial Statements have been prepared in order to present the consolidated financial position and results of operations for us and VidRev as if the Merger had occurred as of September 30, 2004.

     Pursuant to the Merger Agreement, Kentex will acquire VidRev by the exchange of one share of VidRev common stock for one share of Kentex common stock. Kentex is an inactive publicly registered shell corporation with no significant assets or operations. Kentex will be the surviving company in the Merger. The transaction is accounted for by using the purchase method of accounting.

     The unaudited pro forma condensed financial data has been prepared by Kentex management and the management of VidRev based on the financial statements included elsewhere herein. This pro forma data may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information for Kentex and for VidRev (including the notes thereto) included in this joint Information Statement/Prospectus. See "Financial Statements."

           UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                        SEPTEMBER 30, 2004
                                                                 Pro Forma
                                                           -------------------
                              VidRev            Kentex      Pro Forma Combined
                        Technologies, Inc. Petroleum, Inc. Adjustments Balance ASSETS
Current Assets             $17,427            $            $          $17,427
Fixed Assets (net)          22,343                                     22,343
Other Assets                13,068                                     13,068
                           -------                                    -------
     Total Assets          $52,837            $       0    $          $52,837
                           =======            =========    ========   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities       $264,249            $  26,336    $         $290,585
Non-Current Liabilities          0                    0                     0

     Total Liabilities    $264,249            $  26,336              $290,585
                          --------            ---------              --------
Stockholders' Equity:
     Common Stock         $  3,010            $   2,358    $21,228   $ 27,320
     Additional Paid
        in Capital         105,658            2,073,802    (21,228) 2,157,508
     Retained Deficit                        (2,041,500)           (2,041,500)
     Deficit Accumulated
     During the
      Development Stage   (320,080)             (60,996)             (381,076)
                         ---------           ----------            ----------
Total liabilities and
Stockholders' Equity     $  52,837           $        0    $    0  $   52,837
                         =========           ==========    ======  ==========

See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                                 Pro Forma
                                                           -------------------
                              VidRev            Kentex      Pro Forma Combined
                        Technologies, Inc. Petroleum, Inc. Adjustments Balance

Revenues                  $  25,000            $     0    $       0   $25,000
Cost of Sales                11,205                                    11,205
                          ---------                                   -------
     Gross Profit            13,795                                    13,795
Expenses:
     Selling General
      Administrative        333,875             12,876  (A)(120,477)  226,274
                          ---------            -------               --------
Net Income (Loss)          (320,080)           (12,876)              (212,479)

Income (Loss) per share   $    (.02)           $  (.01)   $       0  $   (.01)

Weighted average shares
     outstanding         23,363,223          2,357,997             25,721,220

See accompanying notes to unaudited pro forma condensed combined financial statements.

       Notes To Pro Forma Condensed Financial Statements

(A) Pro Forma Adjustments.
Non-recurring legal fees related to the Merger and preparation of this registration statement have been eliminated in the pro forma data.
(B) Expected Non-Recurring Costs in next Twelve Months.
Additional non-recurring legal fees of approximately $77,500 are anticipated in the next twelve months.

(C) Income Tax Effect. Because of the uncertainly of recovering the tax benefit of net operating losses, no tax effect is included.

                 SUMMARY PER SHARE FINANCIAL DATA

     The following table sets forth certain historical per share data for VidRev and Kentex at and for the periods specified, and certain pro forma per share data for the surviving company at and for the periods specified, assuming the Merger of VidRev into Kentex. See "Unaudited Pro Forma Combined Financial Information" and "Financial Information."

                              Nine Months Ended, September 30, 2004
VidRev (Historical)
Loss from continuing operations per share                   $(.02)
Book value per share                                        $(.01)
Dividends per share                                           ---


                                                 Year Ended December 31,

                                                  2003     2002     2001
Kentex (Historical)
Loss from continuing operations per share         $(.01)  $(.01)   $(.01)
Book value per share                              $ -0-   $ -0-    $ -0-
Dividends per share                                 ---     ---      ---


                                        September 30, 2004
Surviving Company (Pro Forma)
Loss from continuing operations per share              $(.01)
Book value per share                                   $(.01)
Dividends per share                                      ---

                           PROPOSAL ONE
                            THE MERGER

The Background of the Merger
----------------------------

     In connection with the normal business practice of Kentex, Kentex continuously reviews its strategic business opportunities and in August 2004, Kentex was contacted by Mr. Stan Elbaum. Mr. Elbaum is a business acquaintance of Mr. John Bloom, the controlling stockholder of TTA, which is the controlling stockholder of VidRev. Mr. Elbaum had been beta testing VidRev's products and through discussions with Mr. Bloom, was aware that VidRev was seeking to merge with a public shell. Mr. Elbaum is not receiving any consideration for the introduction of the parties. VidRev will issue 200,000 "unregistered" and "restricted" shares of its common stock to Kelly Trimble in consideration of his introduction of the principals of VidRev and Kentex. Mr. Trimble has no formal relationship with any of the parties to the Merger. For approximately 20 years, he has had a social relationship with the Chief Executive Officer of Jenson Services, which beneficially owns approximately 40% of Kentex's outstanding shares. Mr. Trimble has been a business acquaintance of Mr. Elbaum for approximately one year.

     From August 2004 through the execution of the Merger Agreement, ongoing discussions were held between the representatives of Kentex and VidRev. The respective managements of each of Kentex and VidRev did not seek a fairness opinion or engage a financial advisor because the relative value of the transaction would be less than the cost of obtaining a fairness opinion.

Kentex's Reasons for the Merger
-------------------------------

     The Board of Directors of Kentex based its decision to enter into the transaction on its perception that the surviving company would be successful and would enhance stockholder value. However, there can be no assurance that this will be the case.

VidRev's Reasons for the Merger
-------------------------------

     The management of VidRev believes that being a public company will allow it greater flexibility to raise additional capital when required for the execution of its business strategy. In addition, VidRev's management believes that if the surviving company's application to be listed on the OTCBB is approved by the NASD, it will obtain access to added liquidity for stockholders of the surviving company.

Accounting Treatment
--------------------

     The Merger will be accounted for under the purchase method of accounting and in accordance with FASB Statement of Financial Accounting Standards No. 141 - Business Combinations, Kentex will be the acquiring entity.

Federal Income Tax Consequences
-------------------------------

     Neither Kentex nor VidRev has received a tax opinion or has sought a ruling from the Internal Revenue Service in connection with the tax consequences of the Merger. In the opinion of Kentex and VidRev management, neither Kentex stockholders nor VidRev stockholders will recognize gain or loss for federal income tax purposes as a result of the Merger. You should consult with your own tax advisors concerning the tax consequences of the Merger, including any state, local or foreign tax consequences.

Rights of Dissenting Stockholders
---------------------------------

Kentex
------

     Owners of Kentex common stock that do not consent to the Merger have the right to dissent from the Merger and obtain cash payment for the "fair value" of their shares, as determined in accordance with the Nevada Revised Statutes ("NRS"). Set forth below is a description of the steps that Kentex stockholders must take if they wish to exercise dissenters' rights with respect to the Merger under NRS Sections 92A.300 to 92A.500, the Nevada dissenters' rights statutes. The text of these statutes is set forth in Annex E included with this joint Information Statement/Prospectus. If you are a Kentex stockholder and are considering exercising your dissenters' rights, you should review NRS Sections 92A.300 to 92A.500 carefully, particularly the steps required to perfect dissenters' rights, and consult with your legal advisor.

     To exercise your right to dissent, you must:

     (a) No later than _________, deliver written notice to Kentex at 4685 Highland Drive, Suite 202, Salt Lake City, Utah 84117, Attn: Sarah
          E. Jenson, stating that you intend to demand payment for your shares if the Merger is completed; and

     (b)  not vote your shares in favor of the Merger.

     If you satisfy those conditions, we will send you a written dissenter's notice within 10 days after the Merger is effective. This dissenter's notice will:

     (a) specify where you should send your payment demand and where and when you must deposit your stock certificates, if any;

     (b) supply a form of payment demand that includes the date the Merger was first publicly announced and the date by which you must have acquired beneficial ownership of your shares in order to dissent;

     (c) set a date by which we must receive the payment demand, which may not be less than 30 days or more than 60 days after the date the dissenters' notice is delivered; and

     (d)  provide you a copy of Nevada's dissenters' rights statute.

     After you have received a dissenter's notice, if you still wish to exercise your dissenters' rights, you must:

     (a) demand payment either through the delivery of the payment demand form to be provided or other comparable means;

     (b) certify whether you have acquired beneficial ownership of the shares before the date set forth in the dissenter's notice; and

     (c) deposit your certificates, if any, in accordance with the terms of the dissenter's notice.

FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR WITHIN THE TIME PERIOD DESCRIBED ABOVE, OR FAILIURE TO DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTER'S NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR SHARES PURSUANT TO NEVADA'S DISSENTERS' RIGHTS STATUTE. YOUR RIGHTS AS A STOCKHOLDER WILL CONTINUE UNTIL THOSE RIGHTS ARE CANCELLED OR MODIFIED BY THE COMPLETION OF THE MERGER.

     Within 30 days after receiving your properly executed payment demand, Kentex will pay you what we determine to be the fair value of your shares, plus accrued interest (computed from the effective date of the Merger until the date of payment). The payment will be accompanied by:
     (a) Kentex's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any;

     (b) an explanation of how we estimated the fair value of the shares and how the interest was calculated;

     (c) information regarding your right to challenge the estimated fair value; and

     (d)  a copy of Nevada's dissenters' rights statute.

     We may elect to withhold payment from you if you became the beneficial owner of the shares on or after the date set forth in the dissenter's notice. If we withhold payment, after the consummation of the Merger, we will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. The offer will contain a statement of our estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters' rights to demand payment under NRS Section 92A.480.

     If you believe that the amount we pay in exchange for your dissenting shares is less than the fair value of your shares or that the interest is not correctly determined, you can demand payment of the difference between your estimate and ours. You must make such demand within 30 days after we have made or offered payment; otherwise, your right to challenge our calculation of fair value terminates.

     If there is still disagreement about the fair market value within 60 days after we receive your demand, we will petition the District Court of Clark County, Nevada to determine the fair value of the shares and the accrued interest. If we do not commence such legal action within the 60-day period, we will have to pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

     (a) the amount of the fair value of the shares, plus interest, in excess of the amount we paid; or

     (b) the fair value, plus accrued interest, of the after-acquired shares for which we withheld payment.

     We will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be divided as the court considers equitable.

     Failure to follow the steps required by NRS Sections 92A.400 through 92A.480 for perfecting dissenters' rights may result in the loss of such rights. If dissenters' rights are not perfected, you will be entitled to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Nevada's dissenters' rights statute, if you are considering objecting to the merger you should consult your own legal advisor.

VidRev
------

     If you are a VidRev stockholder and did not consent to the Merger you are entitled to demand payment and receive fair value in cash for your shares instead of shares of the surviving company's common stock under Sections
607.1301 to 607.1333 of the Florida Law. If you hold VidRev common stock, in order to perfect your appraisal rights, you must fully comply with the statutory procedures in Sections 607.1301 to 607.1333 of the Florida Law summarized below, the full text of which is set forth in Annex F included with this joint Information Statement/Prospectus. You are urged to read those sections in their entirety and to consult with your legal advisor.

     In order to assert these appraisal rights, you must deliver to the person and address indicated below written notice of your intent to demand payment for your shares if the Merger is completed:

               VidRev Technologies, Inc.
               Errol Gerson
               Chief Operating Officer and Interim President
               1875 Century Park East #700
               Los Angeles, CA. 90067

     This notice must not be sent later than __________, 2005. If you file with VidRev the foregoing notice of intent to demand payment for your shares, and the Merger is consummated, VidRev will send you the written appraisal notice and form required under Section 607.1322 of the Florida Law within 10 days after the Articles of Merger are filed with the Florida Department of State, which will consummate the Merger. The appraisal notice and form will contain, among other things, VidRev's offer to purchase your shares of VidRev common stock at the fair value for the shares as estimated by the board of directors of VidRev. The determination of fair value will be made by the board of directors in its reasonable judgment. If deemed appropriate by the board, it may rely on an independent third party to provide an appraisal of the shares. To receive payment for your shares, VidRev must receive from you, at any time before the expiration of the date specified in the notice (which deadline may not be less than 40 days nor more than 60 days after the date the appraisal notice and form are sent to you), the following:

          (a)  the completed appraisal notice and form in which you either
(i) accept VidRev's offer or (ii) reject the offer and instead state your estimated fair value for the shares and a demand for payment of your estimated value plus interest, and

          (b)  your stock certificates for VidRev common stock.

     If you do not complete and sign the appraisal notice and form and deposit your stock certificates with VidRev within the prescribed time period, you will have forfeited your rights to receive payment for your shares and will instead receive common stock of the surviving company in lieu of your VidRev shares. If your properly completed and signed appraisal notice and form and stock certificates are filed with VidRev in accordance within the prescribed time period, you will be entitled to payment of the fair value of the shares, in accordance with the discussion below. You will not be entitled to vote or exercise any other rights of a stockholder (unless you subsequently withdraw your demand, as also discussed below).

     If you accept VidRev's offer for your shares in accordance with the specified procedures, VidRev will make payment for your shares within 90 days of its receipt of the appraisal notice and form indicating your acceptance. If you indicate on the appraisal notice and form that you do not accept VidRev's offer, but fail to demand payment for the shares at your estimated value plus interest, you will have waived your right to demand payment of your estimated value and interest and, instead you will be entitled only to the payment offered by VidRev in the appraisal notice and form it sent to you. If you make a demand for payment of your estimated value and the issue of fair value remains unsettled thereafter, either you or VidRev may, but are not required to, commence a court proceeding and petition the court for a determination of the fair value of the shares and accrued interest.

     You may decline to exercise appraisal rights and withdraw from the appraisal process by notifying VidRev in writing before the expiration of a date that will be specified in the notice and form sent to you. You will not be able to withdraw from the process after such date without the surviving company's written consent. If you withdraw from the appraisal process in conformance with the foregoing, you will again have the same rights you had prior to signing and returning the notice and form to VidRev in that you will be entitled to receive one share of common stock of the surviving company for each share of your VidRev common stock. Further, if VidRev for any reason does not proceed with the consummation of the Merger, your appraisal rights will cease and your status as a stockholder of VidRev will be restored.

     You must take each step in the indicated order and in strict compliance with the statute to assert your appraisal rights. If you fail to follow the steps, you will lose the right to demand fair value for your shares and you will receive one share of the surviving company common stock for each share of your VidRev common stock.

     The discussion in this section is only a summary of the rights and obligations of stockholders wishing to demand payment for their shares, and is qualified in its entirety by reference to the applicable provisions of Sections 607.1301 through 607.1333 of the Florida Law, which are reproduced and attached hereto as Annex F.

     Failure to follow the procedures set forth in Sections 607.1301 through
607.1333 of the Florida Law regarding appraisal rights will constitute a waiver of any such rights. Stockholders may wish to consult independent counsel before exercising their appraisal rights.

Interest of Certain Persons in the Merger
-----------------------------------------

Kentex
------

     Except as indicated below, no director, officer, nominee to become such, or any associate of any of the foregoing persons, has any substantial interest, direct or indirect, by security holdings or otherwise, in the Merger which is not shared by all other stockholders, pro rata, and in accordance with their respective interests in Kentex. Under the Merger Agreement, certain persons are to receive shares of common stock in consideration of the payment of all costs in connection with the Merger and satisfaction of all costs and expenses then owed by Kentex, with the exception of part of Kentex's legal fees, estimated at $25,000. In addition, Kentex's current legal counsel will receive 80,000 "unregistered" and "restricted" shares of common stock in consideration of legal services rendered. Such shares have piggyback registration rights. The issuance of 200,000 restricted shares to Kelly Trimble is also a condition to closing of the Merger.

VidRev
------

     Except as indicated below, no director, officer, nominee to become such, or any associate of any of the foregoing persons, has any substantial interest, direct or indirect, by security holdings or otherwise, in the Merger which is not shared by all other stockholders, pro rata, and in accordance with their respective interests in VidRev.

     Mr. Sy Eisenberg, the former interim President and current member of the Board of Directors of VidRev, holds 300,000 shares of the common stock of VidRev, which will be exchanged for 300,000 shares of the surviving company's common stock in connection with the Merger. Mr. Eisenberg is eligible to receive additional shares of the surviving company's common stock pursuant to the terms of his consulting agreement with VidRev.

     Mr. Errol Gerson, the Chief Operating Officer, current interim
President, and member of the Board of Directors of VidRev, holds 20,000 shares of the common stock of VidRev, which will be exchanged for 20,000 shares of the surviving company's common stock in connection with the Merger. Mr. Gerson is to receive up to an additional 95,000 shares of the surviving company's common stock pursuant to the terms of his employment agreement with VidRev.

     Mr. Ed Rollins, a member of the Board of Directors of VidRev, holds 10,000 shares of the common stock of VidRev, which will be exchanged for 10,000 shares of the surviving company's common stock in connection with the Merger. Mr. Rollins is to receive up to an additional 30,000 shares of the surviving company's common stock pursuant to the terms of his consulting agreement with VidRev.

     Peter Brown, Esq., a member of the Board of Directors and Vice President and Secretary of VidRev and who also serves as intellectual property counsel for VidRev, holds 20,000 shares of the common stock of VidRev, which will be exchanged for 20,000 shares of the surviving company's common stock in connection with the Merger. Mr. Brown also has an equity interest in BRMFS Holdings, LLC, which holds 20,000 shares of the common stock of VidRev, which will be exchanged for 20,000 shares of the surviving company's common stock in connection with the Merger, and 1,000 shares of TTA. Mr. Brown also serves as a Director and Secretary of TTA. As of December 15, 2004, TTA holds 29,374,500 shares or 96.8% of VidRev's outstanding common stock.

Interests of Named Experts and Counsel
--------------------------------------

Kentex
------
     Kentex has included its financial statements as of December 31, 2003 and 2002, in reliance on the reports of Mantyla McReynolds of Salt Lake City, Utah, independent certified public accountants. Mantyla McReynolds has no interest, direct or indirect, in Kentex.

     VidRev has included its financial statements as of September 30, 2004, in reliance on the reports of Davis, Monk & Company of Gainesville, Florida, independent certified public accountants. Davis, Monk & Company has no interest, direct or indirect, in VidRev.

     Leonard W. Burningham, Esq. and Branden T. Burningham, Esq., lawyers, of Salt Lake City, Utah, are co-counsel for Kentex and have prepared this joint Information Statement/Prospectus and will provide any legal opinions with respect to the validity of the shares offered hereby. Leonard W. Burningham is to receive 80,000 "unregistered" and "restricted" shares of Kentex common stock in payment of legal fees incurred in connection with the Merger. Such shares have piggyback registration rights.

     Neither Kentex nor VidRev has hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in Kentex or VidRev, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of Kentex or VidRev.

                   AGREEMENT AND PLAN OF MERGER

     This section describes various material provisions of the Merger Agreement. Because the description of the Merger Agreement contained in this joint Information Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire Merger Agreement attached as Annex A to this joint Information Statement/Prospectus and incorporated herein by reference.

Primary Terms of the Merger Agreement
-------------------------------------

The Merger
----------

     Subject to the terms and conditions of the Merger Agreement, at closing, each share of the common stock of Kentex issued and outstanding shall continue to represent one validly issued, fully paid and nonassessable share of common stock of the surviving company and each share of the common stock of VidRev issued and outstanding shall be exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving company. As a result of the Merger, the separate corporate existence of VidRev shall cease and Kentex shall continue as the surviving company. The surviving company shall provide notice of dissenters' appraisal rights to the VidRev and Kentex stockholders in accordance with Florida Law and the NRS respectively.
     Kentex and VidRev have agreed to file a Registration Statement on Form SB-2 to register the resale by TTA Technologies Ltd. of up to one million shares of the stock of the surviving company that it will receive in the Merger and to register for sale and issuance by the surviving company of up to one million shares of the common stock of the surviving company.

Other Provisions of the Merger Agreement
----------------------------------------

Representations and Warranties
------------------------------

     In the Merger Agreement, Kentex and VidRev each make a number of customary representations and warranties including, but not limited to, corporate existence, capital structure, corporate power and authority, financial statements, absence of certain changes or events, taxes, compliance with laws and court orders, permits, litigation, absence of liens and encumbrances, agreements, contracts, commitments, board approval and broker's or finder's fees. The accuracy and completeness of these representations and warranties are, among other things, conditions of the other party's obligations to complete the Merger.

     Kentex's representations and warranties to VidRev also include, but are not limited to:

     * the execution, delivery and performance of the Merger Agreement and related agreements have been duly authorized by all necessary corporate action on the part of Kentex and Kentex will not violate any laws, contracts or the charter documents of Kentex;

     * no filings or approvals are required in order for Kentex to enter into and perform its obligations under the Merger Agreement and the related agreements, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, (iii) the filing of Kentex's Registration Statement on Form S-4 with the SEC and (iv) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to Kentex or VidRev or have a material adverse effect, as defined in the Merger Agreement, on the ability of the parties to consummate the Merger;

     *    the capitalization of Kentex is as set forth in the Merger
          Agreement;

     * the financial statements of Kentex that have been provided to VidRev comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles ("GAAP") accepted in the United States;

     * since December 31, 2003, Kentex has conducted its business only in the ordinary course and no events or changes have occurred that have had or would reasonably be expected to have a material adverse effect on Kentex;

     * Kentex has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in Kentex's SEC reports and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Kentex;

     * there is no litigation, pending or threatened, against Kentex that would reasonably be expected to have a material adverse effect on Kentex or the transactions contemplated by the Merger Agreement;

     * assuming compliance with the application procedures of the OTCBB, Kentex is not aware of any fact that would prevent Kentex's common stock to be listed on the OTCBB; and

     * Kentex has filed all required reports with the SEC and is current in its SEC filings and no form filed with the SEC contained any untrue statement of a material fact or omitted to state any material fact.

     VidRev's representations and warranties to Kentex also include, but are not limited to:

     * the execution, delivery and performance of the Merger Agreement have been duly authorized by all necessary corporate action on the part of VidRev and will not violate any laws, contracts or the charter documents of VidRev;

     * no filings or approvals are required in order for VidRev to enter into and perform its obligations under the Merger Agreement except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida and such consent, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country(ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and
          (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to VidRev or have a material adverse effect on the ability of Kentex or VidRev to consummate the Merger;

     *    the capitalization of VidRev is as set forth in the Merger
          Agreement;

     * the financial statements of VidRev that have been provided to Kentex fairly present, in all material respects, the financial condition and results of operations of VidRev as of the date indicated; and

     * there is no litigation, pending or threatened, against VidRev that would reasonably be expected to have a material adverse effect on VidRev or the transactions contemplated by the Merger Agreement.

Covenants
---------
     In the Merger Agreement, Kentex and VidRev have agreed to certain negative and affirmative covenants including, among other things, that, unless otherwise expressly provided for in the Merger Agreement, until the earlier of the closing of the Merger or the termination of the Merger Agreement, each of Kentex and VidRev will:

     * conduct its business in the ordinary and usual course and consistent with past practice, except as contemplated by the Merger Agreement;

     * not amend or propose to amend its charter or bylaws except as contemplated by the Merger Agreement;

     *    not split, combine or reclassify its outstanding capital stock;

     * not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except as contemplated by the Merger Agreement;

     * not make any loans, advances or capital contributions to, or investment in, any other person or entity;

     * not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Kentex (other than in connection with the Merger);

     * not solicit, initiate, encourage or cooperate in connection with any other proposal for a merger or other business combination;

     * consult with each other and obtain the prior consent of the other party before issuing any press release or otherwise making any public statement with respect to the Merger and the Merger Agreement;

     * agree that upon the closing of the Merger, the current directors and officers of Kentex will resign from all offices and the Board of Directors of the surviving company and the directors and officers of VidRev immediately prior to the closing of the Merger shall be the initial directors and officers of Kentex;

     * use its reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by the Merger Agreement;

     * provide prompt notice to one another of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the closing of the Merger or any material failure of Kentex or VidRev to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; and

     * file a Registration Statement on Form SB-2 to register the resale by TTA of up to 1,000,000 shares of the surviving company's common stock and to register for sale and issuance by the surviving company of up to 1,000,000 shares of its common stock.

     Kentex further covenants, that, unless otherwise expressly provided for in the Merger Agreement, Kentex will:

     * within four (4) days after the execution of the Merger Agreement and the consummation of the Merger, file with the SEC a Current Report on Form 8-K.

Conditions to the Merger
------------------------

     The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions:

     * no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect or which has the effect of making the Merger illegal or otherwise prohibited;

     * an Amended and Restated Articles of Incorporation of Kentex required to give effect to the name change shall have been duly filed and made effective with the Secretary of State of Nevada; and

     * VidRev shall have entered into a Registration Rights Agreement which provides certain piggyback registration rights.

     The obligations of Kentex to consummate the Merger are subject to the satisfaction or waiver of a number of additional conditions, including but not limited to:

     * the representations and warranties of VidRev contained in the Merger Agreement and in any certificate or writing delivered by VidRev pursuant to the Merger Agreement shall be true in all material respects at and as of the closing as if made at and as of such time;

     * VidRev shall have performed, in all material respects, all of their respective obligations under the Merger Agreement required to be performed by them at or prior to the closing;

     * VidRev shall have obtained assurance to its sole satisfaction that the surviving company's common stock will be listed on the OTCBB;

     * TTA Technologies Ltd., the owner of 29,374,500 shares of VidRev common stock, shall have tendered 3,959,357 of its shares of VidRev common stock to VidRev and VidRev shall have cancelled such shares;

     * VidRev shall have issued to Kelly Trimble, 200,000 restricted shares of VidRev common stock in consideration of his introduction of the principals of VidRev and Kentex in connection with the Merger; and

     * VidRev shall have received from the Burningham and Burningham, counsel for Kentex, an opinion, dated as of the closing of the Merger.

     The obligations of VidRev to consummate the Merger are subject to the satisfaction or waiver of a number of additional conditions, including but not limited to:
     * the representations and warranties of Kentex contained in the Merger Agreement and in any certificate or writing delivered by Kentex pursuant to the Merger Agreement shall be true in all material respects at and as of the closing as if made at and as of such time;

     * Kentex shall have performed, in all material respects, all of their respective obligations under the Merger Agreement required to be performed by them at or prior to the closing;

     * Kentex shall file a final joint information statement/registration statement with the SEC on Form S-4 with respect to the sale and issuance of its common stock and the SEC shall declare such registration statement effective; and

     * Kentex shall have received from Brown Raysman Millstein Felder & Steiner LLP, counsel for VidRev, an opinion, dated as of the closing of the Merger.

Termination, Amendment and Waiver of the Merger Agreement
---------------------------------------------------------

     The Merger Agreement may be terminated at any time before the effective date of the Merger, for specified reasons, including but not limited to:

     *    by the mutual written consent of Kentex and VidRev;

     * by either Kentex or VidRev if the Merger shall not have been consummated by June 30, 2005;

     * by either Kentex or VidRev if the stockholder approval contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote;

     * by Kentex, upon a breach of any representation, warranty, covenant or agreement on the part of VidRev set forth in the Merger Agreement, or if any representation or warranty of VidRev shall have become untrue, provided that such inaccuracy or breach in VidRev's representations and warranties is curable by VidRev through the exercise of its commercially reasonable efforts, then Kentex may not terminate the Merger Agreement, provided that VidRev continue to exercise such commercially reasonable efforts to cure such breach; or

     * by VidRev, upon a breach of any representation, warranty, covenant or agreement on the part of Kentex set forth in the Merger Agreement, or if any representation or warranty of Kentex shall have become untrue, provided that such inaccuracy or breach in Kentex representations and warranties is curable by Kentex through the exercise of their commercially reasonable efforts, then VidRev may not terminate the Merger Agreement provided that Kentex continue to exercise such commercially reasonable efforts to cure such breach.

                 COMPARISON OF STOCKHOLDER RIGHTS

General
-------

     After the Merger, VidRev stockholders will become stockholders of Kentex, the surviving corporation. Both VidRev stockholders and Kentex's stockholders will be governed by Kentex's Amended and Restated Articles of Incorporation, attached hereto as Annex B, Kentex's Amended and Restated Bylaws, attached hereto as Annex C, and the Nevada Revised Statues (the "NRS"). Currently, VidRev stockholders are governed by its Articles of Incorporation and the Florida Business Corporations Act ("Florida Law").

     The following summary describes the material differences that may affect the rights of holders of VidRev common stock and Kentex common stock, which will be the stock of the surviving company. This summary is not, however, a complete statement of all differences between rights of the holders of VidRev common stock and Kentex common stock and is qualified by the NRS, the Florida Business Corporations Act, and the various documents referred to in this joint Information Statement/Prospectus.

Capitalization
--------------

     Kentex. Kentex is authorized to issue 50,000,000 shares of common stock. As of December 15, 2004, 2,357,997 shares of Kentex common stock were issued and outstanding.

     VidRev. VidRev is authorized to issue 50,000,000 shares of common stock. As of December 15, 2004, 30,356,000 shares of VidRev common stock were issued and outstanding.

Voting Rights
-------------

     Kentex. Each holder of Kentex common stock is entitled to one vote for each share.

     VidRev. Each holder of VidRev common stock is entitled to one vote for each share.

Number of Directors
-------------------

     Kentex. Under the NRS, Kentex is required to have at least one director. The Amended and Restated Bylaws of Kentex provide for a minimum of three directors and a maximum of nine directors. Each director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.

     VidRev. The VidRev bylaws provide that the VidRev board shall consist of between one and ten directors as shall be fixed from time to time by action of the stockholders, with each director serving for the term for which he or she is elected. The number of directors of VidRev currently designated is six.

Removal of Directors
--------------------
     Kentex. The NRS provides that a director of a Nevada corporation may be removed from office by the vote of stockholders holding not less than two-thirds of the voting power of the company's issued and outstanding voting securities.

     VidRev. Any director or the entire board may be removed from office, with or without cause pursuant to the Florida Law.

Filling Vacancies on the Board of Directors
-------------------------------------------
     Kentex. Under the NRS, all vacancies on a Nevada corporation's Board of Directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors. Kentex's Amended and Restated Bylaws mirror this provision of the NRS.

     VidRev. Vacancies occurring in the board may be filled by vote of a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.

Charter Amendments
------------------

     Kentex. The NRS requires the Board of Directors of a Nevada corporation to adopt a resolution setting forth the amendment proposed and to call a special meeting of stockholders to vote on the amendment or to provide for the amendment to be considered at the next annual meeting of stockholders.

     VidRev. In order to amend the articles of incorporation of a Florida corporation, Florida Law generally requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting at which a quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to amendments that would create dissenters' rights under Florida law. Further, under Florida law stockholder approval is not required for certain non-material amendments.

Amendments to Amended and Restated Bylaws
-----------------------------------------

     Kentex. Article XI of Kentex's Amended and Restated Bylaws provides that no bylaws adopted or amended by the stockholders shall be altered or repealed by the Board of Directors. In addition, no bylaws shall be adopted by the Board of Directors which shall require more than a majority of the voting shares for a quorum at a meeting of stockholders, or more than a majority of the votes cast to constitute action by the stockholders, except where higher percentages are required by law; provided, however that (i) if any bylaw regulating an impending election of directors is adopted or amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors, the bylaws so adopted or amended or repealed, together with a concise statement of the changes made; and (ii) no amendment, alteration or repeal of Article XI shall be made except by the stockholders.

     VidRev. The bylaws may be altered, amended or repealed by the VidRev stockholders or the board. Any bylaw adopted, amended or repealed by the VidRev stockholders may be amended or repealed by the board, unless the resolution of the stockholders adopting such bylaw expressly reserves the right to amend or repeal it to the stockholders.

Action by Written Consent
-------------------------

     Kentex. The NRS permits the stockholders of a corporation to take action by the written consent of the number of stockholders that would be required to approve such action if it were submitted to a vote at a meeting of the stockholders. The Amended and Restated Bylaws of Kentex also contain a provision to this effect.

     VidRev. Any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting.

Notice of Stockholder Meetings
------------------------------

     Kentex. The NRS requires that written notice of stockholder meetings be given no less than 10 days and no more than 60 days prior to the date of the meeting. The notice must state the purpose of the meeting, the time and place of the meeting and the means of electronic communication, if any, by which stockholders and proxies shall be deemed to be present in person and to vote. The Amended and Restated Bylaws of Kentex provide that the meeting notice must be given no more than 50 days before the date of the meeting. Kentex's stockholders may also waive notice of any meeting.

     VidRev. Written notice of the date, time, place and purpose of each meeting of the stockholders is required. If the stockholder will attend the meeting in person or by proxy, or provides written waiver of the right to receive notice, notice of such meeting is not necessary, except when the stockholder attends the meeting to object to (i) the transaction of any business on the grounds the meeting was not lawfully called or convened or
(ii) the consideration of a particular matter at the meeting that is not within the purpose described in the notice.

Right to Call Special Meeting of Stockholders
---------------------------------------------

     Kentex. The NRS authorizes the entire Board of Directors, any two directors, or the president of a Nevada corporation to call special meetings of the stockholders. The Amended and Restated Bylaws of Kentex contain a similar provision, but they also authorize a special meeting of the stockholders to be called by any vice president or by the secretary on the written request of the holders of not less than one-tenth of the voting power of the securities entitled to vote at the meeting.

     VidRev. VidRev's bylaws provide that special meetings of stockholders may be called by the directors or the chairman of the board, the vice chairman of the board, the president or the secretary or by any officer instructed by the directors or the President to call the meeting.

Limitation of Personal Liability of Directors
---------------------------------------------

     Kentex. Section 78.7502(1) of the NRS authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     Section 78.751(1) of the NRS limits indemnification under Sections 78.7502(1) and 78.7502(2) to situations in which either (1) the stockholders,
(2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.751(2) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his corporate role.

     Article VIII of Kentex's Amended and Restated Bylaws contains substantially similar provisions to those of the NRS.

     VidRev. Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding other than an action by or in the right of the corporation by reason of the fact that he is or was a director or officer or is now serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys' fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under Florida law, VidRev may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses, including attorneys' fees, and certain amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interest of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Dividends
---------

     Kentex. The Amended and Restated Bylaws of Kentex permit the Board of Directors to declare, and Kentex to pay, dividends on its outstanding shares.

     VidRev. Florida Law generally provides that a corporation may make distributions to its stockholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of stockholders having superior preferential rights to those stockholders receiving the distribution. VidRev's articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to stockholders.

Conversion
----------

     Kentex. Holders of Kentex common stock have no right to convert their shares into any other shares of capital stock of Kentex or any other securities.

     VidRev. Holders of VidRev common stock have no right to convert their shares into any other shares of capital stock of VidRev or any other securities.

Liquidation
-----------

     Kentex. Upon dissolution or liquidation of Kentex, whether voluntary or involuntary, holders of Kentex common stock will be entitled to receive all assets of Kentex available for distribution to its stockholders.

     VidRev. Upon dissolution or liquidation of VidRev, whether voluntary or involuntary, holders of VidRev common stock will be entitled to receive all assets of VidRev available for distribution to its stockholders.

       FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS; PIGGYBACK
                               REGISTRATION RIGHTS

     All shares of the surviving company's common stock that will be distributed to VidRev stockholders in the Merger will be freely transferable, except for restrictions applicable to "affiliates" of Kentex and VidRev. Persons who are deemed to be affiliates of VidRev may resell shares of the surviving company's common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under
the Securities Act of 1933.   Persons who may be deemed to be affiliates of
Kentex generally include executive officers, directors and significant stockholders of Kentex. Persons who are deemed to be affiliates of Kentex may sell their shares in the surviving company only in transactions permitted by the resale provisions of Rule 144 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Kentex generally include executive officers, directors and significant stockholders of Kentex.

     As a condition to closing the Merger, piggyback registration rights will be granted to several Kentex stockholders. The amount of shares subject to such piggyback registration rights may be reduced or eliminated from any particular registration if their inclusion would adversely affect the marketability of the surviving company's securities to be sold.

                          THE COMPANIES

KENTEX PETROLEUM, INC.

Business Development.
---------------------

     Organization, Charter Amendments and General History
     ----------------------------------------------------

     Kentex was organized under the laws of the State of Nevada on February 10, 1983. It currently has four beneficial holders who collectively own approximately 92.4% of its outstanding common stock: Jenson Services, Inc., Duane S. Jenson, Travis T. Jenson and Thomas J. Howells. Under the terms of the Merger Agreement, each of these stockholders is to tender his/its shares to Kentex for cancellation. As of December 15, 2004, these shares represented 2,234,640 of the 2,357,997 shares then outstanding. The Merger Agreement also provides that Jenson Services and certain of its affiliates are to receive a total of 520,000 "unregistered" and "restricted" shares of Kentex's common stock in consideration of Jenson Services' payment of all costs incident to the Merger and satisfaction of all costs and expenses then owed by Kentex, with the exception of part of Kentex's legal fees, estimated at $25,000.

     On May 8, 1999, John Myung, Kentex's President, Treasurer and director resigned and designated James Doolin as a director.

     On May 30, 1999, Alan Reedy, Kentex's Secretary and director, resigned and designated Jason Jenson as a director.

     On September 27, 1999, Jason Jenson, Kentex's director, resigned and designated Shane Thueson as a director.

     On September 28, 1999, Luke Bradley was appointed as a director of Kentex by a quorum of its directors. On the same date, James Doolin was elected President, Luke Bradley was elected Vice President, and Shane Thueson was elected Secretary. Kentex's officers were elected by the entire membership of the Board of Directors.

     On December 31, 2002, Messrs. Doolin, Bradley and Thueson accepted the appointment of Sarah Jenson as President and director, Victoria Jenson as Vice President and director, and Lisa Howells as Secretary/Treasurer and director, and in seriatim, resigned from their respective positions with Kentex.

Business
--------

     Kentex was organized for the purpose of engaging in any lawful activity. In March of 1983, it completed a merger. It then began pursuing opportunities in the development and production of oil well facilities, including entering into leases and partnerships and acting as general partner of ventures. These operations proved to be unsuccessful and ended over 10 years ago. Since then, there have been no further operations.

Principal Products or Services and their Markets
------------------------------------------------

     Kentex does not currently have any products or services. If the Merger is completed, Kentex's operations will become the operations of VidRev.

Competition
-----------

     Management believes that there are literally thousands of "blank check" companies engaged in endeavors similar to those engaged in by Kentex; many of these companies have substantial current assets and cash reserves. Competitors also include thousands of other publicly-held companies whose business operations have proven unsuccessful, and whose only viable business opportunity is that of providing a publicly-held vehicle through which a private entity may have access to the public capital markets. If the Merger is completed, Kentex will face the same competitive pressures that VidRev faces in its industry.

Sources and Availability of Raw Materials and Names of Principal Suppliers
--------------------------------------------------------------------------

     None; Not applicable.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements of Labor Contracts
---------------

     None; Not applicable.

Need for any Governmental Approval of Principal Products of Services
--------------------------------------------------------------------

     None; Not applicable.

Effect of Existing or Probable Governmental Regulations on Business
-------------------------------------------------------------------

     The integrated disclosure system for small business issuers adopted by the SEC in Release No. 34-30968 and effective as of August 13, 1992, substantially modified the information and financial requirements of a "Small Business Issuer," defined to be an issuer that has revenues of less than $25 million, is a U.S. or Canadian issuer, is not an investment company, and if a majority-owned subsidiary, the parent is also a small business issuer; provided, however, that an entity is not a small business issuer if it has a public float (the aggregate market value of the issuer's outstanding securities held by non-affiliates) of $25 million or more. Kentex is deemed to be a "small business issuer."

     The SEC, state securities commissions and the North American Securities Administrators Association, Inc. ("NASAA") have expressed an interest in adopting policies that will streamline the registration process and make it easier for a small business issuer to have access to the public capital markets.

Sarbanes-Oxley Act
------------------

     On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act imposes a wide variety of new regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:

     * Our chief executive officer and chief financial officer must certify the accuracy of all of our periodic reports that contain financial statements;

     * Our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures; and

     * We may not make any loan to any director or executive officer and we may not materially modify any existing loans.

     The Sarbanes-Oxley Act has required us to review our current procedures and policies to determine whether they comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations adopted under the Sarbanes-Oxley Act and will take whatever actions are necessary to ensure that we are in compliance.

Research and Development
------------------------

     None; Not applicable. If the Merger is completed, Kentex's research and development activities will be those of VidRev.

Cost and Effects of Compliance with Environmental Laws
------------------------------------------------------

     None; Not applicable.

Number of Employees
-------------------

     Kentex does not currently have any employees.

Regulation and Taxation
-----------------------

     Kentex believes that it has structured the Merger in such a manner as to minimize federal and state tax consequences to Kentex and to VidRev and its stockholders.

Property
--------

     Kentex's principal executive offices are located at 4685 Highland Drive, Suite 202, Salt Lake City, Utah 84117 and Kentex's phone number is (801) 278-9424.

Legal Proceedings
-----------------

     Kentex is not a party to any pending legal proceeding. To the knowledge of current management, no federal, state or local governmental agency is presently contemplating any proceeding against Kentex. No director, executive officer or affiliate of Kentex or owner of record or beneficially of more than five percent of its common stock is a party adverse to Kentex or has a material interest adverse to Kentex in any proceeding.

Qualitative and Quantitative Disclosures about Market Risk
----------------------------------------------------------

     Kentex has not considered or conducted any research concerning qualitative and quantitative market risk because Kentex is an inactive corporation with no significant assets or operations.

              Description of Kentex Capital Stock
              -----------------------------------

Common Stock
------------

     Kentex is authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share. As of December 15, 2004, there were 2,357,997 common shares issued and outstanding held by 414 stockholders. There is no public market for Kentex's common stock. Following the completion of the Merger, the surviving corporation is expected to apply to have its common stock quoted on the Over the Counter Bulletin Board of the National Association of Securities Dealers, Inc. However, there can be no assurance that it will be successful in this regard or that it will be able to establish or maintain any public market for its securities.

     All outstanding shares of Kentex's common stock are duly authorized, validly issued, fully paid and nonassessable. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. Kentex's common stock is not redeemable and has no preemptive or conversion rights. Holders of Kentex's common stock have cumulative voting rights in the election of directors.

Dividends
---------
     Kentex has not declared any cash dividends with respect to its common stock and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, its ability to pay dividends on its common stock.

               KENTEX'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Kentex has not engaged in any material operations or had any revenues from operations during the last two fiscal years. Its plan of operation for the next 12 months is to complete the Merger with VidRev, after which the operations of VidRev will be the operations of Kentex. If Kentex is unable to complete this Merger, it will continue to seek out the acquisition of assets, property or a business that may be beneficial to Kentex and its stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                           DISCLOSURE

     During its two most recent fiscal years, and to date, Kentex's principal independent accountant has not resigned, declined to stand for re-election or been dismissed.

VIDREV TECHNOLOGIES, INC.

Organization and General History
--------------------------------

     VidRev Technologies, Inc., was incorporated under the laws of the state of Florida on February 3, 2004. VidRev is the exclusive United States licensee and distributor of certain video compression technology from TTA Technologies Ltd. ("TTA"), a Bahamian company, which owns approximately 96.8% of VidRev's outstanding common stock. Under the terms of the Merger Agreement, TTA is to tender 3,959,357 shares to VidRev for cancellation prior to the effective date of the Merger. As of December 15, 2004, these shares represented approximately 13% of the 30,356,000 shares then outstanding.

Business
--------

     VidRev seeks to provide powerful, reliable and user-friendly software solutions for videoconferencing, video broadcast, video security and peer-to-peer video communication.

     With video compression technology that VidRev licenses from TTA, VidRev has created a suite of software solutions that it believes are more powerful and advanced than similar products in the market in terms of picture size and resolution, bandwidth requirements, audio/video synchronization, and application features.

     In addition to meeting the videoconferencing needs of home and corporate users, VidRev plans to partner with large original equipment manufacturers ("OEMs") by offering them low-maintenance, high-margin software packages. By carefully selecting strategic partners and resellers, VidRev hopes to reach a substantial number of customers and businesses while maintaining a very low overhead.

     VidRev believes its software applications deliver near-television quality, up to full-screen video over the Internet at a fraction of the normally required bandwidth. VidRev's products provide crisp, synchronized audio and visual with almost no pixilation. With VidRev's software, a customer only needs a web cam and an Internet connection (preferably high-speed for optimal performance) to videoconference.

     VidRev has four main applications:

     *    VidPhone - for one-on-one conversations;

     *    VidConference - for multiple-user conferencing;

     *    VidBroadcast - for broadcasting live feeds to thousands of users;
          and

     *    VidSecure - for remote security-feed monitoring.

     VidRev believes its products eliminate the need for bulky and costly hardware, reduce the long lead-times for setup, and remove the distribution complications encountered with multi-site rollouts.

Growth in the use of videoconferencing
--------------------------------------

     While interest in videoconferencing has grown steadily in the past five years, its relatively low use to date can be attributed to two factors.
First, the transmission Compression/Decompression technology ("Codec") used in videoconferencing has been inefficient, and as a result has produced low resolution, jerky video and poor sound. Second, broadband had not reached a large number of U.S. businesses and homes. However, as of October 2004, broadband penetration now stands at 51.3% of all U.S. households, and is projected to reach 80% by June 2006. Further, according to the research firm Frost & Sullivan Inc., the growth for videoconferencing is expected to increase from a $1.9 billion U.S. market in 2000 to a $5.4 billion U.S. market in 2005.

     Although the videoconferencing industry has seen advances to improve audio and video quality and ease-of-use, VidRev believes the leading standards and protocols being utilized in the transmission of videoconferencing data are still too expensive or lack audio and video transmission quality.

VidRev's Technology
-------------------

     VidRev believes that the Codec it licenses from TTA alters the way in which voice and video are transmitted. This technology allows VidRev's products to deliver smooth, near-television quality streaming video over the Internet at a cost-effective rate, without the need for expensive hardware.

     VidRev's believes its products can compress video compact disc or digital video disk data by as much as 10-20% of its original size in real time. This efficiency allows the stream to reduce any need for buffering, and as a result, the VidRev compression allows for very thin client-side live streaming (with full screen capability). This compression technology, coupled with VidRev's intellectual property resolution platform, makes live video broadcasting across WANs or LANs attainable to ordinary users.

     Current releases of the Codec are software-based and run on the Windows environment. VidRev anticipates that a Linux version will be available by the second quarter of 2005. In 2005, VidRev plans to release a hardware chipset encoded VidPhone produced and licensed to VidRev by TTA.

Products and Marketing
----------------------

     VidRev's management has developed a plan under which all direct and indirect sales and marketing expenses will be borne by its licensees and distributors. VidRev anticipates entering into agreements with telecommunication companies and OEMs, as well as direct sales organizations ("DSOs"), which will in turn market VidRev's products with their own existing sales-force. VidRev anticipates that these entities will bear all of the costs of sales, marketing, the collection of monthly fees, and deployment of infrastructure. By using this strategy, VidRev believes it can reduce its costs dramatically as it will compensate these parties through commission on earned revenue and through stock incentive plans. To this end, VidRev anticipates that it may issue up to 500,000 shares of restricted common stock to a limited number of sales and distribution partners within the next 24 months. VidRev believes that such a strategy will allow it to accomplish two crucial elements for its success:

     * Fast and affordable access and deployment of a large trained sales force selling into an installed base of customers; and

     * Substantial reduction of capital requirements involved in recruiting, training and deploying an effective sales force.

     VidRev has already signed a licensing and distribution agreement with a DSO in Florida. As of November 2004, this DSO is marketing VidRev's products through their network of 35 full time sales associates and 300 agents and is responsible for support and installation of the products and for all sales and collection costs. Under the terms of its agreement, VidRev will receive approximately 58% of the gross revenue generated and earned by the DSO in return for a non-exclusive license to distribute the family of VidRev products.

     In addition, VidRev has also entered into a letter of intent with a marketing and distribution company in the telecom sector. It is the intention of the parties that this company will have the rights to market the family of VidRev products to Competitive Local Exchange Carriers, telecommunications companies and other communication providers in the State of Florida on an exclusive basis, and outside Florida on a non-exclusive basis.

     VidRev is also targeting its efforts at the on-line dating industry, which it believes is a potentially large market for VidRev's products. VidRev will begin its marketing efforts to this industry in early first quarter of 2005. VidRev anticipates using a licensing arrangement with this sector.

     VidRev's four products are as follows:

     VidPhone. VidPhone is a peer-to-peer voice and video over internet protocol product, which allows two individuals to be connected to the Internet through a broadband connection to communicate using real time synchronized voice and video at "near television" quality. VidRev has developed four service levels for the Vidphone family of products:

     * VidPhone Basic is a one-way VidPhone that is provided without charge to telecommunication companies and DSOs as a promotional tool (with a maximum number of uses built in to prevent improper usage). The Vidphone Basic user can call a VidPhone-3, VidPhone-Pro or VidPhone Pro Plus user and be able to see and hear that person. The VidPhone-3, VidPhone-Pro or VidPhone Pro Plus user cannot see the VidPhone Basic user but can have a clear voice conversation.

     * VidPhone-3 is a two-way video product that permits both parties to have a peer-to-peer video meeting. VidPhone-3 is priced at $19.95 per month, and has the added features of being able to take a still picture of the other party or record the entire video meeting and play it back.

     * VidPhone-Pro is not only a two-way video product that permits both parties to have a "peer-to-peer" video meeting, but VidPhone-Pro has the added features of being able to take a still picture of the other party or record the entire video meeting and play it back. Additionally, VidPhone-Pro also permits the user(s) to roam and use the product anywhere in the world where there is access to either a fixed high-speed Internet line or access to a wireless hot spot. VidPhone-Pro is priced at $29.95 per month and is aimed at the business user who needs the added benefit of portability.

     * VidPhone Pro Plus has all the features of the VidPhone Pro, and has the added benefit of unlimited Voice Over Internet Protocol ("VOIP") with no long-distance or toll charges of any kind, thereby creating what VidRev believes is a cost-effective communication device for both regular telephone calls to anyone in the U.S. and Canada over VOIP as well as videoconferencing. For those areas outside of U.S and Canada, VidRev provides a bundled VOIP service at a price of $0.05 per minute. The VidPhone Pro Plus is priced at $39.95 per month.

     VidConference
     -------------

     VidConference is VidRev's software-based videoconference system that allows real time audio and video to be shared among 11 attendees, regardless of their geographic location. VidRev believes potential markets for VidConference will be both large enterprises that seek a low-cost, high-quality videoconferencing, as well as small companies that will purchase 'one-off' videoconferences from licensed distributors. VidConference will be sold to large enterprises on a license basis (based on the number of seats) as well as on a per minute basis to smaller companies and individuals.

     VidBroadcast
     ------------

     VidBroadcast is professional video client end software that will be used to communicate with VidRev Video Servers and Video Broadcast Centers. VidBroadcast can control and record 16 cameras and an unlimited number of connections and users. VidRev believes potential customers for VidBroadcast include:

     * Financial public relations for corporate communication to multiple personnel;

     *    Political messaging for fund raising and team communication;

     *    Corporate multicasting for a variety of communication needs; and

     *    University e-learning and distance-based learning.

     VidSecure
     ---------

     VidSecure is a product that provides real-time secure streaming feeds from multiple cameras with minimal hardware to anywhere in the world over the Internet. The VidSecure solution can work with fixed cameras, with roving cameras or with operator driven high speed PTZ (pan-tilt-zoom) cameras, analog or digital.

     While there are a number of competitive products in the marketplace today, VidRev believes VidSecure has the benefit of a larger and clearer image and smaller bandwidth and server utilization. VidRev believes VidSecure offers a solution to anyone seeking to secure a single location or multiple locations around the world at a low cost. Some potential users and applications of VidSecure include:

     *    Security monitoring companies;

     *    Corporate security monitoring systems;

     *    Nanny-cam installed in the home for protection of children; and

     * Hospitals, nursing homes, convalescent homes and heath care facilities.

Competition
-----------

     The competition for videoconferencing is made up of two distinct and completely different vendors. On the one hand there is a small group of "high-end" expensive systems from such companies as:

     *    AT&T Corp.

     *    Polycom, Inc.

     *    Tandberg, Inc.

     *    V-Con, Inc.

     *    Sony Electronics, Inc.

     *    VTEL Products Corporation

     *    WEBEX Communications, Inc.

     These companies are well established and well recognized in the video conferencing industry and have substantial sales and a proven track record of success. The second tier is comprised of companies who are selling software-based videoconferencing products, and include:

     *    Eyeball Networks Inc.

     *    Genesys Conferencing, Inc.

     *    HQ Global Workplaces

     *    IB Productions Inc.

     *    LiveOffice Corp.

     *    InData Group, Inc.

     *    PictureTel Corp.

Sources and Availability of Raw Materials and Names of Principal Suppliers
--------------------------------------------------------------------------

     None; Not applicable.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements of Labor Contracts
---------------

     VidRev is the exclusive United States licensee and distributor of certain video compression technology from TTA, VidRev's controlling stockholder.

     Under its License and Distribution Agreement with TTA, TTA grants VidRev an exclusive right to distribute and further license certain video compression technology in the continental United States for an initial term of 50 years. Excluded from the license is the right to distribute or further license the technology for pornographic or adult entertainment purposes. Pricing is to be determined annually by VidRev and TTA. For each sublicense granted by VidRev or a third party distributor of VidRev to an end user, VidRev is required to pay a fee to TTA of eighteen percent (18%) of the license or use fee for each product sublicensed.

Need for any Governmental Approval of Principal Products of Services
--------------------------------------------------------------------

     None;  Not applicable.

Effect of Existing or Probable Governmental Regulations on Business
-------------------------------------------------------------------

     If VidRev completes the Merger, the surviving company will be subject to the regulatory requirements and rules of a publicly-held company.

Research and Development
------------------------

     VidRev currently has no research and development expenses. VidRev's technology is licensed to VidRev by TTA. Therefore, TTA and its related companies currently bear the cost of such research and development. It is anticipated that VidRev will be responsible for a research and development royalty fee to TTA for the hardware chipset version of the VidPhone, which is expected to be launched in 2005. The terms and conditions of the royalty fee will be negotiated prior to the launch of the product.

Cost and Effects of Compliance with Environmental Laws
------------------------------------------------------

     None;  Not applicable.

Number of Employees
-------------------

     VidRev currently has one employee, Errol Gerson, the Chief Operating Officer and Interim President.

Regulation and Taxation
-----------------------

     VidRev believes that it has structured the Merger in such a manner as to minimize federal and state tax consequences to it and to Kentex and its stockholders.

Property; Website
-----------------

     VidRev's principal executive offices are located at 1880 Century Park East, Suite 700, Los Angeles, California 90067 and its phone number is (310) 407-5352. VidRev's website address is www.vdvr.com. The information found on VidRev's website is not a part of this joint Information Statement/Prospectus.

Qualitative and Quantitative Disclosures about Market Risk
----------------------------------------------------------

     VidRev has not considered nor conducted any research concerning qualitative and quantitative market risk.

              DESCRIPTION OF VIDREV CAPITAL STOCK

Common Stock
------------

     VidRev is authorized to issue up to 50,000,000 shares of common stock, $.0001 par value per share. As of December 15, 2004, there were 30,356,000 common shares issued and outstanding held by 25 stockholders and no preferred stock issued. There is no public market for VidRev common stock.

     All outstanding shares of common stock of VidRev are duly authorized, validly issued, fully paid and nonassessable. Upon liquidation, dissolution or winding up, the holders of VidRev common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not redeemable and has no preemptive or conversion rights.

Dividends
---------
     VidRev has not paid any dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

VIDREV'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                          OF OPERATIONS

     VidRev is a development stage company. As of September 30, 2004, VidRev had a net loss in the amount of $320,080 for the period from inception to September 30, 2004. As of that date, VidRev had current liabilities of $264,249 with current assets in the amount of $17,246.

     VidRev's management has developed a plan under which all direct and indirect sales and marketing expenses will be borne by its licensees and distributors. To this end, VidRev anticipates that it may issue up to 500,000 shares of restricted common stock to a limited number of sales and distribution partners within the next 24 months. Sales efforts on the part of VidRev's first licensees/distributors began in November 2004 and VidRev's management is optimistic that these efforts will begin to generate revenue to sustain the operations of VidRev.

     VidRev's operations have been primarily funded by TTA. As of December 27, 2004, VidRev has been advanced a total of $153,400 from TTA, the controlling stockholder of VidRev and the licensor of its technology. This debt is evidenced by demand promissory notes that bear interest at the rate of five percent (5%) per annum. It is the intention of VidRev to repay these demand promissory notes as soon as sufficient capital has been accumulated. VidRev's future capital requirements will depend on many factors, including but not limited to: the market acceptance of its products and sublicenses; the levels of promotion and marketing required to attain a competitive position in the marketplace, the extent to which it and TTA invest in new technology and improvements on VidRev's existing technology, and the response of competitors to its products and sublicenses.

     Pursuant to the Merger Agreement, the surviving company will file a subsequent registration statement to register the re-sale by TTA of up to 1,000,000 shares of the surviving company's common stock and to register for sale and issuance by the surviving company of up to 1,000,000 shares of its common stock. VidRev will use any funds obtained in its offering of 1,000,000 shares to fund the operations of the surviving company.

     VidRev expects that it will require only minimal additional funding for 2005. However, to the extent that any funds VidRev may receive from the sales of its stock, products and sublicenses are insufficient to fund its activities over the long-term, VidRev may need to raise additional funds through additional equity or debt financing or from other sources.

TTA TECHNOLOGIES LTD.

General
-------

     TTA Technologies Ltd. was organized under the laws of the Bahamas on December 3, 2003. TTA has invested in and licenses software used for video conferencing, video telephony, security and compression and transmission of electronic files in connection with the World Wide Web. TTA has licensed the video over intellectual property compression technology in the United States to VidRev. TTA's principal executive offices are located at First Commercial Center, East Mall Drive and Pioneers Way, P.O. Box F 44656, Freeport, GBI, The Bahamas and its phone number is (242) 373-3405.

Beneficial Ownership of TTA Technologies Ltd.
---------------------------------------------

     The following table presents certain information as of December 20, 2004 with respect to the beneficial ownership of shares of TTA by: (i) all stockholders of TTA who are beneficial owners of more than 5% of its outstanding shares, (ii) each director and officer of TTA, and (iii) all directors and officers of TTA as a group.

   Name and Address                         Amount and Nature of   Percentage
   of Beneficial Owner  Director/Officer    Beneficial Ownership    of class
   -------------------  ----------------   --------------------    --------

 John Bloom             Director & Chairman     249,500 (1)             49.9%
      Silver Point
     Apartment 43
     Acacia Road
     Freeport, GBI
     The Bahamas

 Henry Ni               Director & President    249,500                 49.9%
      1/22 Russell Street
      Camberwell,
      VIC 3124 Australia

 Peter Brown            Director & Secretary      1,000 (2)               *
      279 East 44th Street
      Apt. 14A
      New York, NY 10019

 Directors and Officers as a Group                                       100%


* less than 1%

(1) Mr. Bloom's wife, Anne Bloom, is the record owner of 100,000 of these shares. Mrs. Bloom is not an officer or director of TTA.

(2) Peter Brown, Esq., owns an equity interest in BRMFS Holdings, LLC, which is the record owner of these shares. The address of BRMFS Holdings, LLC is 900 Third Avenue, New York, NY 10022.

                           PROPOSAL TWO
                     APPROVAL OF NAME CHANGE

     Pursuant to the Merger Agreement, on December 9, 2004, Kentex's Board of Directors voted unanimously to authorize and recommend that Kentex stockholders approve an Amended and Restated Articles of Incorporation to change Kentex's name to VidRev Technologies, Inc. On December 14, 2004, consenting Kentex stockholders owning approximately 92.5% of the issued and outstanding shares of Kentex common stock approved the Amended and Restated Articles of Incorporation and the name change. The Amended and Restated Articles of Incorporation will be filed with the Nevada Secretary of State and it is conditioned upon the closing of the Merger. A copy of the Amended and Restated Articles of Incorporation is attached as Annex B to this joint Information Statement/Prospectus. The Board of Directors and Kentex's consenting stockholders believe that this name change more accurately reflects the nature of the surviving company's business, which is to provide software and technology solutions for videoconferencing.

                         PROPOSAL THREE
                     ELECTION OF DIRECTORS

     Under the Merger Agreement, Kentex and VidRev have agreed that upon closing of the Merger, the current directors of Kentex will resign in seriatim and the surviving company's Board of Directors will consist of six members. Each director shall serve until the end of the one-year term to which he is elected and until his successor has been elected, or until his earlier resignation or removal.

     On December 14, 2004, consenting Kentex stockholders owning 92.5% of the issued and outstanding shares of Kentex common stock elected the following individuals. Such election is conditional upon the closing of the Merger.

Name                          Age                      Position

Peter Brown                    58                      Director
David Clare                    49                      Director
Sy Eisenberg                   74                      Director
Errol Gerson                   59                      Director
Michael Noshay                 55                      Director
Ed Rollins                     61                      Director


     All of the above persons are current directors of VidRev.

Information Concerning the Nominees
-----------------------------------

     The background and experience of the nominees for directors are as follows:

     Peter Brown has served as a director of VidRev since May 2004. He also serves as Vice President and Secretary of VidRev. Mr. Brown is a founding and managing partner at the law firm of Brown Raysman Millstein Felder & Steiner LLP. Mr. Brown speaks and writes extensively on intellectual property and technology issues. He co-authors a monthly column for the New York Law Journal and has co-authored two books: Emerging Technologies and the Law: Forms & Analysis and Computer Law: Drafting and Negotiating Forms and Agreements. He has served as an expert witness on technology law matters in federal litigations and arbitrations. Mr. Brown has also served as an Adjunct Professor of Computer Law at Dartmouth College and as Co-Chair of the American Bar Association's Computer Litigation Committee. He is the former Chair of the Computer Law Committee of the Association of the Bar of the City of New York and is a member of the Board of Directors of the Computer Law Association. Mr. Brown is a graduate of Dartmouth College and received his J.D. at Columbia University School of Law.

     David Clare has served as a director of VidRev since July 2004. Mr. Clare is currently the Chairman and Senior Vice President of Champ Car World Series, LLC, a leading open-wheeled street car racing series. Mr. Clare is formerly the Chief Operating Officer of Championship Auto Racing Teams, Inc., a New York Stock Exchange listed company and predecessor of Champ Car World Series, LLC. Mr. Clare was also a director and officer of CART, Inc., a subsidiary Championship Auto Racing Teams, Inc., when CART, Inc. filed for bankruptcy protection in December 2003. From 2000 to 2002, Mr. Clare served as Director of Sports Marketing at Merit/Burson-Marsteller, a global public relations and public affairs firm in Seoul, Korea. Mr. Clare is also a founder and former Managing Director of Event Promotion International Limited, where he was responsible for the company's management and development in areas such as sports marketing, event management and licensing. Mr. Clare attended the University of Leeds in the United Kingdom.

     Sy Eisenberg has served as a director of VidRev since February 2004. He also served as President of VidRev until May 2004. Mr. Eisenberg is President and director of Eisenberg Insurance Group and is a Florida licensed commercial real estate broker. He has been President and director of the IMF Corporation, American First Capital and the First Wall Street Corp. companies, which were involved in investment banking and financial services. He was Senior Vice-President of The Washington Group specializing in financial consulting, real estate and asset management. He served as President and director of Tolin Manufacturing Corp and Vice-President and director of Odell Inc., publicly held corporations that were merged with Papercraft Corp., a New York Stock Exchange listed company. Mr. Eisenberg is a former Vice Mayor and Commissioner and Chairman of the Finance Committee for the City of Miami Beach, Florida and was elected for four terms. He also served on the Board of Directors for the Florida League of Cities Finance and Taxation Committee and was a member of the Policy Steering Committee of the National League of Cities. He served on the Board of Governors for the State of Florida Joint Underwriting Association and as a member of the Board of Governors of Barry University. He is the co-founder of the Center for International Security in Washington D.C. Mr. Eisenberg is a veteran of the U.S. Army and served with the Combat Engineers. He is a member of the Veterans of Foreign Wars and the American Legion.

     Errol Gerson has served as a director, Chief Operating Officer and Interim President of VidRev since May 2004. Mr. Gerson is the former Chief Operating Officer of National Lampoon Networks, Inc., a college television network, from July 2001 through May 2004. From 1997 through 2001, Mr. Gerson served as director of New Media at Creative Artists Agency, where he was responsible for integrating New Media into the existing core business and acquiring new clients. In 1992 he created Cow Interactive, one of the first Internet design and consulting companies in the United States, developing Internet sites for clients. Mr. Gerson is a graduate of the University of Southern California and received a Bachelor of Science in Accounting and his M.B.A. in Finance.

     Michael Noshay has served as a director of VidRev since August 2004.
Mr. Noshay co-founded IDS Telcom, a telecommunications service provider in 1989. With over 15 years experience in the telecommunications industry in executive and leadership positions, Michael Noshay is the President of IDS Telcom. In his capacity as President, he is responsible for developing new business opportunities for the company and negotiating all interconnection agreements with other telecom and related entities of the telecommunications industry. Prior to co-founding IDS, Mr. Noshay served in ownership/leadership roles in various businesses including construction, real estate,
manufacturing, distribution and the hotel industry.   He currently serves as a
member on the Board of Directors of USAT, LLC and as a Partner in a financial services company. Michael Noshay graduated with honors from Franklin & Marshall College in 1971 and later attended the University of Miami Law School.

     Ed Rollins has served as a director of VidRev since February 2004. Mr. Rollins is a political commentator and strategist and was most recently the Co-Chairman and Campaign Manager of the Ross Perot Presidential Campaign. He has served in the administrations of three Presidents - Richard Nixon, Gerald Ford and Ronald Reagan and served as the National Campaign Director for President Regan's 1984 re-election campaign. Mr. Rollins has also served in the California legislature as the Republican Chief of Staff, Principal Assistant to the Republican Leader, and Assistant to the Speaker of the California State Assembly. Mr. Rollins is a graduate of the California State University system where he also completed graduate studies in Political Science and Public Administration.

Meetings of the Board; Committees of the Board
----------------------------------------------

     The Board of Directors of Kentex met on September 28, 2004, to evaluate the due diligence materials provided by VidRev in connection with the Merger and on December 9, 2004 to approve the Merger and the transactions related thereto. Kentex does not have any committees of its Board of Directors.

Involvement in Certain Legal Proceedings
----------------------------------------

     Except as indicated below, during the past five years, none of Kentex's present or former directors, executive officers or persons nominated to become directors or executive officers:

     * was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

     * was convicted in a criminal proceeding or named subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

     * was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     * was found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

     Mr. David Clare, currently a member of the board of directors of VidRev, and who will become a member of the board of the surviving company upon the closing of the Merger, was a director and officer of CART, Inc. when it filed for bankruptcy protection in December 2003.

Transactions with Management and Others
---------------------------------------

     During the past two years, there have been no material transactions, series of similar transactions or currently proposed transactions, to which Kentex was, or is, to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, promoter or founder or any security holder who is known to Kentex to own of record or beneficially more than five percent of Kentex's common stock, or any member of the immediate family of any of the foregoing persons, or any promoter or founder had a material interest.

Termination of Employment and Change of Control Arrangements
------------------------------------------------------------

     None.

Security Ownership of Kentex Shares By Certain Beneficial Stockholders
----------------------------------------------------------------------

     The following table presents certain information regarding beneficial ownership of Kentex common stock as of December 15, 2004.

Name and Address of                 Amount of Beneficial        Percent of
Beneficial Owner                         Ownership                 Class
----------------                         ---------                 -----

Sarah E. Jenson                           364,000 (1)                15.4%
    8842 Highfield Rd.
    Park City, UT  84098

Victoria Jenson                                 -                      -
    89 Lone Hollow Dr.
    Sandy, UT 84092

Lisa Howells                              182,000 (2)                 7.7%
    8495 S. Terrace Dr.
    Sandy, UT  94093

Directors and Officers as a
Group                                     546,000                    23.1%


(1) Ms. Jenson's husband, Travis T. Jenson, is the record owner of these shares.

(2) Ms. Howells' husband, Thomas J. Howells, is the record owner of these shares.

     After the Merger, Kentex's stockholders will own 923,357 shares or approximately 3.35% of the surviving company.

Pro Forma Beneficial Ownership
------------------------------

     The following table sets forth, on a pro forma basis, as of December 20, 2004, certain information with respect to the beneficial ownership of shares of the surviving company's common stock of (i) all stockholders Kentex and VidRev believe will be beneficial owners of more than 5% of the surviving company's outstanding common stock, (ii) each prospective director of the surviving company and each prospective executive officer of the surviving company and (iii) all prospective directors and prospective officers of the surviving company as a group when, the cancellation of 3,959,357 shares of VidRev common stock held by TTA has taken place, the Merger has been effected, and the new directors and officers are appointed.

Name and Address of                          Amount of Beneficial  Percent of
Beneficial Owner       Director/Officer      Ownership             Class
----------------       ----------------      ---------             -----

TTA Technologies Ltd.               -          25,415,143(1)         93.6%
    First Commercial Center
    East Mall Drive and
    Pioneers Way
    P.O. Box F 44656,
    Freeport, GBI
    The  Bahamas

Sy Eisenberg                  Director            300,000             1.1%
    5025 Collins Ave
    Apt. 704
    Miami Beach, FL 33140

Peter Brown                   Director,            40,000(2)            *
    279 East 44th Street      Vice President and
    Apt. 14A                  Secretary
    New York, NY 10019

Errol Gerson                  Director,            20,000               *
    9947 Robbins Drive        Chief Operating
    Suite 201                 Officer and
    Beverly Hills, CA 90212   Interim President

Ed Rollins                    Director             10,000                *
    301 East 66th Street
    Apt. 6L
    New York, NY 10021

David Clare                   Director              5,000                *
    8826 Worthing Circle
    Indianapolis, IN 46298

Michael Noshay                Director                  -                -
    1525 NW 167th Street
    Miami, FL  33169

Directors and Officers
as a Group                                        375,000             1.4%

(1) Mr. Henry Ni and Mr. John Bloom are the controlling stockholders of TTA. Mr. Bloom's wife, Anne Bloom, is the record owner of 150,000 of these shares.

(2) Mr. Brown also owns an equity interest in BRMFS Holdings, LLC, which is the record owner of 20,000 of these shares. The address of BRMFS Holdings, LLC is 900 Third Avenue, New York, NY 10022.

*    Beneficial ownership is less than 1%.

Management
----------

     Kentex's current directors and executive officers are: Sarah E. Jenson (President and director), Victoria Jenson (Vice President and director), and Lisa Howells (Secretary/Treasurer and director). Each current director and executive officer is to resign her positions upon completion of the Merger.

     The executive officers of the surviving company after the Merger will be: Errol Gerson (Chief Operating Officer and Interim President), and Peter Brown (Vice President and Secretary). Each currently serves in those positions for VidRev.

Executive Compensation of Directors and Officers
------------------------------------------------

     No director or executive officer of Kentex has received any compensation from Kentex in the last two calendar years.

     Except for directors who are also employees of the surviving company, it is intended that each member of the Board of Directors of the surviving company will receive $2,500 plus out-of-pocket expenses and 500 shares of the surviving company's common stock for each meeting such non-employee director attends.

Employment and Consulting Agreements
------------------------------------

     Errol M. Gerson Employment Agreement
     ------------------------------------

      VidRev entered into an employment agreement with Errol M. Gerson on May 25, 2004, which will be assumed by the surviving company in the Merger. The employment agreement provides that Mr. Gerson shall serve as VidRev's Chief Operating Officer and shall hold the title of Interim President until such time as a President is employed by VidRev. Mr. Gerson's employment agreement states that he is entitled to an annual base salary of $160,000. Upon the consummation of outside financing to VidRev and/or the completion of the sale of securities by VidRev in an amount of not less than five million dollars in the aggregate, Mr. Gerson's base salary shall be increased to an annual rate of $180,000. Thereafter, Mr. Gerson's base salary will be subject to review on an annual basis, however, there is no guarantee of any future increase. VidRev also paid Mr. Gerson an aggregate of $9,500 for certain consulting services provided by Mr. Gerson for VidRev prior to the execution of the employment agreement.

     Mr. Gerson's employment agreement shall continue in effect until May 31, 2006. Subsequent to this initial expiration date, the employment agreement shall automatically renew for perpetual twelve-month terms unless either party provides written notice of intent not to renew no less than three months prior to expiration of the term.

     The employment agreement also provides long-term incentive compensation to Mr. Gerson through the grant of 95,000 restricted shares of common stock of VidRev, which is subject to a three-year vesting schedule. Except to the extent such shares are vested, the shares shall be subject to forfeiture by Mr. Gerson if termination for cause occurs. Mr. Gerson was also granted a signing bonus, whereby 20,000 shares of common stock of VidRev was granted. This signing bonus of 20,000 shares of common stock is not subject to a vesting schedule and vested immediately.

     Mr. Gerson's employment agreement states that VidRev may, without cause, and Mr. Gerson may, for good reason, terminate the agreement such that Mr. Gerson would receive his annual base salary through the end of the term of the employment agreement and such benefits as have accrued and are unpaid as of his termination date. In addition, all unvested shares of the long-term incentive compensation grant would vest immediately, and would become freely transferable.

     Lastly, the employment agreement stipulates that Mr. Gerson shall hold all confidential information in strict confidence and he shall refrain from competing with VidRev for a period of eighteen months from the date of termination.

     Pursuant to an amendment effective on December 1, 2004, Mr. Gerson agreed that the salary requirements of his employment contract will be amended as follows: the gross monthly compensation due to Mr. Gerson will be $11,000 per month until such time as VidRev has begun to earn not less than $25,000 per month of gross revenue, upon which he will assume his salary under his original employment agreement.

     Edward J. Rollins Consulting Agreement
     --------------------------------------

     VidRev entered into a consulting agreement with Edward J. Rollins on May 12, 2004, which will be assumed by the surviving company in the Merger. Mr. Rollins will provide consulting services to VidRev relating to the promotion of VidRev, including, the marketing of VidRev's products, managing general public relations and press relations, assisting in negotiating and implementing license agreements with clients, recruiting officers and executives for VidRev and other services that may be requested by VidRev.

     In consideration for his consulting services, Mr. Rollins will receive 50,000 shares of VidRev common stock as follows: (a) 10,000 shares issued upon executing the consulting agreement and (b) 10,000 shares on each of November 1, 2004, May 1, 2005, November 1, 2005 and May 6, 2006, provided that the consulting agreement is in effect on those dates and that Mr. Rollins in VidRev's judgment is exercising reasonable efforts to fulfill his duties under the agreement. VidRev also reserves the right to adjust the number of shares to be issued to Mr. Rollins.

     The consulting agreement anticipates that Mr. Rollins will serve on the Board of Directors of VidRev and that Mr. Rollins will attend approximately four Board meetings per year. VidRev agrees to pay Mr. Rollins $2,500 per meeting as well as reasonable travel expenses. VidRev will also issue 500 shares of common stock of VidRev for each meeting attended.

     Mr. Rollins' consulting agreement shall continue in effect until May 11, 2006. Subsequent to this initial expiration date, the consulting agreement shall automatically renew for perpetual one-year terms. Either party may terminate the consulting agreement for any reason provided that 30 days written notice of termination is given.

     Lastly, the consulting agreement stipulates that Mr. Rollins shall hold all confidential information in strict confidence and he shall refrain from rendering services to any existing or potential competitors of VidRev for the duration of the agreement and for a period of 3 months from the date of termination.

     Sy Eisenberg Consulting Agreement
     ---------------------------------

     VidRev entered into a consulting agreement with Sy Eisenberg on November 12, 2004, which will be assumed by the surviving company in the Merger. Mr. Eisenberg will provide consulting services to VidRev relating to the promotion of VidRev, including, the marking of VidRev's products, assisting in negotiating and implementing license agreements with clients, recruiting officers and executives for VidRev and other services that may be requested by VidRev.

     In consideration for his consulting services, Mr. Eisenberg received 300,000 restricted shares of VidRev common stock upon executing the consulting agreement. Mr. Eisenberg is also eligible to receive additional compensation, in the form of restricted VidRev common stock, for introducing clients to VidRev and successfully negotiating license agreements between VidRev and such clients.

     The consulting agreement anticipates that Mr. Eisenberg will serve on the Board of Directors of VidRev for an initial two-year term and that Mr. Eisenberg will attend approximately four Board meetings per year. VidRev agrees to pay Mr. Eisenberg $2,500 per meeting as well as reasonable travel expenses. VidRev will also issue 500 restricted shares of common stock of VidRev for each meeting attended.

     Mr. Eisenberg's consulting agreement shall continue in effect until November 11, 2006. Subsequent to this initial expiration date, the consulting agreement shall automatically renew for perpetual one-year terms. Either party may terminate the consulting agreement for any reason provided that 30 days written notice of termination is given.

     Lastly, the consulting agreement stipulates that Mr. Eisenberg shall hold all confidential information in strict confidence and shall refrain from disclosing such confidential information to any person or using such confidential information for his own account or for the account of any person. While Mr. Eisenberg may perform services for persons or entities other than VidRev provided that such service does not conflict with the consulting agreement, he may not provide services to any existing or potential competitors of VidRev for the duration of the agreement and for a period of 3 months from the date of termination.

Long-Term Incentive Plans
-------------------------

     Kentex has no long-term incentive compensation plans.

Certain Relationships and Related Transactions
----------------------------------------------

Kentex
------

     None; not applicable.

VidRev
------

     As of December 27, 2004, VidRev has been advanced a total of $153,400 from TTA, the controlling stockholder of VidRev and the licensor of its technology. This debt is evidenced by demand promissory notes that bear interest at the rate of five percent (5%) per annum. It is the intention of VidRev to repay these demand promissory notes as soon as sufficient capital has been accumulated.

     Peter Brown, Esq., a member of the Board of Directors, Vice President and Secretary of VidRev and a stockholder of VidRev, is the managing partner of Brown Raysman Millstein Felder & Steiner LLP, which serves as counsel to VidRev. It is anticipated that Brown Raysman Millstein Felder & Steiner LLP will render legal services to VidRev in excess of $175,000 this fiscal year. Mr. Brown holds 20,000 shares of the common stock of VidRev. Mr. Brown also has an equity interest in BRMFS Holdings, LLC, which holds 20,000 shares of the common stock of VidRev and 1,000 shares of TTA. Mr. Brown also serves as a director and Secretary of TTA. TTA holds 29,374,500 shares or 96.8% of VidRev's outstanding common stock.

     VidRev has entered into an employment agreement with Mr. Errol Gerson, a member of the Board of Directors of VidRev and VidRev's Chief Operating Officer and Interim President. VidRev has also entered into consultant agreements with Mr. Edward J. Rollins and Mr. Sy Eisenberg, both members of the Board of Directors of VidRev.

Compliance with Section 16(a) of the Exchange Act
-------------------------------------------------

     Each of Kentex's directors, executive officers and 10% owners have filed an Initial Statement of Beneficial Ownership of Securities on Form 3 with the SEC as follows:

     Name                       Filing Date
     ----                       -----------
     Sarah E. Jenson          December 17, 2004
     Victoria Jenson          December 17, 2004
     Lisa J. Howells          December 17, 2004
     Duane S. Jenson          December 17, 2004

     In addition, each of the following directors have filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 with the SEC on or about the dates indicated:

     Name                       Filing Date
     ----                       -----------
     Sarah E. Jenson          December 17, 2004
     Lisa J. Howells          December 17, 2004

                         PROPOSAL FOUR

                 APPROVAL OF STOCK OPTION PLAN

Background
----------

     Pursuant to the Merger Agreement, on December 14, 2004 the Board of Directors recommended that the stockholders approve the VidRev Technologies, Inc. 2005 Stock Option Plan (the "Stock Option Plan"). On December 9, 2004, consenting Kentex stockholders owning 92.5% of the issued and outstanding shares of Kentex common stock approved by written consent the Stock Option Plan, which will, assuming and contingent upon the completion of the Merger, be the stock option plan for the surviving company. The purpose of the Stock Option Plan is to provide an incentive to key employees and non-employee directors of, and consultants and other independent advisors to the surviving company or any of its affiliates, who are in a position to contribute materially to the long-term success of the surviving company, to increase their interest in the welfare of the surviving company and its affiliates and to aid in attracting and retaining employees, directors and consultants of outstanding ability. Stockholder approval of the Stock Option Plan permits the granting of incentive stock options under the Stock Option Plan and will enable certain stock options granted under the Stock Option Plan to qualify for deductibility under Section 162(m) of the Internal Revenue Code.

     A summary of the principal features of the Stock Option Plan is provided below, but is qualified by reference to the full text of the Stock Option Plan that is attached to this joint Information Statement/Prospectus under Annex D.

Shares Available
----------------

     2,500,000 shares of common stock of the surviving company are reserved under the Stock Option Plan for stock option grants. However, commencing as of January 1, 2006, should the total number of shares of common stock of the surviving company that is issued and outstanding increase, the maximum number of shares reserved for issuance under the Stock Option Plan will automatically increase for the next succeeding year to ensure that the number of shares of common stock reserved for issuance under the Stock Option Plan is always equal to 10% of the total number of issued and outstanding shares of common stock of the surviving company. If a stock option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of common stock as to which such expired or terminated stock option shall not have been exercised may again become available for the grant of new stock
options under the Stock Option Plan.   No employee may receive one or more
stock options in any calendar year for the purchase of more than 500,000 shares.

Administration
--------------

     The Stock Option Plan will be administered by committees designated by the Board of Directors (the "Committees"). Among the Committees' powers will be the authority to determine the eligibility of employees, directors and consultants to participate in the Stock Option Plan, to grant stock options under the Stock Option Plan and to determine whether stock options granted under the Stock Option Plan to employees shall be non-qualified stock options or incentive stock options, to interpret the Stock Option Plan, to prescribe, amend, and rescind rules and regulations relating to the Stock Option Plan, to determine the terms and provisions of stock option agreements and to make all other determinations necessary or advisable for the administration of the Stock Option Plan.

     A special committee comprised of two or more individuals who are both
(i) "non-employee directors" (as defined in Rule 16b-3(b)(3) promulgated by the SEC under the Securities Exchange Act of 1934, as amended) and (ii) "outside directors" (as such term is defined in Treasury Regulation Section 1.162-27(e)(3)), shall administer the Stock Option Plan with respect to stock option grants issued under the Stock Option Plan to employees and directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, and/or (b) employees who are "covered employees" within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended. For all other purposes of the Stock Option Plan, the regular committee shall administer the Stock Option Plan.

Eligibility for Participation
-----------------------------

     Employees, directors and consultants of the surviving company are eligible to participate in the Stock Option Plan. The selection of eligible participants is within the discretion of the Committees.

Types of Awards
---------------

     The Stock Option Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options.

     The Board of Directors may, at any time, alter, amend, suspend, discontinue, or terminate the Stock Option Plan; provided, however, that no such action shall adversely affect the right of any stock option grantee under any stock option previously granted thereto under the Stock Option Plan.

Stock Option Grants
-------------------

     The Committees may grant options qualifying as incentive stock options under the Internal Revenue Code (to employees only) and non-qualified stock options. The term of an option will be fixed by the Committees, but will not exceed ten years; provided, however, that any incentive stock option granted to a ten percent stockholder of the surviving company shall not be exercisable more than five years from the date the incentive stock option was granted.
The option price for any option, whether an incentive stock option or a non-qualified stock option, will not be less than the fair market value of the surviving company's common stock on the date of grant; and, provided, further, that the purchase price of each share of stock subject to an incentive stock option granted to a ten percent stockholder of the surviving company shall not be less than 110% of the fair market value of the surviving company's common stock on the date of grant. Generally, the fair market value will be the closing price of the surviving company's common stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option shall be payable in cash or by certified check, bank draft or postal or express money order. In addition, the Committees, in their discretion, may permit an option grantee to make partial or full payment of the purchase price by utilization of a "cashless exercise" or any other method made available by the Committees under the Stock Option Plan.

Adjustments
-----------

     In the event of any change in capitalization affecting the common stock of the surviving company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the common stock of the surviving company, the Board of Directors shall authorize and make such proportionate adjustments, if any, as the Board of Directors shall deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of common stock of the surviving company for which stock options in respect thereof may be granted under the Stock Option Plan, the number of shares of common stock of the surviving company covered by each outstanding stock option, and the purchase price per share of common stock of the surviving company in respect of outstanding stock options.

     In the event the surviving company is a party to a Merger or other reorganization, the Board of Directors shall determine the treatment of outstanding stock options, which treatment may include the assumption of outstanding stock options by the successor company or its parent, their continuation by the surviving company (if the surviving company is the successor), accelerated vesting and/or accelerated expiration or settlement in cash.

Amendment of the Stock Option Plan
----------------------------------

     The Board of Directors has the right and power to amend the Stock Option Plan. However, the Board of Directors may not amend the Stock Option Plan in a manner which would impair or adversely effect the rights of the holder of stock options previously granted thereto under the Stock Option Plan.

Termination of the Stock Option Plan
------------------------------------

     The Stock Option Plan may be terminated at any time by the Board of Directors. Termination will not adversely affect the right of any grantee under any stock option previously granted thereto under the Stock Option Plan.

Federal Tax Treatment
---------------------

     Neither the grant nor the exercise of an incentive stock option granted under the Stock Option Plan will have any immediate tax consequences to the participant. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as long-term capital gain or loss. Under these circumstances the surviving company will not be entitled to any deduction for federal income tax purposes.

     The grant of a non-qualified stock option under the Stock Option Plan will have no immediate tax consequences to the participant. The exercise of the option by the participant will result in taxable income to the participant, as compensation, in an amount equal to the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. The participant will have a tax basis in the acquired shares in an amount equal to the fair market value of the shares on the date of exercise. Upon a subsequent sale or taxable exchange of such shares, the participant will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. The surviving company will be entitled to a deduction in the amount of any compensation income that a participant recognizes in connection with an option.

                 WHERE TO FIND MORE INFORMATION

     Copies of our reports, proxy statements and other information may be inspected and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Experts
-------

     The audited financial statements for Kentex for the period ended
December 31, 2003, and the unaudited financial statements for the period ended September 30, 2004, included in this joint Information Statement/Prospectus have been provided by Mantyla McReynolds, independent accountant, of Salt Lake City, Utah, and have been so included in reliance on the report of Mantyla McReynolds, independent accountant, given on its authority as an expert in auditing and accounting.

     The audited financial statements for the period ended September 30, 2004, included in this joint Information Statement/Prospectus have been provided by Davis, Monk & Company, independent accountant, of Gainesville, Florida, and have been so included in reliance on the report of Davis, Monk & Company, independent accountant, given on its authority as an expert in auditing and accounting.

Validity of Our Common Stock
----------------------------

     The validity of the common stock subject to this offering will be passed upon for Kentex by Burningham & Burningham, Salt Lake City, Utah.

                      FINANCIAL STATEMENTS

Independent Auditors' Report

Balance Sheet -- December 31, 2003

Statements of Operations for the years ended December 31, 2003 and 2002 and for the period from Reactivation [May 8, 1999] through December 31, 2003

Statements of Stockholders' Deficit for the period from Reactivation [May 8, 1999] through December 31, 2003.

Statements of Cash Flows for the years ended December 31, 2003 and 2002 and for the period from Reactivation [May 8, 1999] through December 31, 2003

Notes to Financial Statements

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
              Financial Statements and Independent Auditors' Report
                                December 31, 2003

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                                TABLE OF CONTENTS

                                                                     Page

Independent Auditors' Report                                           1

Balance Sheet -- December 31, 2003                                     2

Statements of Operations for the years ended December 31, 2003 and
2002 and for the period from Reactivation [May 8, 1999] through
December 31, 2003                                                      3

Statements of Stockholders' Deficit for the period from Reactivation
[May 8, 1999] through December 31, 2003.                               4

Statements of Cash Flows for the years ended December 31, 2003 and
2002 and for the period from Reactivation [May 8, 1999] through
December 31, 2003                                                      5

Notes to Financial Statements                                     6 -- 9

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Kentex Petroleum, Inc.[a development stage company]


     We have audited the accompanying balance sheet of Kentex Petroleum, Inc. [a development stage company] as of December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002 and for the period from Reactivation [May 8, 1999] through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kentex Petroleum, Inc. [a development stage company] as of December 31, 2003, and the results of operations and cash flows for the periods ended December 31, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses from operations, no assets, and a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             Mantyla McReynolds

Salt Lake City, Utah
March 5, 2004

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                                  Balance Sheet
                                December 31, 2003


                                                       ASSETS

Assets                                        $                  0
                                              ---------------------
       Total Assets                           $                  0
                                              =====================


                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities:
  Current Liabilities:
  Shareholder loan - NOTE 5                   $              13,460
                                              ---------------------
     Total Current Liabilities                               13,460
                                              ---------------------
        Total Liabilities                                    13,460

Stockholders' Deficit:
  Capital Stock -- 100,000,000 shares
   authorized having a par value of $.001
   per share; 2,357,997 shares issued
   and outstanding - NOTE 4                                   2,358
  Additional Paid-in Capital                              2,073,802
  Accumulated Deficit                                    (2,041,500)
  Deficit accumulated during development stage              (48,120)
                                              ---------------------
      Total Stockholders' Deficit                           (13,460)
                                              ---------------------
         Total Liabilities and Stockholders'
         Deficit                              $                   0
                                              =====================



                 See accompanying notes to financial statements.

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                            Statements of Operations
 For the years ended December 31, 2003 and 2002 and for the period from Reactivation [May 8, 1999] through December 31, 2003

                                                                Reactivation
                                                                  through
                                                                  December
                                      2003           2002         31, 2003
                                  ------------    -----------   -------------
Revenues                          $          0    $         0   $           0
General & Administrative Expenses        2,872          3,012          48,120
                                  ------------    -----------   -------------
Operating Loss                          (2,872)        (3,012)        (48,120)
Other Income or Expense                      0              0               0
                                  ------------    -----------   -------------
Net Loss Before Income Taxes            (2,872)        (3,012)        (48,120)

Current Year Provision for Income
Taxes                                        0              0               0
                                  ------------    -----------   -------------
Net Loss                          $     (2,872)   $    (3,012)  $     (48,120)
                                  ============    ===========   =============


Basic and Diluted Loss Per Share  $      (0.01)   $     (0.01)  $       (0.02)
                                  ============    ===========   =============

Weighted Average Shares Outstanding  2,357,997      2,357,997       2,143,318
                                  ============    ===========   =============



                 See accompanying notes to financial statements.

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                       Statements of Stockholders' Deficit
    For the Period from Reactivation [May 8, 1999] through December 31, 2003

                                          Additional                  Net
                           Common  Common  Paid-in   Accumulated Stockholders'
                           Shares   Stock  Capital     Deficit     Deficit
                        ------------------------------------------------------
Balance, May 8, 1999
(Reactivation)          10,423,368 $ 10,423 $2,031,077 $(2,041,500)$        0

Issued stock to
shareholder for
debt, September 28,
1999                     1,410,000    1,410                             1,410

Issued stock to
Directors for services,
September 30, 1999      13,500,000   13,500                            13,500

Reverse split 1 for
250 shares, October 5,
1999                   (25,232,035) (25,232)    25,232                      0

Issued post split
shares for expenses,
October 5, 1999          1,950,000    1,950     17,550                 19,500

Issued post-split
shares for expenses,
November 15, 1999          250,000      250                               250

Net loss for the Year
Ended December 31, 1999                                    (34,660)   (34,660)
                       ----------- -------- ---------- ----------- ----------
Balance,
December 31, 1999        2,301,333    2,301  2,073,859  (2,076,160)         0

Issued shares
attributable to rounding
in 1999 reverse split       56,664       57        (57)                     0

Net loss for the Year
Ended December 31, 2000                                     (4,878)    (4,878)
                       ----------- -------- ---------- ----------- ----------
Balance,
December 31, 2000        2,357,997    2,358  2,073,802  (2,081,038)    (4,878)

Net loss for the Year
Ended December 31, 2001                                     (2,698)    (2,698)
                       ----------- -------- ---------- ----------- ----------
Balance,
December 31, 2001        2,357,997    2,358  2,073,802  (2,083,736)    (7,576)

Net loss for the Year
Ended December 31, 2002                                     (3,012)    (3,012)
                       ----------- -------- ---------- ----------- ----------
Balance,
December 31, 2002        2,357,997 $  2,358 $2,073,802 $(2,086,748)$  (10,588)

Net loss for the Year
Ended December 31, 2003                                     (2,872)    (2,872)
                       ----------- -------- ---------- ----------- ----------
Balance,
December 31, 2003        2,357,997 $  2,358 $2,073,802 $(2,089,620)$  (13,460)
                       =========== ======== ========== =========== ==========

                 See accompanying notes to financial statements.

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                            Statements of Cash Flows
 For the years ended December 31, 2003 and 2002, and for the period from Reactivation [May 8, 1999] through December 31, 2003

                                                                Reactivation
                                                                  through
                                                                  December
                                      2003           2002         31, 2003
                                  ------------    -----------   -------------
Cash Flows Provided by/(Used for)
Operating Activities
Net Loss                          $     (2,872)   $    (3,012)  $     (48,120)
Adjustments to reconcile net
income to net cash provided by
operating activities:
  Increase in shareholder loan           2,872          3,012          13,460
  Stock issued for services/expenses         0              0          34,660
                                  ------------    -----------   -------------
     Net Cash Used for Operating
     Activities                              0              0               0

Net Increase/(Decrease) in Cash              0              0               0

Beginning Cash Balance                       0              0               0
                                  ------------    -----------   -------------

Ending Cash Balance               $          0    $         0   $           0
                                  ============    ===========   =============

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for
  interest                        $          0    $         0   $           0
  Cash paid during the year for
  income taxes                    $          0    $         0   $           0
                                  ============    ===========   =============


                 See accompanying notes to financial statements.

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                December 31, 2003

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)      Organization

     Kentex Petroleum, Inc. (Company) was originally an oil and gas company incorporated under the laws of the State of Nevada in February, 1983. The Company engaged in various operations through 1990. These operating activities were unsuccessful and the Company became dormant. In May of 1999, the Company became active again as new directors and officers were elected. The Company is now in the development stage as it is seeking new business opportunities.

     The financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles. The following summarizes the more significant of such policies:

     (b)      Income Taxes

     The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], Accounting for Income Taxes. The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     (c)      Net Loss Per Common Share

     Loss per common share is based on the weighted-average number of shares outstanding. Diluted loss per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. There are no common stock equivalents outstanding, thus, basic and diluted loss per share calculations are the same.

     (d)    Statement of Cash Flows

     For purposes of the statements of cash flows, the Company considers cash on deposit in the bank to be cash. The Company had $0 cash at December 31, 2002.

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                December 31, 2003
                                   [Continued]

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        [continued]

     (e)   Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2  LIQUIDITY/GOING CONCERN

     The Company has accumulated losses since Reactivation through December 31, 2003 amounting to $48,120, has no assets, and has a net working capital deficiency at December 31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Financing for the Company's limited activities to date has been provided primarily by the issuance of stock and by advances from a stockholder(see NOTE 4). The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized. Management continues to develop its planned principal operations or may find a well-capitalized merger candidate to commence its operations. Should management be unsuccessful in its operating activities, the Company may experience material adverse effects. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                        F-7

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                December 31, 2003
                                   [Continued]

NOTE 3 INCOME TAXES

     Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts. Loss carry forward amounts expire at various times through 2023. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

                                                 NOL
Description                                    Balance         Tax      Rate
------------------------------------------------------------------------------
   Federal Income Tax                          $48,120       $7,218      15%
   Valuation allowance                                       (7,218)
                                                             ------
        Deferred tax asset 12/31/03                          $    0

     The valuation allowance has decreased $123,029 from $130,247 at December 31, 2002. The decrease is due to expiration of net operating loss carry forwards.



NOTE 4  COMMON STOCK/RELATED PARTY TRANSACTION

     The Company issued shares of common stock during 1999 as compensation or as reimbursement for expenses paid on behalf of the Company. The table below summarizes the various transactions.


Pre-split          Post-split        Purpose for Issuance        Recipient
 Shares              Shares
-----------------------------------------------------------------------------
                                      Reimbursed expenses      Shareholder
 1,410,000            5,640
                                      Compensation/services    Directors
13,500,000           54,000           Reimbursed expenses      Consultant /
                                                               Shareholder
                  2,200,000
----------        ---------
14,910,000        2,259,640
==========        =========

     On October 5, 1999, the Company resolved to reverse split the then outstanding 25,333,368 shares of common stock on the basis of 1 for
250. With the reverse split, the Company retained the current authorized capital and par value, with appropriate adjustments in the stated capital and capital surplus accounts. However, the split provided that no stockholder of record owning 100 shares or more, computed on a per stock certificate basis, on the effective date should be reduced to less than 100 shares and no stockholder owning less than 100 shares on the effective date would be
                                        F-8

                             Kentex Petroleum, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                December 31, 2002
                                   [Continued]

NOTE 4  COMMON STOCK/RELATED PARTY TRANSACTION[continued]

affected by the reverse split; additional shares were issued by the Company to provide the minimum 100 shares, all fractional shares to be rounded up to the nearest whole share. In 2000, the Company issued 56,664 shares of common stock to cover rounding in the reverse split.


NOTE 5  RELATED PARTY TRANSACTIONS

     A shareholder has paid general and administrative expenses on behalf of the Company, through December 31, 2003, of $13,460. The Company has recorded a liability for this amount which is payable on demand and is non-interest bearing.

                           KENTEX PETROLEUM, INC.
                              BALANCE SHEETS
                September 30, 2004 and December 31, 2003

                                                    9/30/2004    12/31/2003
                                                  ------------- -------------
                                                   [Unaudited]
                                 ASSETS

Assets                                            $           0 $           0
                                                  ------------- -------------
           Total Assets                           $           0 $           0
                                                  ============= =============

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
      Loans from stockholders                     $      16,336 $      13,460
      Accounts Payable                                   10,000             0
      Accrued Interest                                        0             0
                                                  ------------- -------------
           Total Current Liabilities                     26,336        13,460

           Total Liabilities                             26,336        13,460
                                                  ------------- -------------
Stockholders' Deficit:
      Common Stock, $.001 par value;
           authorized 50,000,000 shares; issued and
           outstanding, 2,357,997 shares                  2,358         2,358
      Paid-in Capital                                 2,073,802     2,073,802
      Accumulated Deficit, prior to development stage(2,041,500)   (2,041,500)
      Deficit accumulated during development stage      (60,996)      (48,120)
                                                  ------------- -------------
           Total Stockholders' Deficit                  (26,336)      (13,460)
                                                  ------------- -------------
           Total Liabilities and Stockholders'
           Deficit                                $           0 $           0
                                                  ============= =============




NOTES TO FINANCIAL STATEMENTS: Interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods. The December 31, 2003, balance sheet has been derived from the audited financial statements. These interim financial statements conform with the requirements for interim financial statements and consequently do not include all the disclosures normally required by generally accepted accounting principles.

                          KENTEX PETROLEUM, INC.
                        STATEMENTS OF OPERATIONS
      For the Three and Nine Month Periods Ended Septmber 30, 2004, 2003 and for the Period from Reactivation [May 8, 1999] through September 30, 2004

                                                         From the Beginning of
                           Three Months     Nine Months      Reactivation on
                               Ended            Ended      May 8, 1999 through

                         September 30,    September 30,       September 30,
                       2004       2003    2003       2004         2004
                     --------------------------------------------------------
                     [Unaudited][Unaudited][Unaudited][Unaudited][Unaudited]
REVENUE
     Income          $        0 $        0 $        0 $        0 $          0
                     ---------- ---------- ---------- ---------- ------------
NET REVENUE                   0          0          0          0            0

Operating Expenses
   General and
   Administrative        10,668        330     12,876      2,417       60,996
                     ---------- ---------- ---------- ---------- ------------
Total Operating
Expenses                 10,668        330     12,876      2,417       60,996
                     ---------- ---------- ---------- ---------- ------------
Net Income Before
Taxes                $  (10,668)$     (330)$  (12,876)$   (2,417)$    (60,996)
                     ========== ========== ========== ========== ============

Income/Franchise taxes        0          0          0          0

Net loss                (10,668)      (330)   (12,876)    (2,417)

Loss Per Share       $    (0.01)$    (0.01)$    (0.01)$    (0.01)
                     ========== ========== ========== ==========

Weighted Average
Shares Outstanding    2,357,997  2,357,997  2,357,997  2,357,997
                     ========== ========== ========== ==========

                             KENTEX PETROLEUM, INC.
                          STATEMENTS OF CASH FLOWS
     For the Three and Nine Month Periods Ended Septmber 30, 2004, 2003 and for the Period from Reactivation [May 8, 1999] through September 30, 2004

                                                         From the Beginning of
                           Three Months     Nine Months      Reactivation on
                               Ended            Ended      May 8, 1999 through

                         September 30,    September 30,       September 30,
                       2004       2003    2003       2004         2004
                     --------------------------------------------------------
                     [Unaudited][Unaudited][Unaudited][Unaudited][Unaudited]

Cash Flows Used For
Operating Activities
--------------------
Net Loss             $  (10,668)$     (330)$  (12,876)$   (2,417)$   (60,996)
Adjustments to
reconcile net loss to
net cash used in
operating activities:
  Shares issued for
  services                    0          0          0          0      34,660
  Increase/(Decrease)
  in accounts payable    10,000          0     10,000          0      10,000
  Increase/(Decrease)
  in Shareholder Loans      668        330      2,876      2,417      16,336
                     ---------- ---------- ---------- ---------- ------------
Net Cash Used For
Operating Activities          0          0          0          0            0
                     ========== ========== ========== ========== ============
Cash Flows Provided
by Financing Activities
-----------------------

Net Cash Provided by
Financing Activities          0          0          0          0

Net Increase In Cash          0          0          0          0

Beginning Cash Balance        0          0          0          0

Ending Cash Balance  $        0 $        0 $        0 $        0
                     ---------- ---------- ---------- ----------

                       FINANCIAL STATEMENTS
                               AND
                      INDEPENDENT AUDITORS'
                              REPORT

                              VIDREV
                        TECHNOLOGIES, INC.

                          FROM INCEPTION
                      TO SEPTEMBER 30, 2004

                             CONTENTS

                                                               PAGE

INDEPENDENT AUDITORS' REPORT                                    1

BALANCE SHEET                                                   2

STATEMENT OF INCOME AND RETAINED EARNINGS                       3

STATEMENT OF CASH FLOWS                                         4

NOTES TO FINANCIAL STATEMENTS                                   5

                   INDEPENDENT AUDITORS' REPORT


Board of Directors
VidRev Technologies, Inc.
Los Angeles, California


We have audited the accompanying balance sheet of VidRev Technologies, Inc. (the "Company"), a development stage company, as of September 30, 2004, and the related statements of income and retained earnings, and cash flows for the period from inception to September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating loss and lack of working capital raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Davis, Monk & Company


November 8, 2004
Gainesville, Florida

                          BALANCE SHEET
                        SEPTEMBER 30, 2004
                    VIDREV TECHNOLOGIES, INC.


                              ASSETS
CURRENT ASSETS
  Cash                                                 $   17,426

FIXED ASSETS
  Property and Equipment                                   22,343

OTHER ASSETS
  Deposits                                                  3,655
  Web Development Costs, Net of $1,882 Accumulated
  Amortization                                              9,413
                                                       ----------
TOTAL OTHER ASSETS                                         13,068
                                                       ----------
TOTAL ASSETS                                           $   52,837
                                                       ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts Payable                                       $166,249
  Advances From TTA Technologies                           98,000
                                                         --------
TOTAL LIABILITIES                                         264,249

STOCKHOLDERS' EQUITY (DEFICIT)
  Capital Stock, $.0001 par value, 50,000,000 shares
  authorized, 30,100,000 shares issued and outstanding      3,010
  Additional Paid-in-Capital                              105,658
  Retained Earnings (Deficit)                            (320,080)
                                                        ---------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                     (211,412)
                                                        ---------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT             $  52,837
                                                        =========
         The accompanying "Notes to Financial Statements" form an integral part of this statement.

            STATEMENT OF INCOME AND RETAINED EARNINGS
               FROM INCEPTION TO SEPTEMBER 30, 2004
                    VIDREV TECHNOLOGIES, INC.

REVENUE
  Sub-Licensing Revenue                                 $  25,000

COST OF SALES                                              11,205
                                                        ---------
GROSS PROFIT                                               13,795

GENERAL AND ADMINISTRATIVE EXPENSES
  Professional Fees                                       159,447
  Consulting Services and Salaries                         90,115
  Other General and Administrative Costs                   84,313
                                                        ---------
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES                 333,875
                                                        ---------
NET LOSS                                                 (320,080)

RETAINED EARNINGS (DEFICIT), Beginning                         --
                                                        ---------
RETAINED EARNINGS (DEFICIT), Ending                     $(320,080)
                                                        =========

         The accompanying "Notes to Financial Statements" form an integral part of this statement.

                     STATEMENT OF CASH FLOWS
               FROM INCEPTION TO SEPTEMBER 30, 2004
                    VIDREV TECHNOLOGIES, INC.

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                 $(320,080)
Adjustments to Reconcile Net Loss to Net Cash Used In
Operating Activities:
  Depreciation and Amortization                              4,882
  Changes in Assets and Liabilities:
  Increase in Security Deposits                             (3,665)
  Increase in Accounts Payable                             166,249
                                                         ---------
NET CASH USED IN OPERATING ACTIVITIES                     (152,604)


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Fixed Assets                                 (25,343)
  Web Development Costs                                    (11,295)
                                                         ---------
NET CASH USED IN INVESTING ACTIVITIES                      (36,638)

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances From TTA Technologies                            98,000
  Sale of Capital Stock                                    108,668
                                                         ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  206,668
                                                         ---------
NET INCREASE IN CASH                                        17,426

CASH AT BEGINNING OF PERIOD                                     --
                                                         ---------
CASH AT END OF PERIOD                                    $  17,426
                                                          =========

         The accompanying "Notes to Financial Statements" form an integral part of this statement.

                  NOTES TO FINANCIAL STATEMENTS
               FROM INCEPTION TO September 30, 2004
                    VIDREV TECHNOLOGIES, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           The Company
           -----------

           VidRev Technologies, Inc., a Florida corporation ("VidRev" or the "Company"), is a development stage company. VidRev is the exclusive United States licensee and distributor of video compression technology from its controlling shareholder, TTA Technologies, Ltd. ("TTA"), a Bahamian company. TTA owns approximately 99% of the outstanding stock of the Company.

           During the first nine months of 2004, the Company has been involved in the development of marketing opportunities for the distribution of its technology. The Company has also been involved in the testing of the product, and making recommendations for changes based on the results of these tests.

           VidRev produces four main applications:

           *   VidPhone, for one-on-one conversations
           *   VidConference, for multiple-user conferencing
           *   VidBroadcast, for broadcasting live feeds to thousands of
               users
           *   VidSecure, for remote security-feed monitoring
           Cash
           ----

           For purposes of the statement of cash flows, the Company considers money market accounts to be cash equivalents.

           Depreciation
           ------------

           Depreciation expense is spread over estimated useful lives of the assets ranging from 3 to 5 years using the straight line method.

           Intangible Assets
           -----------------

           The Company has unamortized Web development costs that are being amortized over 36 months.

           Revenue Recognition
           -------------------

           The Company's revenue is derived from the marketing efforts of licensees and distributors, who market the VidRev family of video conferencing products. The Company's agreement with licensees states that there are no additional obligations of the Company after the delivery of the software. Accordingly, the revenue is recognized when the sale to the licensee or distributor occurs.

           Property and Equipment
           ----------------------

           Property and equipment are stated at cost.

                  NOTES TO FINANCIAL STATEMENTS
               FROM INCEPTION TO September 30, 2004
                    VIDREV TECHNOLOGIES, INC.


NOTE 2   GOING CONCERN
         -------------

           As shown in the accompanying financial statements, the Company had a net loss in the amount of $320,080 for the period from inception to September 30, 2004. As of that date the Company had current liabilities of $264,249 with current assets in the amount of $17,426. These factors, as well as the uncertainty about the conditions the Company faces regarding its demand promissory notes (as discussed in Note 3) create an uncertainty about the Company's ability to continue as a going concern. Management of the Company has developed a plan that is in place, under which all direct and indirect sales and marketing expenses will be borne by the licensees and distributors. Furthermore, the Company is in the process of merging with a public company, and hopes that as a result of the merger, the Company will be able to issue common stock and raise operating capital. Additionally, with the beginning of sales efforts on the part of the Company's first two licensees/distributors in November, management is optimistic that these entities will begin to generate sufficient revenue to sustain the operations of the Company.


NOTE 3   NOTES PAYABLE
         -------------

           The Company has been advanced a total of $98,000 from TTA, the controlling shareholder of the Company and the licensor of its technology. These demand promissory notes bear interest at the rate of five percent (5%) interest per annum. It is the intention of the Company to repay these notes as soon as sufficient capital has been accumulated. The interest will be paid at the year-end of the Company.


NOTE 4   INCOME TAXES
         ------------

           The Company's year-end has not yet been elected, and with the existing net operating loss, no liability for Federal or State income tax is expected. Because of the uncertainty that the Company will be able to use the loss carryforward (expiring in 2025), no tax benefit has been recognized.


NOTE 5   OPERATING LEASES
         ----------------

           The Company leases offices in Miami Beach, Florida and Los Angeles, California. The leases of the Los Angeles office will terminate on December 31, 2004, and will be on a month-to-month tenancy after that time. The Company leases space in a "Managed Suite" facility catering to month-to-month tenants. The lease in Miami Beach will terminate on February 15, 2005 and the Company will then move its location to a South Florida facility at no expense to the Company.

           The Company has also entered into a 12-month lease with VitalStream, a California based Internet Service Provider. VitalStream leases four IBM servers to the Company, and also provides bandwidth necessary for the provisioning of the video conferences. The amount due under this lease agreement is $4,023 per month. The lease was signed on July 11, 2004.

                  NOTES TO FINANCIAL STATEMENTS
               FROM INCEPTION TO September 30, 2004
                    VIDREV TECHNOLOGIES, INC.

NOTE 5   OPERATING LEASES (concluded)
         ---------------------------

           The minimum lease payments due under the leases are:

                        2005                $16,852
                        2006                 24,138
                                            -------
                        Total               $40,990
                                            =======

NOTE 6   FIXED ASSETS
         ------------

                                Estimated              Accumulated
              Asset Type       Useful Life    Cost     Depreciation    Net

            Computer Equipment      5       $16,988      $1,698      $15,290
            Software                5         2,188         275        1,913
            Leasehold Improvements  3         6,167       1,027        5,140
                                            -------      ------      -------
            Total                           $25,343      $3,000      $22,343

     Depreciation expense for the period was $3,000.

NOTE 7   STOCKHOLDERS' EQUITY (DEFICIT)
         -----------------------------

                      Beginning Balance     Additions       Ending Balance
                      -----------------   --------------    --------------
                       Shares   Amount    Shares  Amount    Shares  Amount

Capital Stock              --  $  -- 30,100,000 $   3,010 30,100,000 $  3,010
Additional
Paid-in-Capital            --     --         --   105,658         --  105,658
Retained Earnings
(Deficit)                  --     --         --  (320,080)        -- (320,080)
                      -------  ----- ---------- --------- ---------- --------
Total                      --  $  -- 30,100,000 $(211,412)30,100,000$(211,412)
                      =======  ===== ========== ========= ========== ========

NOTE 8   RELATED PARTY TRANSACTIONS
         --------------------------

Peter Brown, Esq., a member of the Board of Directors, Vice President and Assistant Secretary of the Company, and a stockholder of the Company, is the managing partner of Brown Raysman Millstein Felder & Steiner LLP, which serves as counsel to the Company. As of September 30, 2004, Brown Raysman Millstein Felder & Steiner LLP has rendered legal services in the amount of $131,602 to the Company. Mr. Brown also has an equity interest in BRMFS Holding LLC, which holds 1,000 shares of TTA. Mr. Brown also serves as a Director and Secretary of TTA.

                             ANNEX A

                 AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is made and entered into as of December 20, 2004 by and between VidRev Technologies, Inc., a Florida corporation ("VidRev") and Kentex Petroleum, Inc., a Nevada corporation (the "Company" and collectively, the "Parties").

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act ("Florida Law") and the Nevada Business Corporation Act ("Nevada Law"), VidRev and the Company intend to enter into a business combination transaction.

     B. The Parties wish to provide for the terms and conditions of a merger of VidRev with and into the Company, in a transaction that is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and provide for the representations, warranties, agreements and conditions applicable to the Merger.
     C. The Parties intend that this Agreement constitutes a "plan of reorganization" for the purposes of Section 368 of the Code.

     D. The Board of Directors and the stockholders of the Company (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its stockholders, and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     E. The Board of Directors and the stockholders of VidRev (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of VidRev and fair to, and in the best interests of VidRev and its stockholders and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                            ARTICLE I
                            THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law and Florida Law, VidRev shall be merged with and into the Company (the "Merger"), the separate corporate existence of VidRev shall cease and the Company shall continue as the surviving company (the "Surviving Company").

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit A hereto (the "Certificate of Merger"), with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, in accordance with the relevant provisions of Nevada Law and Florida Law (the time of such filing; (or such later time as may be agreed in writing by the Parties and specified in the Certificate of Merger) being the "Effective Time", as soon as practicable on or after the Closing Date (as defined herein)). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue,
New York, New York 10022, immediately following the time when all conditions to the Merger set forth in Article V herein have been satisfied or waived by the respective parties or at such other time and date to be mutually agreed by the Parties (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law and Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and VidRev shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and VidRev shall become the debts, liabilities and duties of the Surviving Company.

     1.4  Articles of Incorporation; Bylaws.

     (a) At the Effective Time, the Amended and Restated Articles of Incorporation of the Company, which shall reflect the change in the name of the Surviving Company to "VidRev Technologies, Inc." (the "Name Change") and in substantially the form attached as Exhibit B hereto, shall be the Articles of Incorporation of the Surviving Company until thereafter amended as provided by law.

     (b) The Amended and Restated Bylaws of the Company, which shall reflect the Name Change and in substantially the form attached as Exhibit Chereto, shall be, at the Effective Time, the Bylaws of the Surviving Company until thereafter amended.

     1.5  Effect on Capital Stock.

     (a) Each share of Common Stock, par value $.0001 per share, of VidRev (the "VidRev Common Stock") issued and outstanding immediately prior to the Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Company ("Surviving Company Common Stock").

     (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall continue to represent one validly issued, fully paid and nonassessable share of Surviving Company Common Stock.

     1.6  Tax Consequences.

     It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.7 Dissenters Rights of Appraisal. The Surviving Company shall provide notice of dissenter's rights to the VidRev and the Company's stockholders in accordance with Florida Law and Nevada Law, respectively.

                           ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to VidRev, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by the Company to VidRev dated as of the date hereof (the "Company Disclosure Letter"), as follows:

     2.1  Organization of the Company.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     (b)  The Company has no subsidiaries.

     (c) The Company has delivered or made available to VidRev a true and correct copy of the Articles of Incorporation and Bylaws of the Company, as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.
     2.2 Company Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which there were 2,357,997 shares issued and outstanding as of the date of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or contracts of the Company that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other securities convertible into or evidencing the right to subscribe for any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as described in the Company Disclosure Letter, at and as of the Closing, the Company will not be a party to any agreement relating to the registration of shares of capital stock of the Company or any successor entity.

     2.3  Authority.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the issuance of the Surviving Company Common Stock in accordance with the terms hereof, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by VidRev, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company and the issuance of the Surviving Company Common Stock does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Articles of Incorporation or Bylaws of the

Company, (ii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 2.3(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected.
     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, (iii) the filing of the Company's Form S-4 as described in Section 5.3(d) and (iv) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Company or VidRev or have a Material Adverse Effect on the ability of the Parties to consummate the Merger. The term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations.

     2.4  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since July 6, 2000 and has made available to VidRev such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials") (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles accepted in the United States ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (z) fairly presented the financial position of the Company as at the respective dates thereof and the results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2003 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or
(ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

     2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonable be expected to result in any Material Adverse Effect on the Company.

     2.6  Taxes.     The Company has timely filed all tax returns that it
was required to file and such tax returns were correct and complete in all material respects. All taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity or deposited in accordance with the law.

     2.7 Intellectual Property. The Company owns or is validly licensed or otherwise has the right to use, free and clear of all liens, claims and restrictions of any kind or nature, the patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how and processes (collectively, "Intellectual Property") listed in Section 2.7 of the Company Disclosure Letter.

     2.8  Compliance; Permits; Restrictions.

     (a) The Company is not in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, threatened against the Company, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

     (b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "Company Permits"). The Company is in compliance in all material respects with the terms of the Company Permits.

     (c) The Company has no knowledge of any pending regulatory action of any sort against the Company. The Company has not committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

     2.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company which would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.10 Employee Benefit Plans. The Company has no employee benefit plans, pension plans or multi-employee plans.

     2.11 Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Company.

     2.12 Environmental Matters. The Company has complied and is in compliance with all Federal, State, and local material environmental, health and safety requirements.

     2.13 Labor Matters. The Company has no employees.

     2.14 Agreements, Contracts and Commitments. Except as set forth in
Section 2.13 of the Company Disclosure Letter, the Company is not a party to and is not bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors;

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

     (e)  any other material contract.

     Neither the Company, nor to the Company's knowledge any other party to a Company Contract (as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (e) above (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

     2.15 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of the Company and its stockholders.

     2.16 Stockholder Approval.  To the extent required by applicable law and by the requisite vote required by applicable law, the stockholders of the Company have duly approved (i) this Agreement and the Merger (ii) the Name Change (iii) the election of current VidRev members of the board of directors to the Surviving Company's board of directors, and (iv) the 2005 Stock Option
Plan attached in the form hereto as Exhibit D, each of (ii)    (iv) above to
be effective and conditional upon the Closing.

     2.17 Brokers or Finders. Except as set forth in Section 2.17 of the VidRev Disclosure Schedule, neither the Company nor any of its representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees transactions contemplated by this Agreement for which VidRev will or could be liable or responsible.

     2.18 Over the Counter Bulletin Board Listing. Assuming compliance with the application procedures of the Over the Counter Bulletin Board ("OTCBB"), the Company is not aware of any fact that would prevent the Surviving Company Common Stock to be listed on the OTCBB.

     2.19 Information. All written information provided to VidRev by or on behalf of the Company or any of its representatives (including, without limitation, each representation and warranty of the Company set forth in this Agreement) is, and the Company covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company as to any financial forecasts or projections previously furnished to VidRev by the Company.

                          ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF
                            VIDREV

     VidRev represents and warrants to the Company, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by VidRev to the Company dated as of the date hereof (the "VidRev Disclosure Letter"), as follows:

     3.1  Organization of VidRev.

     (a) VidRev is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on VidRev.

     (b) VidRev has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of VidRev and similar governing instruments, as amended to date, and such instrument is in full force and effect. VidRev is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     3.2 VidRev Capital Structure. The authorized capital stock of VidRev consists of 50,000,000 shares of VidRev Common Stock, of which there were 30,356,000 shares issued and outstanding as of the date of this Agreement.
All outstanding shares of VidRev Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the VidRev Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts of VidRev that could require VidRev to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other securities convertible into or evidencing the right to subscribe for any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to VidRev. At and as of the Closing, except as set forth in the VidRev Disclosure Letter, VidRev will not be a party to any agreement relating to the registration of shares of capital stock of the Company or any successor entity.

     3.3  Authority.

     (a) VidRev has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VidRev, subject only to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by VidRev and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each VidRev, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by VidRev does not, and the performance of this Agreement by VidRev will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of VidRev or the Certificate of Incorporation or Bylaws of VidRev, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to VidRev or by which it or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.3(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair VidRev's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of VidRev pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VidRev is a party or by which VidRev or any of their respective properties are bound or affected.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to VidRev in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to VidRev or have a Material Adverse Effect on the ability of the Parties to consummate the Merger.

     3.4 VidRev Financial Statements. Vidrev has delivered to Company certain financial statements (including, in each case, any related notes thereto) of VidRev as attached in Schedule 3.4 in the VidRev Disclosure Letter (the "VidRev Financials") and the VidRev Financials, (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, and (y) fairly presented the financial position of VidRev as of and at the respective dates thereof and the results of VidRev's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of VidRev as of September 30, 2004 is hereinafter referred to as the "VidRev Balance Sheet." Except as disclosed in VidRev Financials, since the date of VidRev Balance Sheet, VidRev has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of VidRev taken as a whole, except liabilities (i) provided for in VidRev Balance Sheet, or (ii) incurred since the date of VidRev Balance Sheet in the ordinary course of business consistent with past practices.

     3.5 Absence of Certain Changes or Events. Since the date of VidRev Balance Sheet, VidRev has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonable be expected to result in any Material Adverse Effect on VidRev.

     3.6 Tax. VidRev has timely filed all tax returns that it was required to file and such tax returns were correct and complete in all material respects. All taxes that VidRev is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity or deposited in accordance with the law.

     3.7  Compliance; Permits; Restrictions.

     (a) VidRev is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to VidRev or by which VidRev or any of its is bound or affected, or (ii) except as set forth in Section 3.7 of the VidRev Disclosure Letter, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VidRev is a party or by which VidRev or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to VidRev's knowledge, threatened against VidRev, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon VidRev which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of VidRev, any acquisition of material property by VidRev or the conduct of business by VidRev as currently conducted.

     (b) VidRev holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of VidRev (collectively, the "VidRev Permits"). VidRev is in compliance in all material respects with the terms of the VidRev Permits.

     (c) Except as disclosed in Section 3.7(c) of the VidRev Disclosure Letter, VidRev has no knowledge of any pending regulatory action of any sort against VidRev by any regulatory agency or any other duly authorized governmental authority in any jurisdiction which could have a Material Adverse Effect on VidRev. Except as set forth on Section 3.7(c) of the VidRev Disclosure Letter, VidRev has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

     3.8 Litigation. Except as disclosed in Section 3.8 of the VidRev Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which VidRev has received any notice of assertion nor, to VidRev's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against VidRev which reasonably would be likely to be material to VidRev, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.9  Agreements, Contracts and Commitments. Except as set forth in
Section 3.9 of the VidRev Disclosure Letter, VidRev is neither a party to nor is bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of VidRev's Board of Directors, other than those that are terminable by VidRev on no more than thirty days notice without liability or financial obligation;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between VidRev and any of its officers or directors;

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

     (e)  any other material contract.

     Neither VidRev, nor to VidRev's knowledge any other party to a VidRev Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which VidRev is a party or by which it is bound of the type described in clauses (a) through (e) above (any such agreement, contract or commitment, a "VidRev Contract") in such a manner as would permit any other party to cancel or terminate any such VidRev Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to VidRev.

     3.10 Board Approval. The Board of Directors of VidRev has, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of VidRev and their respective stockholders.

     3.11 Stockholder Approval. To the extent required by applicable law and by the requisite vote required by applicable law, the stockholders of VidRev have duly approved the Merger.

     3.11 Brokers or Finders. Except as set forth in the VidRev Disclosure Letter, neither VidRev nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees transactions contemplated by this Agreement for which the Company will or could be liable or responsible.

     3.12 Information. All written information provided to the Company by or on behalf of the VidRev or any of its representatives (including, without limitation, each representation and warranty of the VidRev set forth in this Agreement) is, and VidRev covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by VidRev as to any financial forecasts or projections previously furnished to the Company by VidRev.

                           ARTICLE IV
                      ADDITIONAL AGREEMENTS
     4.1 Public Disclosure. The Parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger and this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, except as may be required by law, rule or regulation.

     4.2 Legal Requirements. Each of VidRev and the Company will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity), and will act in good faith in the performance or satisfaction of all legal requirements and promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Surviving Company Common Stock pursuant hereto, at the sole cost and expense of VidRev prior to the Effective Time, and the Surviving Company, thereafter.

     4.3 Notification of Certain Matters. VidRev will give prompt notice to the Company, and the Company will give prompt notice to VidRev, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 5.2 or 5.3, as the case may be, would not be satisfied as a result thereof or (b) any material failure of VidRev or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      4.4 Board of Directors and Certain Officers of the Surviving Company. Immediately prior to the Effective Time, each of the current members of the board of directors of the Company and each of the officers of the Company shall resign. The directors and officers of VidRev immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Company.

     4.5 Current Report on Form 8-K. Within four (4) days after (i) the execution of this Agreement and (ii) the consummation of the Merger, the Company shall file with the SEC a Current Report on Form 8-K describing the transactions contemplated by this Agreement, together with a copy of this Agreement and any other information and exhibits that may be required by applicable law.

     4.6 Conduct of Business Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the other party shall otherwise agree in writing, each of the Parties:

     (a) conduct its business in the ordinary and usual course of business and consistent with past practice;
     (b) not (i) amend or propose to amend its charter or by-laws, (ii) except as contemplated by this Agreement, split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

     (c) not make any loans, advances or capital contributions to, or investment in, any other person or entity;

     (d) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than in connection with the Merger) or any of its subsidiaries;

     (e) not take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties of such party set forth in this Agreement to be untrue as of the Effective Time; and

     (f) not agree, in writing or otherwise, to take any of the foregoing actions.

     4.7 No Reverse Splits. All stockholders of the Company shall be protected against any reverse split that occurs in the Surviving Company for a period of two years following Closing, and in the event of any such reverse split, such stockholders shall be entitled to have the Surviving Company issue to them additional shares to increase their respective stock holdings as though such reverse split had never been effected.

     4.8 No Solicitation. Until the Closing or termination of this Agreement as set forth in Section 6.1 herein, neither the Company nor VidRev will (nor will either of them permit any agent or affiliate to) solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or furnish any information to, or cooperate with, any person, corporation, firm or other entity with respect to an Acquisition Proposal. As used herein "Acquisition Proposal" means a proposal for a merger or other business combination involving such entity or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of such entity other than the Merger.

     4.9 SB-2 Registration Statement. The Parties agree, at the sole cost and expense of VidRev, to file as soon as practicable a Registration Statement on Form SB-2 to register the resale by TTA Technologies Ltd. of up to 1,000,000 shares of the Surviving Company Common Stock it will receive in the Merger and to register for sale and issuance by the Surviving Company of up to 1,000,000 shares of Surviving Company Common Stock.

                           ARTICLE V
                    CONDITIONS TO THE MERGER

     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of VidRev contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of VidRev contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on VidRev. The Company shall have received a certificate with respect to the foregoing signed on behalf of VidRev by a duly authorized officer of VidRev.

     (b) Agreements and Covenants. VidRev shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of VidRev by a duly authorized officer of VidRev.

     (c) Cancellation/Issuance of Shares. TTA Technologies Ltd., which owns 29,374,500 shares of VidRev Common Stock shall have tendered 3,959,357 of its shares of VidRev Common Stock to VidRev for cancellation and VidRev shall cancel such shares. VidRev shall issue to Kelly Trimble 200,000 restricted shares of VidRev Common Stock prior to the Effective Time as a finder's fee in connection with the Merger. VidRev shall have 26,596,643 shares of VidRev Common Stock issued and outstanding immediately prior to the Effective Time.

     (d) Opinion of Counsel for VidRev. The Company shall have received an opinion from Brown Raysman Millstein Felder & Steiner LLP, counsel for VidRev, dated as of the Closing, relating to the transactions contemplated herein, in form and substance reasonably acceptable to the Company.

     (e) Registration Rights Agreement. VidRev shall have entered into a Registration Rights Agreement, in the form attached hereto as Exhibit E, which provides certain piggyback registration rights with respect to the Piggyback Shares.

     5.3 Additional Conditions to the Obligations of VidRev. The obligations of VidRev to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by VidRev:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time. VidRev shall have received a certificate with respect to the foregoing signed on behalf of the Company by a duly authorized officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and VidRev shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

     (c) Information Statement. The Company shall file a preliminary joint Information Statement/Registration Statement on Form S-4 with the SEC and shall use its best efforts to receive and respond to the comments of the SEC and to cause a final joint Information Statement/Registration Statement on Form S-4 (the "Definitive Information Statement/Form S-4") to be mailed to the Company's stockholders and VidRev's stockholders, all at the earliest practicable time. The Company shall notify VidRev promptly of the receipt of the comments of the SEC, and of any request by the SEC for amendments or supplements to the preliminary and Definitive Information Statement/Form S-4 or for additional information.

     If at any time prior to the Closing any event relating to the Parties should be discovered which should be set forth in an amendment of, or a supplement to, the Definitive Information Statement/Form S-4, the Parties shall use their best efforts to take any necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the Company and VidRev's stockholders, and the Parties shall transmit such amendment or supplement as promptly as practicable.

     (d) The Company's Form S-4. The Company shall file the Definitive Information Statement/Form S-4 with respect to the sale and issuance of Surviving Company Common Stock and the SEC shall declare such registration statement effective.


     (e) Over the Counter Bulletin Board Listing. VidRev has obtained assurance to its sole satisfaction that the Surviving Company Common Stock will be listed on the OTCBB.

     (f) Opinion of Counsel for The Company. VidRev shall have received an opinion from Burningham & Burningham, counsel for the Company, dated as of the Closing, relating to the transactions contemplated herein, in the form and substance reasonably acceptable to VidRex.

     (g) Cancellation/Issuance of Shares. Certain Kentex stockholders, who collectively own 2,234,640 shares of Company Common Stock shall have tendered all of their shares Company Common Stock to the Company for cancellation and the Company shall cancel such shares. The Company shall issue to Jenson Services, Inc., a Utah corporation ("Jenson Services"), 520,000 restricted shares of Company Common Stock ("Jenson Shares") in consideration of Jenson Services payment of all the Company's costs associated with the Merger and for its forgiveness of all past indebtedness of the Company to Jenson Services. The Company shall also issue to its legal counsel, Burningham & Burningham, 80,000 restricted shares of Company Common Stock (the "Burningham Shares", and together with the Jenson Shares, the "Piggyback Shares") in consideration of legal services rendered. The Company shall have 723,357 shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

     (h) No Outstanding Liabilities. The Company Financials shall reflect no liabilities and no such liabilities shall exist, or to the extent any liabilities do exist, the Company shall provide to VidRev satisfactory evidence of payment or waiver of such liabilities, including, but not limited to, payment or waiver of any and all liabilities of any type or nature whatsoever owed to Jenson Services, by the Company.

                           ARTICLE VI
                TERMINATION, AMENDMENT AND WAIVER
     6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger:

     (a) by mutual written consent duly authorized by the Boards of Directors of VidRev and the Company;

     (b) by either the Company or VidRev if the Merger shall not have been consummated by June 30, 2005.

     (c) by either the Company or VidRev if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

     (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of VidRev set forth in this Agreement, or if any representation or warranty of VidRev shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in VidRev's representations and warranties or breach by VidRev is curable by VidRev through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(d) provided VidRev continues to exercise such commercially reasonable efforts to cure such breach, which shall be in the sole discretion of the Company; or

     (e) by VidRev, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then VidRev may not terminate this Agreement under this
Section 6.1(e) provided the Company continues to exercise such commercially reasonable efforts to cure such breach, which shall be in the sole discretion of VidRev.

     6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 6.2, Section 6.3 and Article 7, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

     6.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.


                          ARTICLE VII
                      GENERAL PROVISIONS

     7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a)  if to VidRev, to:
                              Vidrev Technologies, Inc.
                              1875 Century Park East #700
                              Los Angeles, CA. 90067
                              Telephone: (310) 407-5352
                              Fax:
                              Attention:  Errol Gerson

          with a copy to:

                              Brown Raysman Millstein Felder & Steiner
                              LLP
                              900 Third Avenue
                              New York, New York  10022
                              Telephone: (212) 895-2000
                              Fax:  (212) 895-2900
                              Attention: Joel M. Handel, Esq.

     (b)  if to the Company, to:
                              Kentex Petroleum, Inc.
                              4685 Highland Drive
                              Suite 2002
                              Salt Lake City, Utah 84117
                              Telephone: (801) 278-9424
                              Fax:
                              Attention: Sarah E. Jenson
          with copy to:
                              Burningham & Burningham
                              Hermes Building
                              Suite 205
                              455 East Fifty South
                              Salt Lake City, Utah 84111
                              Telephone: (801) 363-7411
                              Fax: (801) 355-7126
                              Attention:  Leonard W. Burningham, Esq.

     7.2  Indemnification for Material Misstatements or Omissions.

     (a) VidRev agrees to indemnify, defend and save the Company and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Company Indemnified Party"), harmless from and against, and to promptly pay to a Company Indemnified Party or reimburse a Company Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Company Indemnified Party relating to, caused by or resulting from any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding VidRev included by VidRev or its management or affiliates therein.

     (b) The Company agrees to indemnify, defend and save VidRev and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "VidRev Indemnified Party"), harmless from and against, and to promptly pay to a VidRev Indemnified Party or reimburse a VidRev Indemnified Party for any and all Losses sustained or incurred by such VidRev Indemnified Party relating to, caused by or resulting from any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Company included by the Company or its management or affiliates therein.

       7.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party, it being understood that all Parties need not sign the same counterpart.

     7.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter and the VidRev Disclosure Letter (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the Parties shall be governed by their respective jurisdictions of incorporation.

     7.8 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     7.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

          [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


     VIDREV TECHNOLOGIES, INC.


     By: /s/ Errol M. Gerson
         -------------------
          Name:  Errol M. Gerson
          Title: President & C.O.O


     KENTEX PETROLEUM, INC.


     By: /s/ Sarah E. Jenson
         -------------------
          Name: Sarah E. Jenson
          Title: President

                            ANNEX B

                       AMENDED AND RESTATED

                   ARTICLES OF INCORPORATION

                                OF

                    VIDREV TECHNOLOGIES, INC.

     The undersigned, __________________, the ______________ of VidRev
Technologies, Inc., a corporation duly incorporated under the laws of the State of Nevada, hereby certifies as follows:

FIRST: The name of the corporation (hereinafter called the "Corporation") is "VidRev Technologies, Inc." The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on the 10th day of February 1983.

SECOND: These Amended and Restated Articles of Incorporation have been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes (the "Revised Statutes") and by the written consent of the stockholders of the Corporation in accordance with Sections 78.320 and 78.390 of the Revised Statutes.

THIRD: These Amended and Restated Articles of Incorporation amend and restate in their entirety the Articles of Incorporation of the Corporation to read as follows:


                       ARTICLE ONE - NAME

     The name of the Corporation is "VidRev Technologies, Inc."

            ARTICLE TWO -- REGISTERED AGENT/LOCATION

     The name of the Corporation's resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the Corporation is 502 East John Street, Room E, Carson City, Nevada 89706. The mailing address and the street address of the said resident agent are identical.

                ARTICLE THREE -- CAPITALIZATION

     The aggregate number of shares which this Corporation shall have authority to issue is 50,000,000 shares of common stock of a par value of $.001 per share.

                ARTICLE FOUR -- GOVERNING BOARD

     The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director." The Board of Directors shall manage and/or direct the business and affairs of the Corporation.

     The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors for any reason, may be filled by the remaining directors, though less than a quorum.

                    ARTICLE FIVE -- DURATION

     The Corporation shall have perpetual existence.

         ARTICLE SIX -- ELIMINATING PERSONAL LIABILITY

     The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

                ARTICLE SEVEN -- INDEMNIFICATION

     The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                    ARTICLE EIGHT -- PURPOSE

     The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the General Corporation Law of the State of Nevada.

     ARTICLE NINE -- AMENDMENT OF ARTICLES OF INCORPORATION

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     To the full extent permitted under the General Corporation Law of the State of Nevada, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation's Amended and Restated Articles of Incorporation.

     In addition, the Board of Directors, without stockholder approval, may take action to change the Corporation's capitalization by a reverse-stock split or forward stock split, only so long as such capitalization adjustment does not require an amendment to the Corporation's Amended and Restated Articles of Incorporation.

           ARTICLE TEN -- CONTROL SHARES ACQUISITIONS

     The Corporation expressly opts-out of, or elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS Sections
78.378 through 78.3793 inclusive all as permitted under NRS Section 78.378.1.

              ARTICLE ELEVEN -- COMBINATIONS WITH
                    INTERESTED STOCKHOLDERS

     The Corporation expressly opts-out of, and elects not to be governed by, the "Combinations with Interested Stockholders" provisions contained in NRS
Section 78.411 through 78.444, inclusive all as permitted under NRS Section 78.434.

            ARTICLE TWELVE -- CONFLICTS OF INTEREST

     To the full extent contemplated by the General Corporation Law of the State of Nevada, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested. Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

                   ARTICLE THIRTEEN -- BYLAWS

     Amended and Restated Bylaws of this Corporation may be adopted by the Board of Directors, which may also have the power to alter, amend or repeal the same from time to time as permitted under the General Corporation Law of the State of Nevada.

    ARTICLE FOURTEEN -- AUTHORITY OF BOARD OF DIRECTORS TO
                     CHANGE CORPORATE NAME

     The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

     IN WITNESS WHEREOF, the undersigned officer hereby executes these Amended and Restated Articles of Incorporation of VidRev Technologies, Inc., a Nevada corporation, on this ___ day of _________, 2005.


                                   _____________________________
                                   Name:
                                   Title:

                             ANNEX C

                       AMENDED AND RESTATED
                              BYLAWS
                                OF
                    VIDREV TECHNOLOGIES, INC.


                            ARTICLE I
                             OFFICES

     Section 1.01 Location of Offices. The corporation may maintain such offices within or without the State of Nevada as the Board of Directors may from time to time designate or require.

     Section 1.02 Principal Office. The address of the principal office of the corporation shall be at the address of the registered office of the corporation as so designated in the office of the Lieutenant
Governor/Secretary of State of the state of incorporation, or at such other address as the Board of Directors shall from time to time determine.

                            ARTICLE II
                           SHAREHOLDERS

     Section 2.01 Annual Meeting. The annual meeting of the shareholders shall be held in May of each year or at such other time designated by the Board of Directors and as is provided for in the notice of the meeting, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the election of directors shall not be held on the day designated for the annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.

     Section 2.02 Special Meetings. Special meetings of the shareholders may be called at any time by the president, or by the 2 directors on the Board of Directors, or in their absence or disability, by any vice president, and shall be called by the president or, in his or her absence or disability, by a vice president or by the secretary on the written request of the holders of not less than one-tenth of all the shares entitled to vote at the meeting, such written request to state the purpose or purposes of the meeting and to be delivered to the president, each vice-president, or secretary. In case of failure to call such meeting within 60 days after such request, such shareholder or shareholders may call the same.

     Section 2.03 Place of Meetings. The Board of Directors may designate any place, either within or without the state of incorporation, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. A waiver of notice signed by all shareholders entitled to vote at a meeting may designate any place, either within or without the state of incorporation, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be at the principal office of the corporation.

     Section 2.04 Notice of Meetings. The secretary or assistant secretary, if any, shall cause notice of the time, place, and purpose or purposes of all meetings of the shareholders (whether annual or special), to be mailed at least ten days, but not more than 50 days, prior to the meeting, to each shareholder of record entitled to vote.

     Section 2.05 Waiver of Notice. Any shareholder may waive notice of any meeting of shareholders (however called or noticed, whether or not called or noticed and whether before, during, or after the meeting), by signing a written waiver of notice or a consent to the holding of such meeting, or an approval of the minutes thereof. Attendance at a meeting, in person or by proxy, shall constitute waiver of all defects of call or notice regardless of whether waiver, consent, or approval is signed or any objections are made. All such waivers, consents, or approvals shall be made a part of the minutes of the meeting.

     Section 2.06 Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any annual meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the corporation may provide that the share transfer books shall be closed, for the purpose of determining shareholders entitled to notice of or to vote at such meeting, but not for a period exceeding fifty (50) days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at such meeting, such books shall be closed for at least ten (10) days immediately preceding such meeting.

     In lieu of closing the share transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than fifty (50) and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting or to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof. Failure to comply with this Section shall not affect the validity of any action taken at a meeting of shareholders.

     Section 2.07 Voting Lists. The officer or agent of the corporation having charge of the share transfer books for shares of the corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of, and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection by any shareholder during the whole time of the meeting. The original share transfer book shall be prima facia evidence as to the shareholders who are entitled to examine such list or transfer books, or to vote at any meeting of shareholders.

     Section 2.08 Quorum. One-half of the total voting power of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the voting power represented by shares at the meeting and entitled to vote on the subject shall constitute action by the shareholders, unless the vote of a greater number or voting by classes is required by the laws of the state of incorporation of the corporation or the Articles of Incorporation. If less than one-half of the outstanding voting power is represented at a meeting, a majority of the voting power represented by shares so present may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

     Section 2.09 Voting of Shares. Each outstanding share of the corporation entitled to vote shall be entitled to one vote on each matter submitted to vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by the Articles of Incorporation.

     Section 2.10 Proxies. At each meeting of the shareholders, each shareholder entitled to vote shall be entitled to vote in person or by proxy; provided, however, that the right to vote by proxy shall exist only in case the instrument authorizing such proxy to act shall have been executed in writing by the registered holder or holders of such shares, as the case may be, as shown on the share transfer of the corporation or by his or her or her attorney thereunto duly authorized in writing. Such instrument authorizing a proxy to act shall be delivered at the beginning of such meeting to the secretary of the corporation or to such other officer or person who may, in the absence of the secretary, be acting as secretary of the meeting. In the event that any such instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or if only one be present, that one shall (unless the instrument shall otherwise provide) have all of the powers conferred by the instrument on all persons so designated. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held and the persons whose shares are pledged shall be entitled to vote, unless in the transfer by the pledge or on the books of the corporation he or she shall have expressly empowered the pledgee to vote thereon, in which case the pledgee, or his or her or her proxy, may represent such shares and vote thereon.

     Section 2.11 Written Consent to Action by Shareholders. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the actions so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were entitled to be present and to vote.

                           ARTICLE III
                            DIRECTORS

     Section 3.01 General Powers. The property, affairs, and business of the corporation shall be managed by its Board of Directors. The Board of Directors may exercise all the powers of the corporation whether derived from law or the Articles of Incorporation, except such powers as are by statute, by the Articles of Incorporation or by these Bylaws, vested solely in the shareholders of the corporation.

     Section 3.02 Number, Term, and Qualifications. The Board of Directors shall consist of three to nine persons. Increases or decreases to said number may be made, within the numbers authorized by the Articles of Incorporation, as the Board of Directors shall from time to time determine by amendment to these Bylaws. An increase or a decrease in the number of the members of the Board of Directors may also be had upon amendment to these Bylaws by a majority vote of all of the shareholders, and the number of directors to be so increased or decreased shall be fixed upon a majority vote of all of the shareholders of the corporation. Each director shall hold office until the next annual meeting of shareholders of the corporation and until his or her successor shall have been elected and shall have qualified. Directors need not be residents of the state of incorporation or shareholders of the corporation.

     Section 3.03 Classification of Directors. In lieu of electing the entire number of directors annually, the Board of Directors may provide that the directors be divided into either two or three classes, each class to be as nearly equal in number as possible, the term of office of the directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes, or until the third succeeding annual meeting, if there be three classes.

     Section 3.04 Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately following, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide by resolution the time and place, either within or without the state of incorporation, for the holding of additional regular meetings without other notice than such resolution.

     Section 3.05 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the president, vice president, or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the state of incorporation, as the place for holding any special meeting of the Board of Directors called by them.

     Section 3.06 Meetings by Telephone Conference Call. Members of the Board of Directors may participate in a meeting of the Board of Directors or a committee of the Board of Directors by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

     Section 3.07 Notice. Notice of any special meeting shall be given at least ten (10) days prior thereto by written notice delivered personally or mailed to each director at his or her regular business address or residence, or by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any director may waive notice of any meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

     Section 3.08 Quorum. A majority of the number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

     Section 3.09 Manner of Acting. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, and the individual directors shall have no power as such.

     Section 3.10 Vacancies and Newly Created Directorship. If any vacancies shall occur in the Board of Directors by reason of death, resignation or otherwise, or if the number of directors shall be increased, the directors then in office shall continue to act and such vacancies or newly created directorships shall be filled by a vote of the directors then in office, though less than a quorum, in any way approved by the meeting. Any directorship to be filled by reason of removal of one or more directors by the shareholders may be filled by election by the shareholders at the meeting at which the director or directors are removed.

     Section 3.11 Compensation. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

     Section 3.12 Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her or her dissent shall be entered in the minutes of the meeting, unless he or she shall file his or her or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or shall forward such dissent by registered or certified mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     Section 3.13 Resignations. A director may resign at any time by delivering a written resignation to either the president, a vice president, the secretary, or assistant secretary, if any. The resignation shall become effective on its acceptance by the Board of Directors; provided, that if the board has not acted thereon within ten days from the date presented, the resignation shall be deemed accepted.

     Section 3.14 Written Consent to Action by Directors. Any action required to be taken at a meeting of the directors of the corporation or any other action which may be taken at a meeting of the directors or of a committee, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be. Such consent shall have the same legal effect as a unanimous vote of all the directors or members of the committee.

     Section 3.15 Removal. At a meeting expressly called for that purpose, one or more directors may be removed by a vote of not less than two thirds of the shares of outstanding stock of the corporation entitled to vote at an election of directors.

                            ARTICLE IV
                             OFFICERS

     Section 4.01 Number. The officers of the corporation shall be a president, one or more vice-presidents, as shall be determined by resolution of the Board of Directors, a secretary, a treasurer, and such other officers as may be appointed by the Board of Directors. The Board of Directors may elect, but shall not be required to elect, a chairman of the board and the Board of Directors may appoint a general manager.

     Section 4.02 Election, Term of Office, and Qualifications. The officers shall be chosen by the Board of Directors annually at its annual meeting. In the event of failure to choose officers at an annual meeting of the Board of Directors, officers may be chosen at any regular or special meeting of the Board of Directors. Each such officer (whether chosen at an annual meeting of the Board of Directors to fill a vacancy or otherwise) shall hold his or her office until the next ensuing annual meeting of the Board of Directors and until his or her successor shall have been chosen and qualified, or until his or her death, or until his or her resignation or removal in the manner provided in these Bylaws. Any one person may hold any two or more of such offices, except that the president shall not also be the secretary. No person holding two or more offices shall act in or execute any instrument in the capacity of more than one office. The chairman of the board, if any, shall be and remain a director of the corporation during the term of his or her office. No other officer need be a director.

     Section 4.03 Subordinate Officers, Etc. The Board of Directors from time to time may appoint such other officers or agents as it may deem advisable, each of whom shall have such title, hold office for such period, have such authority, and perform such duties as the Board of Directors from time to time may determine. The Board of Directors from time to time may delegate to any officer or agent the power to appoint any such subordinate officer or agents and to prescribe their respective titles, terms of office, authorities, and duties. Subordinate officers need not be shareholders or directors.

     Section 4.04 Resignations. Any officer may resign at any time by delivering a written resignation to the Board of Directors, the president, or the secretary. Unless otherwise specified therein, such resignation shall take effect on delivery.


     Section 4.05 Removal. Any officer may be removed from office at any special meeting of the Board of Directors called for that purpose or at a regular meeting, by vote of a majority of the directors, with or without cause. Any officer or agent appointed in accordance with the provisions of
Section 4.03 hereof may also be removed, either with or without cause, by any officer on whom such power of removal shall have been conferred by the Board of Directors.

     Section 4.06 Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification, or any other cause, or if a new office shall be created, then such vacancies or new created offices may be filled by the Board of Directors at any regular or special meeting.

     Section 4.07 The Chairman of the Board. The Chairman of the Board, if there be such an officer, shall have the following powers and duties.

     (a)  He or she shall preside at all shareholders' meetings;

     (b)  He or she shall preside at all meetings of the Board of Directors;
and

     (c)  He or she shall be a member of the executive committee, if any.

     Section 4.08 The President. The president shall have the following powers and duties:

     (a) If no general manager has been appointed, he or she shall be the chief executive officer of the corporation, and, subject to the direction of the Board of Directors, shall have general charge of the business, affairs, and property of the corporation and general supervision over its officers, employees, and agents;

     (b) If no chairman of the board has been chosen, or if such officer is absent or disabled, he or she shall preside at meetings of the shareholders and Board of Directors;

     (c)  He or she shall be a member of the executive committee, if any;

     (d) He or she shall be empowered to sign certificates representing shares of the corporation, the issuance of which shall have been authorized by the Board of Directors; and

     (e) He or she shall have all power and shall perform all duties normally incident to the office of a president of a corporation, and shall exercise such other powers and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

     Section 4.09 The Vice Presidents. The Board of Directors may, from time to time, designate and elect one or more vice presidents, one of whom may be designated to serve as executive vice president. Each vice president shall have such powers and perform such duties as from time to time may be assigned to him or her by the Board of Directors or the president. At the request or in the absence or disability of the president, the executive vice president or, in the absence or disability of the executive vice president, the vice president designated by the Board of Directors or (in the absence of such designation by the Board of Directors) by the president, the senior vice president, may perform all the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the president.

     Section 4.10 The Secretary. The secretary shall have the following powers and duties:

     (a) He or she shall keep or cause to be kept a record of all of the proceedings of the meetings of the shareholders and of the board or directors in books provided for that purpose;

     (b) He or she shall cause all notices to be duly given in accordance with the provisions of these Bylaws and as required by statute;

     (c) He or she shall be the custodian of the records and of the seal of the corporation, and shall cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the corporation prior to the issuance thereof and to all instruments, the execution of which on behalf of the corporation under its seal shall have been duly authorized in accordance with these Bylaws, and when so affixed, he or she may attest the same;

     (d) He or she shall assume that the books, reports, statements, certificates, and other documents and records required by statute are properly kept and filed;

     (e) He or she shall have charge of the share books of the corporation and cause the share transfer books to be kept in such manner as to show at any time the amount of the shares of the corporation of each class issued and outstanding, the manner in which and the time when such stock was paid for, the names alphabetically arranged and the addresses of the holders of record thereof, the number of shares held by each holder and time when each became such holder or record; and he or she shall exhibit at all reasonable times to any director, upon application, the original or duplicate share register. He or she shall cause the share book referred to in Section 6.04 hereof to be kept and exhibited at the principal office of the corporation, or at such other place as the Board of Directors shall determine, in the manner and for the purposes provided in such Section;

     (f) He or she shall be empowered to sign certificates representing shares of the corporation, the issuance of which shall have been authorized by the Board of Directors; and

     (g) He or she shall perform in general all duties incident to the office of secretary and such other duties as are given to him or her by these Bylaws or as from time to time may be assigned to him or her by the Board of Directors or the president.

     Section 4.11 The Treasurer. The treasurer shall have the following powers and duties:

     (a) He or she shall have charge and supervision over and be responsible for the monies, securities, receipts, and disbursements of the corporation;

     (b) He or she shall cause the monies and other valuable effects of the corporation to be deposited in the name and to the credit of the corporation in such banks or trust companies or with such banks or other depositories as shall be selected in accordance with Section 5.03 hereof;

     (c) He or she shall cause the monies of the corporation to be disbursed by checks or drafts (signed as provided in Section 5.04 hereof) drawn on the authorized depositories of the corporation, and cause to be taken and preserved property vouchers for all monies disbursed;

     (d) He or she shall render to the Board of Directors or the president, whenever requested, a statement of the financial condition of the corporation and of all of this transactions as treasurer, and render a full financial report at the annual meeting of the shareholders, if called upon to do so;

     (e) He or she shall cause to be kept correct books of account of all the business and transactions of the corporation and exhibit such books to any director on request during business hours;

     (f) He or she shall be empowered from time to time to require from all officers or agents of the corporation reports or statements given such information as he or she may desire with respect to any and all financial transactions of the corporation; and

     (g) He or she shall perform in general all duties incident to the office of treasurer and such other duties as are given to him or her by these Bylaws or as from time to time may be assigned to him or her by the Board of Directors or the president.

     Section 4.12 General Manager. The Board of Directors may employ and appoint a general manager who may, or may not, be one of the officers or directors of the corporation. The general manager, if any shall have the following powers and duties:

     (a) He or she shall be the chief executive officer of the corporation and, subject to the directions of the Board of Directors, shall have general charge of the business affairs and property of the corporation and general supervision over its officers, employees, and agents:

     (b) He or she shall be charged with the exclusive management of the business of the corporation and of all of its dealings, but at all times subject to the control of the Board of Directors;

     (c) Subject to the approval of the Board of Directors or the executive committee, if any, he or she shall employ all employees of the corporation, or delegate such employment to subordinate officers, and shall have authority to discharge any person so employed; and

     (d) He or she shall make a report to the president and directors as often as required, setting forth the results of the operations under his or her charge, together with suggestions looking toward improvement and betterment of the condition of the corporation, and shall perform such other duties as the Board of Directors may require.

     Section 4.13 Salaries. The salaries and other compensation of the officers of the corporation shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any person or group of persons the power to fix the salaries or other compensation of any subordinate officers or agents appointed in accordance with the provisions of
Section 4.03 hereof. No officer shall be prevented from receiving any such salary or compensation by reason of the fact that he or she is also a director of the corporation.

     Section 4.14 Surety Bonds. In case the Board of Directors shall so require, any officer or agent of the corporation shall execute to the corporation a bond in such sums and with such surety or sureties as the Board of Directors may direct, conditioned upon the faithful performance of his or her duties to the corporation, including responsibility for negligence and for the accounting of all property, monies, or securities of the corporation which may come into his or her hands.

                            ARTICLE V
          EXECUTION OF INSTRUMENTS, BORROWING OF MONEY,
                  AND DEPOSIT OF CORPORATE FUNDS

     Section 5.01 Execution of Instruments. Subject to any limitation contained in the Articles of Incorporation or these Bylaws, the president or any vice president or the general manager, if any, may, in the name and on behalf of the corporation, execute and deliver any contract or other instrument authorized in writing by the Board of Directors. The Board of Directors may, subject to any limitation contained in the Articles of Incorporation or in these Bylaws, authorize in writing any officer or agent to execute and delivery any contract or other instrument in the name and on behalf of the corporation; any such authorization may be general or confined to specific instances.

     Section 5.02 Loans. No loans or advances shall be contracted on behalf of the corporation, no negotiable paper or other evidence of its obligation under any loan or advance shall be issued in its name, and no property of the corporation shall be mortgaged, pledged, hypothecated, transferred, or conveyed as security for the payment of any loan, advance, indebtedness, or liability of the corporation, unless and except as authorized by the Board of Directors. Any such authorization may be general or confined to specific instances.

     Section 5.03 Deposits. All monies of the corporation not otherwise employed shall be deposited from time to time to its credit in such banks and or trust companies or with such bankers or other depositories as the Board of Directors may select, or as from time to time may be selected by any officer or agent authorized to do so by the Board of Directors.

     Section 5.04 Checks, Drafts, Etc. All notes, drafts, acceptances, checks, endorsements, and, subject to the provisions of these Bylaws, evidences of indebtedness of the corporation, shall be signed by such officer or officers or such agent or agents of the corporation and in such manner as the Board of Directors from time to time may determine. Endorsements for deposit to the credit of the corporation in any of its duly authorized depositories shall be in such manner as the Board of Directors from time to time may determine.

     Section 5.05 Bonds and Debentures. Every bond or debenture issued by the corporation shall be evidenced by an appropriate instrument which shall be signed by the president or a vice president and by the secretary and sealed with the seal of the corporation. The seal may be a facsimile, engraved or printed. Where such bond or debenture is authenticated with the manual signature of an authorized officer of the corporation or other trustee designated by the indenture of trust or other agreement under which such security is issued, the signature of any of the corporation's officers named thereon may be a facsimile. In case any officer who signed, or whose facsimile signature has been used on any such bond or debenture, should cease to be an officer of the corporation for any reason before the same has been delivered by the corporation, such bond or debenture may nevertheless be adopted by the corporation and issued and delivered as through the person who signed it or whose facsimile signature has been used thereon had not ceased to be such officer.

     Section 5.06 Sale, Transfer, Etc. of Securities. Sales, transfers, endorsements, and assignments of stocks, bonds, and other securities owned by or standing in the name of the corporation, and the execution and delivery on behalf of the corporation of any and all instruments in writing incident to any such sale, transfer, endorsement, or assignment, shall be effected by the president, or by any vice president, together with the secretary, or by any officer or agent thereunto authorized by the Board of Directors.

     Section 5.07 Proxies. Proxies to vote with respect to shares of other corporations owned by or standing in the name of the corporation shall be executed and delivered on behalf of the corporation by the president or any vice president and the secretary or assistant secretary of the corporation, or by any officer or agent thereunder authorized by the Board of Directors.

                            ARTICLE VI
                          CAPITAL SHARES

     Section 6.01 Share Certificates. Every holder of shares in the corporation shall be entitled to have a certificate, signed by the president or any vice president and the secretary or assistant secretary, and sealed with the seal (which may be a facsimile, engraved or printed) of the corporation, certifying the number and kind, class or series of shares owned by him or her in the corporation; provided, however, that where such a certificate is countersigned by (a) a transfer agent or an assistant transfer agent, or (b) registered by a registrar, the signature of any such president, vice president, secretary, or assistant secretary may be a facsimile. In case any officer who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate, shall cease to be such officer of the corporation, for any reason, before the delivery of such certificate by the corporation, such certificate may nevertheless be adopted by the corporation and be issued and delivered as though the person who signed it, or whose facsimile signature or signatures shall have been used thereon, has not ceased to be such officer. Certificates representing shares of the corporation shall be in such form as provided by the statutes of the state of incorporation. There shall be entered on the share books of the corporation at the time of issuance of each share, the number of the certificate issued, the name and address of the person owning the shares represented thereby, the number and kind, class or series of such shares, and the date of issuance thereof. Every certificate exchanged or returned to the corporation shall be marked "Canceled" with the date of cancellation.

     Section 6.02 Transfer of Shares. Transfers of shares of the corporation shall be made on the books of the corporation by the holder of record thereof, or by his or her attorney thereunto duly authorized by a power of attorney duly executed in writing and filed with the secretary of the corporation or any of its transfer agents, and on surrender of the certificate or certificates, properly endorsed or accompanied by proper instruments of transfer, representing such shares. Except as provided by law, the corporation and transfer agents and registrars, if any, shall be entitled to treat the holder of record of any stock as the absolute owner thereof for all purposes, and accordingly, shall not be bound to recognize any legal, equitable, or other claim to or interest in such shares on the part of any other person whether or not it or they shall have express or other notice thereof.

     Section 6.03 Regulations. Subject to the provisions of this Article VI and of the Articles of Incorporation, the Board of Directors may make such rules and regulations as they may deem expedient concerning the issuance, transfer, redemption, and registration of certificates for shares of the corporation.

     Section 6.04 Maintenance of Stock Ledger at Principal Place of Business. A share book (or books where more than one kind, class, or series of stock is outstanding) shall be kept at the principal place of business of the corporation, or at such other place as the Board of Directors shall determine, containing the names, alphabetically arranged, of original shareholders of the corporation, their addresses, their interest, the amount paid on their shares, and all transfers thereof and the number and class of shares held by each. Such share books shall at all reasonable hours be subject to inspection by persons entitled by law to inspect the same.

     Section 6.05 Transfer Agents and Registrars. The Board of Directors may appoint one or more transfer agents and one or more registrars with respect to the certificates representing shares of the corporation, and may require all such certificates to bear the signature of either or both. The Board of Directors may from time to time define the respective duties of such transfer agents and registrars. No certificate for shares shall be valid until countersigned by a transfer agent, if at the date appearing thereon the corporation had a transfer agent for such shares, and until registered by a registrar, if at such date the corporation had a registrar for such shares.

     Section 6.06  Closing of Transfer Books and Fixing of Record Date.

     (a) The Board of Directors shall have power to close the share books of the corporation for a period of not to exceed 50 days preceding the date of any meeting of shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or capital shares shall go into effect, or a date in connection with obtaining the consent of shareholders for any purpose.

     (b) In lieu of closing the share transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding 50 days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital shares shall go into effect, or a date in connection with obtaining any such consent, as a record date for the determination of the shareholders entitled to a notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent.

     (c) If the share transfer books shall be closed or a record date set for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for, or such record date shall be, at least ten (10) days immediately preceding such meeting.

     Section 6.07 Lost or Destroyed Certificates. The corporation may issue a new certificate for shares of the corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate or his or her legal representatives, to give the corporation a bond in such form and amount as the Board of Directors may direct, and with such surety or sureties as may be satisfactory to the board, to indemnify the corporation and its transfer agents and registrars, if any, against any claims that may be made against it or any such transfer agent or registrar on account of the issuance of such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper to do so.

     Section 6.08 No Limitation on Voting Rights; Limitation on Dissenter's Rights. To the extent permissible under the applicable law of any jurisdiction to which the corporation may become subject by reason of the conduct of business, the ownership of assets, the residence of shareholders, the location of offices or facilities, or any other item, the corporation elects not to be governed by the provisions of any statute that (i) limits, restricts, modified, suspends, terminates, or otherwise affects the rights of any shareholder to cast one vote for each share of common stock registered in the name of such shareholder on the books of the corporation, without regard to whether such shares were acquired directly from the corporation or from any other person and without regard to whether such shareholder has the power to exercise or direct the exercise of voting power over any specific fraction of the shares of common stock of the corporation issued and outstanding or (ii) grants to any shareholder the right to have his or her stock redeemed or purchased by the corporation or any other shareholder on the acquisition by any person or group of persons of shares of the corporation. In particular, to the extent permitted under the laws of the state of incorporation, the corporation elects not to be governed by any such provision, including the provisions of the Nevada Control Share Acquisitions Act, Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, or any statute of similar effect or tenor.

                           ARTICLE VII
             EXECUTIVE COMMITTEE AND OTHER COMMITTEES

     Section 7.01 How Constituted. The Board of Directors may designate an executive committee and such other committees as the Board of Directors may deem appropriate, each of which committees shall consist of two or more directors. Members of the executive committee and of any such other committees shall be designated annually at the annual meeting of the Board of

Directors; provided, however, that at any time the Board of Directors may abolish or reconstitute the executive committee or any other committee. Each member of the executive committee and of any other committee shall hold office until his or her successor shall have been designated or until his or her resignation or removal in the manner provided in these Bylaws.

     Section 7.02 Powers. During the intervals between meetings of the Board of Directors, the executive committee shall have and may exercise all powers of the Board of Directors in the management of the business and affairs of the corporation, except for the power to fill vacancies in the Board of Directors or to amend these Bylaws, and except for such powers as by law may not be delegated by the Board of Directors to an executive committee.

     Section 7.03 Proceedings. The executive committee, and such other committees as may be designated hereunder by the Board of Directors, may fix its own presiding and recording officer or officers, and may meet at such place or places, at such time or times and on such notice (or without notice) as it shall determine from time to time. It will keep a record of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following.

     Section 7.04 Quorum and Manner of Acting. At all meeting of the executive committee, and of such other committees as may be designated hereunder by the Board of Directors, the presence of members constituting a majority of the total authorized membership of the committee shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of such committee. The members of the executive committee, and of such other committees as may be designated hereunder by the Board of Directors, shall act only as a committee and the individual members thereof shall have no powers as such.

     Section 7.05 Resignations. Any member of the executive committee, and of such other committees as may be designated hereunder by the Board of Directors, may resign at any time by delivering a written resignation to either the president, the secretary, or assistant secretary, or to the presiding officer of the committee of which he or she is a member, if any shall have been appointed and shall be in office. Unless otherwise specified herein, such resignation shall take effect on delivery.

     Section 7.06 Removal. The Board of Directors may at any time remove any member of the executive committee or of any other committee designated by it hereunder either for or without cause.

     Section 7.07 Vacancies. If any vacancies shall occur in the executive committee or of any other committee designated by the Board of Directors hereunder, by reason of disqualification, death, resignation, removal, or otherwise, the remaining members shall, until the filling of such vacancy, constitute the then total authorized membership of the committee and, provided that two or more members are remaining, continue to act. Such vacancy may be filled at any meeting of the Board of Directors.

     Section 7.08 Compensation. The Board of Directors may allow a fixed sum and expenses of attendance to any member of the executive committee, or of any other committee designated by it hereunder, who is not an active salaried employee of the corporation for attendance at each meeting of said committee.

                           ARTICLE VIII
                 INDEMNIFICATION, INSURANCE, AND
                  OFFICER AND DIRECTOR CONTRACTS

     Section 8.01 Indemnification: Third Party Actions. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

     Section 8.02 Indemnification: Corporate Actions. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 8.03 Determination. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 8.01 and 8.02 hereof, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Sections 8.01 and 8.02 hereof, shall be made by the corporation upon a determination that indemnification of the officer, director, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 8.01 and 8.02 hereof. Such determination shall be made either (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or (ii) by independent legal counsel on a written opinion; or (iii) by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

     Section 8.04 General Indemnification. The indemnification provided by this Section shall not be deemed exclusive of any other indemnification granted under any provision of any statute, in the corporation's Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs and legal representatives of such a person.

     Section 8.05 Advances. Expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in this Section may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon a majority vote of a quorum of the Board of Directors and upon receipt of an undertaking by or on behalf of the director, officers, employee, or agent to repay such amount or amounts unless if it is ultimately determined that he or she is to indemnified by the corporation as authorized by this Section.

     Section 8.06 Scope of Indemnification. The indemnification authorized by this Section shall apply to all present and future directors, officers, employees, and agents of the corporation and shall continue as to such persons who cease to be directors, officers, employees, or agents of the corporation, and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification permitted by law.
     8.07. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against any such liability and under the laws of the state of incorporation, as the same may hereafter be amended or modified.

                            ARTICLE IX
                           FISCAL YEAR

     The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                            ARTICLE X
                            DIVIDENDS

     The Board of Directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by the Articles of Incorporation and these Bylaws.

                            ARTICLE XI
                            AMENDMENTS

     All Bylaws of the corporation, whether adopted by the Board of Directors or the shareholders, shall be subject to amendment, alteration, or repeal, and new Bylaws may be made, except that:

     (a) No Bylaws adopted or amended by the shareholders shall be altered or repealed by the Board of Directors.

     (b) No Bylaws shall be adopted by the Board of Directors which shall require more than a majority of the voting shares for a quorum at a meeting of shareholders, or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; provided, however that (i) if any Bylaw regulating an impending election of directors is adopted or amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors, the Bylaws so adopted or amended or repealed, together with a concise statement of the changes made; and (ii) no amendment, alteration or repeal of this Article XI shall be made except by the shareholders.

                     CERTIFICATE OF SECRETARY

     The undersigned does hereby certify that he or she is the secretary of VidRev Technologies, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Nevada; that the above and foregoing Bylaws of said corporation were duly and regularly adopted as such by the Board of Directors of the corporation at a meeting of the Board of Directors, which was duly and regularly held on the ___ day of ________, 2005, and that the above and foregoing Bylaws are now in full force and effect.

     DATED THIS ____ day of ___________, 2005.



                                   _________________________________
                                   _____________________, Secretary

                             ANNEX D

                    VIDREV TECHNOLOGIES, INC.
                      2005 STOCK OPTION PLAN

 I.  ESTABLISHMENT OF PLAN; DEFINITIONS

          1. Purpose. The purpose of this Vidrev Technologies, Inc. 2005 Stock Option Plan is to provide an incentive to key Employees and non-Employee Directors of, and Consultants and other independent advisors to, Vidrev Technologies, Inc., a Nevada corporation (the "Company") or any of its Affiliates, who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the welfare of the Company and its Affiliates and to aid in attracting and retaining Employees, Directors and Consultants of outstanding ability.

          2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean any "subsidiary" (as defined in Section 424(f) of the Code) or "parent" (as defined in Section 424(e) of the
     Code) of the Company.

          "Board" shall mean the Board of Directors of the Company.

          "Cause" shall mean (i) for a Grantee who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement provides for a definition of "Cause" therein, "Cause" shall have the same meaning as provided for in such agreement, or (ii) for a Grantee who is not a party to such an agreement, "Cause" shall mean repeated failure to properly perform assigned duties (after written notice of at least one such failure had previously been communicated to the Grantee by the Company), gross negligence, commission of a felony or any act materially injurious to the Company or an Affiliate involving dishonesty or breach of any duty of confidentiality or loyalty.

          "Change of Control" shall mean (i) for a Grantee who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement provides for a definition of "Change of Control" therein, "Change of Control" shall have the same meaning as provided for in such agreement, or (ii) for a Grantee who is not a party to such an agreement, "Change of Control" shall mean the satisfaction of any one or more of the following conditions (and the "Change of Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

               (a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, "Person"), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities;

               (b) The Company's stockholders approve a merger, consolidation or other business combination (a "Business Combination") other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;

               (c) The Company's stockholders approve either (i) an agreement for the sale or disposition of all or substantially all of the Company's assets to any entity that is not an Affiliate, or (ii) a plan of complete liquidation of the Company; or

               (d) The persons who were members of the Board immediately before a tender offer by any Person other than the Company or an Affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions.

          "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
          "Committee" shall mean a committee designated by the Board which committee shall administer the Plan as set forth in Section 4 of this
     Article I of the Plan; provided, however, that if no such committee shall be so designated, the Board shall serve as the Committee.

          "Company" shall mean Vidrev Technologies, Inc., a Nevada corporation.

          "Consultant" shall mean any non-Employee consultant or advisor to the Company or an Affiliate who has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

          "Director" shall mean any individual who is a member of the Board and/or a member of the board of directors of an Affiliate, and who is not an Employee.

          "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, all as described in Section 22(e)(3) of the Code.

          "Employee" shall mean any employee, including officers, of the Company or an Affiliate.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean on any date, (i) if the Stock is not listed on a national securities exchange or quoted on Nasdaq, the fair market value of the Stock on that date as determined by the Board, or (ii) if the Stock is listed on a national securities exchange or is quoted on Nasdaq, the closing price reported on the composite tape for issues listed on such exchange on such date, or the closing price or the average of the closing dealer "bid" and "asked" prices for the Stock as quoted on Nasdaq, or if no trades shall have been reported for such date, on the next preceding date on which there were such trades reported; provided, however, that if no quotations shall have been made within the 10 business days immediately preceding such date, Fair Market Value shall be determined by the Board.

          "Family Member" shall mean, with respect to a Grantee, any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant of the Grantee), a trust in which such persons have more than 50% of the beneficial interest, a foundation in which such persons (or the Grantee) control the management of assets and any other entity in which such persons (or the Grantee) own more than 50% of the voting interests.

          "Grantee" shall mean an Employee, Director or Consultant who has been granted a Stock Option under the Plan.

          "Incentive Stock Option" shall mean a Stock Option granted to an Employee pursuant to the Incentive Stock Option provisions set forth in
     Article II of the Plan.

          "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotation System.

          "Non-Qualified Stock Option" shall mean a Stock Option granted to an Employee, Director or Consultant pursuant to the Non-Qualified Stock Option provisions set forth in Article III of the Plan.

          "Option Period" shall mean the term of a Stock Option as fixed by the Committee.

          "Plan" shall mean this Vidrev Technologies, Inc. 2005 Stock Option Plan as set forth herein and as amended from time to time.

          "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities Exchange Commission under Section 16, or any successor rule.

          "Section 16" shall mean Section 16 of the Exchange Act or any successor statute.

          "Shares" shall mean shares of Stock.

          "Stock" shall mean authorized but unissued shares of the common stock of the Company, par value $0.001 per share, or reacquired shares of the Company's common stock.

          "Stock Option" shall mean an option, which shall include a Non-Qualified Stock Option and/or Incentive Stock Option, granted pursuant to the Plan to purchase shares of Stock.

          "Stock Option Agreement" shall mean the written instrument evidencing the grant of one or more Stock Options under the Plan and which shall contain the terms and conditions applicable to such grant.

          "Ten Percent Shareholder" shall mean an Employee who at the time an Incentive Stock Option is granted thereto owns stock possessing more than 10% of the total combined voting power of all stock of the Company or of any of its Affiliates.

          3. Shares Subject to the Plan. There are hereby reserved for issuance under the Plan 2,500,000 Shares; provided, however, that commencing as of January 1, 2006, should the total number of shares of common stock of the Company that is issued and outstanding increase, such maximum number of shares reserved for issuance under the Plan shall be automatically increased as of the next succeeding January 1, to ensure that the number of shares of common stock reserved for issuance under the Plan is always equal to 10% of the total number of issued and outstanding shares of common stock of the Company. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of Shares as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of new Stock Options hereunder. No Employee may receive one or more Stock Options in any calendar year for the purchase of more than 500,000 Shares. The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options to constitute "performance-based" compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Shares, to the extent required under Section 162(m) of the Code, any shares subject to Options that are canceled or repriced.

          4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to determine the eligibility of Employees, Directors and Consultants to participate in the Plan, to grant Stock Options under the Plan and to determine whether Stock Options granted under the Plan to Employees shall be Non-Qualified Stock Options or Incentive Stock Options, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Stock Option Agreements and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and in the sole discretion of the Committee. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Grantees and all person(s) claiming under or through any Grantees.

          There shall be 2 Committees under the Plan. Solely for the purpose of Stock Options granted under the Plan to (a) Employees and Directors who are subject to Section 16, and/or (b) Employees who are "covered employees" within the meaning of Section 162(m)(3) of the Code, a special Committee comprised solely of 2 or more individuals who are both (i) "non-employee directors" (as such term is defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act), and (ii) "outside directors" (as such term is defined in Treasury Regulation 1.162-27(e)(3), shall administer the Plan to satisfy the applicable requirements of Treasury Regulation 1.162-27(e)(2)(vi) and Rule 16b-3 with respect to such Employees and Directors. For all other purposes of the Plan, the regular Committee shall administer the Plan.

          Notwithstanding anything contained in this Section 4 to the contrary, no member of the Committee shall have the authority to render any decision with respect to his or her participation in or entitlement to benefits under the Plan.

          5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided, however, that no such action shall adversely affect the right of any Grantee under any Stock Option previously granted thereto hereunder.

          6. Effective Date of Plan. The Plan shall become effective on_________ 2005, subject to the approval by the shareholders of the Company.

 II. INCENTIVE STOCK OPTION PROVISIONS

          1.   Granting of Incentive Stock Options.

               (a)  Solely Employees shall be eligible to receive
     Incentive Stock Options under the Plan.

               (b) When granting an Incentive Stock Option, the Committee shall determine the purchase price of the Stock subject thereto, provided that the purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; and, provided, further, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

               (c) No Incentive Stock Option shall be exercisable more than 10 years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than 5 years from the date the Incentive Stock Option was granted.

               (d) The Committee shall determine and shall designate from time to time those Employees who are to be granted Incentive Stock Options and shall specify the number of shares of Stock subject to each Incentive Stock Option.

               (e) Notwithstanding any other provision hereof, the aggregate Fair Market Value (determined at the time of grant) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all such plans of the Company and its Affiliates) shall not exceed $100,000.

               (f) The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, shall specify the installment dates, and, within the limitations herein provided, shall determine the total period during which the Incentive Stock Option shall be exercisable. Further, the Committee may make such other provisions as may be generally acceptable or desirable in the opinion of the Committee or necessary to qualify the grants of Incentive Stock Options under the requirements of
     Section 422 of the Code.
               (g)  The Committee may grant at any time new Incentive
     Stock Options to an Employee who has previously received Incentive Stock Options or other Stock Options, whether such prior Incentive Stock Options or other Stock Options are then outstanding, have previously been exercised in whole or in part or are canceled in connection with the issuance of new Incentive Stock Options.

          2. Exercise of Incentive Stock Options. The purchase price of Stock subject to an Incentive Stock Option shall be payable upon its exercise in cash or by certified check, bank draft or postal or express money order. In addition, the Committee, in its discretion, may permit a Grantee to make partial or full payment of the purchase price by utilization of a "cashless exercise" or any other method made available by the Committee.

          3. Termination of Employment. Except as provided otherwise in the applicable Stock Option Agreement (in which case the provisions of the Stock Option Agreement shall control over the provisions of this Section 3):

               (a) Except as provided in paragraphs (b) and (c) below, if a Grantee's employment with the Company or Affiliate is terminated other than by the Company or Affiliate for Cause, only those Incentive Stock Options held by the Grantee which were immediately exercisable at the termination of the Grantee's employment shall be exercisable by the Grantee following the termination of the Grantee's employment. Such Incentive Stock Options must be exercised within 30 days following such termination of employment (but in no event after expiration of the Option Period) or they shall be forfeited.

               (b) Notwithstanding anything to the contrary contained in paragraph (a) above, if a Grantee's employment with the Company or Affiliate is terminated by the Company or Affiliate for Cause, all then outstanding Incentive Stock Options held by the Grantee shall expire immediately and such Incentive Stock Options shall not be exercisable after the termination of the Grantee's employment.

               (c) Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above, if a Grantee's employment with the Company or an Affiliate is terminated on account of the Grantee's death or Disability, only those Incentive Stock Options held by the Grantee which were immediately exercisable at the date of the Grantee's death or Disability, as applicable, shall be exercisable by the Grantee, the representative of the Grantee's estate or the Grantee's beneficiaries to whom the Incentive Stock Options have been transferred. Such Incentive Stock Options must be exercised by the earlier of (i) 6 months from the date of the Grantee's death or Disability, as applicable, or (ii) the expiration of the Option Period, or they shall be forfeited.

          4. Failure to Satisfy ISO Requirements. Any Incentive Stock Option granted to an Employee under the Plan which does not satisfy the applicable requirements of Section 422 of the Code shall thereupon automatically, to the extent of such failure, be deemed to be a Non-Qualified Stock Option for all purposes of the Plan.

 III.     NON-QUALIFIED STOCK OPTION PROVISIONS.

          1.   Granting of Non-Qualified Stock Options.

               (a) Employees, Directors and Consultants shall be eligible to receive Non-Qualified Stock Options under the Plan.

               (b) The Committee shall determine and shall designate from time to time those Employees, Directors and/or Consultants who are to be granted Non-Qualified Stock Options and shall specify the number of shares of Stock subject to each Non-Qualified Stock Option.

               (c) The Committee may grant at any time new Non-Qualified Stock Options to an Employee, Director or Consultant who has previously received Non-Qualified Stock Options or other Stock Options, whether such prior Non-Qualified Stock Options or other Stock Options are then outstanding, have previously been exercised in whole or in part or are canceled in connection with the issuance of new Non-Qualified Stock Options.

               (d) When granting a Non-Qualified Stock Option, the Committee shall determine the purchase price of the Stock subject thereto.

               (e) The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option shall be exercisable. Further, the Committee may make such other provisions as may be generally acceptable or desirable in the opinion of the Committee.

          2. Exercise of Non-Qualified Stock Options. The purchase price of Stock subject to a Non-Qualified Stock Option shall be payable upon its exercise in cash or by certified check, bank draft or postal or express money order. In addition, the Committee, in its discretion, may permit a Grantee to make partial or full payment of the purchase price by utilization of a "cashless exercise" or any other method made available by the Committee.

          3. Termination of Employment, Director Status or Consulting Engagement. Except as provided otherwise in the applicable Stock Option Agreement (in which case the provisions of the Stock Option Agreement shall control over the provisions of this Section 3):

               (a) Except as provided in paragraphs (b) and (c) below, if the employment with the Company or an Affiliate of a Grantee who is an Employee is terminated other than by the Company or Affiliate for Cause, only those Non-Qualified Stock Options held by the Grantee which were immediately exercisable at the termination of the Grantee's employment shall be exercisable by the Grantee following the termination of the Grantee's employment. Such Non-Qualified Stock Options must be exercised within 30 days following such termination of employment (but in no event after expiration of the Option Period) or they shall be forfeited.

               (b) Notwithstanding anything to the contrary contained in paragraph (a) above, if the employment with the Company or an Affiliate of a Grantee who is an Employee is terminated by the Company or Affiliate for Cause, all then outstanding Non-Qualified Stock Options held by the Grantee shall expire immediately and such Non-Qualified Stock Options shall not be exercisable after the termination of the Grantee's employment.

               (c) Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above, if the employment with the Company or an Affiliate of a Grantee who is an Employee is terminated on account of the Grantee's death or Disability, only those Stock Options held by the Grantee which were immediately exercisable at the date of the Grantee's death or Disability, as applicable, shall be exercisable by the Grantee, the representative of the Grantee's estate or the Grantee's beneficiaries to whom the Non-Qualified Stock Options have been transferred. Such Non-Qualified Stock Options must be exercised by the earlier of (i) 6 months from the date of the Grantee's death or Disability, as applicable, or (ii) the expiration of the Option Period, or they shall be forfeited.

               (d) If a Grantee's status as a Director or engagement as a Consultant shall terminate other than by the Company or Affiliate for Cause, without such Grantee thereupon becoming an Employee, only those Non-Qualified Stock Options held by the Grantee which were immediately exercisable at the termination of the Grantee's status as a Director or engagement as a Consultant, as applicable, shall be exercisable by the

     Grantee following such termination. Such Non-Qualified Stock Options must be exercised within 30 days after such termination (but in no event after expiration of the Option Period) or they shall be forfeited. Notwithstanding the foregoing, if a Grantee's status as a Director or engagement as a Consultant shall terminate for Cause, all then outstanding Non-Qualified Stock Options held by the Grantee shall expire immediately and such Non-Qualified Stock Options shall not be exercisable after the termination of the Grantee's status as a Director or engagement as a Consultant.

 IV. GENERAL PROVISIONS.

          1.   Recapitalization Adjustments.

               (a) In the event of any change in capitalization affecting the Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Stock, the Board shall authorize and make such proportionate adjustments, if any, as the Board shall deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of Stock for which Stock Options in respect thereof may be granted under the Plan, the number of shares of Stock covered by each outstanding Stock Option, and the purchase price per share of Stock in respect of outstanding Stock Options.

               (b) Any provision hereof to the contrary notwithstanding, in the event the Company is a party to a merger or other reorganization, the Board shall determine the treatment of outstanding Stock Options, which treatment may include the assumption of outstanding Stock Options by the surviving company or its parent, their continuation by the Company (if the Company is the surviving company), accelerated vesting and/or accelerated expiration or settlement in cash.

          2.   General.

               (a) Each Stock Option shall be evidenced by a Stock Option Agreement.

               (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained as an Employee, Director or Consultant, and all Grantees shall remain subject to discharge or removal to the same extent as if the Plan were not in effect.

               (c) No Grantee, and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Company, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option, except as set forth herein.

               (d) No Stock Option shall or may be sold, exchanged, assigned, pledged, encumbered, or otherwise hypothecated or disposed of except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee's lifetime solely by the Grantee or his conservator. Notwithstanding the immediately preceding sentence, a Non-Qualified Stock Option may be transferred by the Grantee as an inter vivos gift to a Family Member.

               (e) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company's obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

                    (i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

                    (ii) The obtaining of any other consent, approval or
               permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

                    (iii) Each stock certificate issued pursuant to a Stock Option shall bear such legends which the Company shall determine, in its absolute discretion, are necessary or advisable, or which in the opinion of counsel to the Company are required under applicable federal or state securities laws.

               (f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property or other statutes or regulations of the United States or of any state having jurisdiction thereover. If the Grantee is an Employee, the Grantee may be required to pay to the Company the amount of any withholding taxes which the Committee, in its sole discretion, deems necessary to be withheld in order to comply with any applicable statutes or regulations with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment or settlement of any kind otherwise due to such person, all or part of the amount required to be withheld. The Company shall not be required to issue Stock pursuant to the exercise of a Stock Option until such applicable obligations, if any, shall have been satisfied.

               (g) The Company shall issue any Stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness following such exercise.

               (h) The Plan and the grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, the applicable laws of Nevada.

               (i) Should the participation of any Employee or Director in the Plan be subject to Section 16, it is the express intent of the Company that the Plan and the Stock Options granted under the Plan satisfy and be interpreted in a manner to achieve the result that the applicable requirements of Rule 16b-3 shall be satisfied with respect to such Employees and Directors, with the result that such Employees and Directors shall be entitled to the benefits of Rule 16b-3 or other applicable exemptive rules under Section 16. If any provision of the Plan or of any Stock Option would otherwise frustrate or conflict with the intent of the Company set forth in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, the provision shall, solely with respect to Employees and Directors subject to Section 16, be deemed void.

               (j) It is the express intention of the Company that the Plan and the Stock Options granted under the Plan to Employees subject to the restrictions contained in Section 162(m) of the Code satisfy and be interpreted in a manner to achieve the result that the grant of such Stock Options shall constitute "performance-based compensation" for purposes of Section 162(m) of the Code. If any provision of the Plan or of any Stock Option would otherwise frustrate or conflict with the intent of the Company set forth in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and to the extent of any remaining irreconcilable conflict with such intent, the provision shall, solely with respect to Employees subject to the restrictions contained in
     Section 162(m) of the Code, be deemed void.

                            ANNEX E

                   RIGHTS OF DISSENTING OWNERS


      NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
      (Added to NRS by 1995, 2086)

      NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
      (Added to NRS by 1995, 2087)

      NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.
      (Added to NRS by 1995, 2087)

      NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
      (Added to NRS by 1995, 2087; A 1999, 1631)

      NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
      (Added to NRS by 1995, 2087)

      NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
      (Added to NRS by 1995, 2087)
      NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
      (Added to NRS by 1995, 2087)

      NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
      (Added to NRS by 1995, 2087)

      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
      (Added to NRS by 1995, 2087)

      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
      (Added to NRS by 1995, 2088)

      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
      (Added to NRS by 1995, 2088)

      NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

      1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
      (Added to NRS by 1995, 2088)

      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

         (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

             (1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

        (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

        (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
      (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

      NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                   (I) The surviving or acquiring entity; or

                   (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
(b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
      (Added to NRS by 1995, 2088)

      NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

      2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

        (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

        (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
      (Added to NRS by 1995, 2089)

      NRS 92A.410 Notification of stockholders regarding right of dissent.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

      2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
      (Added to NRS by 1995, 2089; A 1997, 730)

      NRS 92A.420 Prerequisites to demand for payment for shares.
      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

        (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) Must not vote his shares in favor of the proposed action.

      2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2089; 1999, 1631)

      NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

      1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

      2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

        (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

        (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

        (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

      NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

      1.  A stockholder to whom a dissenter's notice is sent must:

        (a) Demand payment;

        (b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

        (c) Deposit his certificates, if any, in accordance with the terms of the notice.

      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
      (Added to NRS by 1995, 2090)

      NRS 92A.460 Payment for shares: General requirements.

      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

        (a) Of the county where the corporation's registered office is located; or

        (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

      2.  The payment must be accompanied by:

        (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

        (b) A statement of the subject corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

        (e) A copy of NRS 92A.300 to 92A.500, inclusive.
        (Added to NRS by 1995, 2090)

      NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
      (Added to NRS by 1995, 2091)

      NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
      (Added to NRS by 1995, 2091)

      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
        (Added to NRS by 1995, 2091)

      NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

        (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
      5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
     (Added to NRS by 1995, 2092)

                            ANNEX F


               APPRAISAL RIGHTS PROVISIONS OF THE
                FLORIDA BUSINESS CORPORATION ACT
                  (effective October 1, 2003)

607.1301       APPRAISAL RIGHTS; DEFINITIONS.
               ------------------------------

The following definitions apply to SS. 607.1302 to 607.1333:

      (1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of
S. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

      (2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

      (3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in SS. 607.1322 to 607.1333, includes the surviving entity in a merger.

      (4) "Fair value" means the value of the corporation's shares determined:

         (a) Immediately before the effectuation of the corporate action to which the shareholder objects.

         (b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

      (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

      (6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

      (7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

      (8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

      (9) "Shareholder" means both a record shareholder and a beneficial shareholder.

607.1302       RIGHT OF SHAREHOLDERS TO APPRAISAL.
               -----------------------------------

      (1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

            (a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by S. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by S. 607.1104;

            (b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

            (c)  Consummation of a disposition of assets pursuant to S.
          607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

            (d) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

            (e) With regard to shares issued prior to October 1, 2003, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

               1. Altering or abolishing any preemptive rights attached to any of his or her shares;

               2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized or any existing or new class or series of shares;

               3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

               4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

               5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

               6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

               7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

      (2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c) and (d) shall be limited in accordance with the following provisions:

          (a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

               1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

               2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series has a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares.

            (b) The applicability of paragraph (2)(a) shall be determined as of:

               1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

               2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

            (c) Paragraph (2)(a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (2)(a) at the time the corporate action becomes effective.

            (d) Paragraph (2)(a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

               1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

                    a.  Is, or at any time in the 1-year period
                    immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1-year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

                    b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

               2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

                    a. Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

                    b. Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in
                    S. 607.0832; or

                    c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

            (e) For the purposes of paragraph (2)(d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

     (3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

      (4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

          (a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

          (b) Was procured as a result of fraud or material misrepresentation.

607.1303       ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.
               ------------------------------------------------------
      (1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

      (2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in S. 607.1322(2)(b)(2).

          (b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320       NOTICE OF APPRAISAL RIGHTS.
               ---------------------------

      (1) If proposed corporate action described in S. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of SS. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

      (2) In a merger pursuant to S. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section S. 607.1322.
      (3) If the proposed corporate action described in S. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in S. 607.1320(1) must be sent to all shareholders at the time that consents are first solicited pursuant to S. 607.0704, whether or not consents are solicited from all shareholders and include the materials described in S. 607.1322.

607.1321       NOTICE OF INTENT TO DEMAND PAYMENT.
               -----------------------------------

      (1)      If proposed corporate action requiring appraisal rights under
S. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under S. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to S. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

          (b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322       APPRAISAL NOTICE AND FORM.
               --------------------------

      (1)      If proposed corporate action requiring appraisal rights under
S. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of S. 607.1321. In the case of a merger under S. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

      (2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

          (a) Supply a form that specifies the date that the corporate action became effective and provides for the shareholder to state:

               1.      The shareholder's name and address.

               2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

               3. That the shareholder did not vote for the transaction.

               4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (2)(b)4.

               5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

               (b)      State:
               1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (2)(b)2.

               2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

               3. The corporation's estimate of the fair value of the shares.

               4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph (2)(b)3.

               5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within ten days after the date specified in subparagraph (2)(b)2, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

               6.      The date by which the notice to withdraw under S.
               607.1323 must be received, which date must be within 20 days after the date specified in subparagraph (2)(b)2.

               (c)      Be accompanied by:

               1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

               2.      A copy of SS. 607.1301   607.1333.

607.1323       PERFECTION OF RIGHTS; RIGHT TO WITHDRAW.
               ----------------------------------------

      (1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to S. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to S. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

      (2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to S. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.
      (3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection
(2), shall not be entitled to payment under this chapter.

607.1324       SHAREHOLDER'S ACCEPTANCE OF CORPORATION'S OFFER.
               ------------------------------------------------

      (1) If the shareholder states on the form provided in S. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

      (2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326       PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH OFFER.
               ----------------------------------------------------

      (1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to S. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to S. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

      (2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the time frame set forth in S. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to S. 607.1322(2)(b)4.

607.1331       COURT COSTS AND COUNSEL FEES.
               -----------------------------

      (1) The court in an appraisal proceeding [commenced under S. 607.1330] shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

               (a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with SS. 607.1320 and 607.1322; or

           (b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

      (1) Senate Bill No. 1534, filed on January 20, 2004, is pending before the Florida legislature, which includes an amendment to
Section 607.1331 deleting the language between the brackets.

      (4) To the extent the corporation fails to make a required payment pursuant to S. 607.1324 the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332       DISPOSITION OF ACQUIRED SHARES.
               -------------------------------

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333       LIMITATION ON CORPORATE PAYMENT.
               --------------------------------

      (1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of S. 607.06401. In such event, the shareholder shall, at the shareholder's option:

               (a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

               (b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

      (2)      The shareholder shall exercise the option under paragraph
(1)(a) or (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Item 20.  Indemnification of Directors and Officers.

     Section 78.7502(1) of the Nevada Revised Statutes authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     Section 78.751(1) of the NRS limits indemnification under Sections 78.7502(1) and 78.7502(2) to situations in which either (1) the stockholders,
(2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.751(2) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his corporate role.

     Kentex's Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, provide for indemnification on substantially the same terms as the NRS.

Exhibit No.  Document

2.1 Agreement and Plan of Merger dated as of December 20, 2004 by and between Kentex Petroleum, Inc. and VidRev Technologies, Inc. Attached as Annex A to the joint Information Statement/Prospectus which forms a part of this Registration Statement and incorporated herein by reference.

3.1 Form of Amended and Restated Articles of Incorporation of Kentex Petroleum, Inc. Attached as Annex B to the joint Information
Statement/Prospectus which forms a part of this Registration Statement.

3.2 Form of Amended and Restated By-Laws of Kentex Petroleum, Inc. Attached as Annex C to the joint Information Statement/Prospectus which forms a part of this Registration Statement and incorporated herein by reference.

4.1 Registration Rights Agreement by and among VidRev Technologies, Inc. and certain Investors named therein.

5.1 *Opinion of Burningham & Burningham regarding legality of securities.

10.1 License and Distribution Agreement, dated June 21, 2004 by and between TTA Technologies Limited and VidRev Technologies, Inc.

10.2 Consulting Agreement, dated November 12, 2004 by and between VidRev Technologies, Inc. and Sy Eisenberg.

10.3 Consulting Agreement, dated May 12, 2004 by and between VidRev Technologies, Inc. and Edward J. Rollins.

10.4 Employment Agreement, dated May 25, 2004 by and between VidRev Technologies, Inc. and Errol M. Gerson.

23.1 Consent of Mantyla McReynolds.

23.2 Consent of Davis, Monk & Co.

* To be filed by amendment

Item 22.  Undertakings.

     Undertakings Required by Item 512 of Regulation S-B.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Salt Lake City, Utah, on the 28th day of December, 2004.

Kentex Petroleum, Inc.

By: /s/ Sarah E. Jenson
    -------------------
    President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sarah E. Jenson
-------------------
President and Director              12/28/04


/s/ Lisa H. Howells
-------------------
Secretary and Director              12/28/04